UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

III to I Maritime Partners Cayman I, L.P.
(Exact name of registrant as specified in its charter)

Cayman Islands	98-0516465
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5580 Peterson Lane Suite 155 Dallas, Texas	75240
(Address of principal executive offices)	(Zip Code)

(972) 392-5400
(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

Securities to be registered pursuant to Section 12(g) of the Act:

Class A Limited Partner Units
(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definition of “large accelerated filer,” “accelerated filer” and “small reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer ☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

III TO I MARITIME PARTNERS CAYMAN I, L.P. AND SUBSIDIARIES

INDEX

		Page Number
	Forward-Looking Statements	3

Item 1.	Business	4

Item 1A.	Risk Factors	10

Item 2.	Financial Information	24

Item 3.	Properties	38

Item 4.	Security Ownership of Certain Beneficial Owners and Management	38

Item 5.	Directors and Executive Officers	39

Item 6.	Executive Compensation	40

Item 7.	Certain Relationships and Related Transactions, and Director Independence	41

Item 8.	Legal Proceedings	44

Item 9.	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters	44

Item 10.	Recent Sales of Unregistered Securities	44

Item 11.	Description of Registrant’s Securities to be Registered	45

Item 12.	Indemnification of Directors and Officers	68

Item 13.	Financial Statements and Supplementary Data	69

	Statement on our General Partner’s Financial Condition	69

	Report of Independent Registered Public Accounting Firm	70

	Consolidated Balance Sheets as of December 31, 2008, 2007 and 2006	71

	Consolidated Statements of Operations for the periods ended December 31, 2008, 2007 and 2006 and for the period from October 18, 2006 (inception) through December 31, 2008	72

	Consolidated Statements of Partners’ Equity for the periods ended December 31, 2008, 2007 and 2006	73

	Consolidated Statements of Cash Flows for the periods ended December 31, 2008, 2007 and 2006 and for the period from October 18, 2006 (inception) through December 31, 2008	74

	Consolidated Statements of Comprehensive Income (Loss) for the periods ended December 31, 2008, 2007 and 2006 and for the period from October 18, 2006 (inception) through December 31, 2008	75

	Notes to Consolidated Financial Statements	76

Item 14.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	91

Item 15.	Financial Statements and Exhibits	91

Forward-Looking Statements

Certain statements contained or incorporated by reference in this Form 10 including without limitation statements containing the words “believe,” “anticipate,” “attainable,” “forecast,” “will,” “may,” “expect(ation),” “envision,” “project,” “budget,” “objective,” “goal,” “target(ing),” “estimate,” “could,” “should,” “would,” “conceivable,” “intend,” “possible,” “prospects,” “foresee,” “look(ing) for,” “look to,” and words of similar import, are forward-looking statements within the meaning of the federal securities laws.  Forward-looking statements appear in a number of places and include statements with respect to, among other things:

•	forecasts about our ability to make cash distributions on the units;
•	planned capital expenditures and availability of capital resources to fund capital expenditures;
•	future supply of, and demand for, products that will be shipped, supplied or otherwise supported by our vessels;
•	expected demand in the maritime shipping industry in general and for our vessels in particular;
•	our ability to maximize the use of our vessels;
•	expected delivery of the anchor handling tug supply ships and the chemical tanker;
•	estimated future maintenance capital expenditures;
•	the absence of future disputes or other disturbances;
•	increasing emphasis on environmental and safety concerns;
•	our future financial condition or results of operations and our future revenues and expenses;
•	our business strategy and other plans and objectives for future operations;
•	any statements contained herein that are not statements of historical fact.

These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Accordingly, our actual results or performance may differ significantly, positively or negatively, from forward-looking statements. Unanticipated events and circumstances are likely to occur. Important factors that could cause our actual results of operations or financial condition to differ include, but are not limited to:

•	inability to raise sufficient capital;
•	fluctuations in charter rates;
•	insufficient cash from operations;
•	a decline in the demand for petroleum products or other products shipped, supplied or otherwise supported by our vessels;
•	intense competition in the anchor handling tug supply ship, multipurpose bulk carrier or chemical tanker industries;
•	the occurrence of marine accidents or other hazards;
•	fluctuations in currency exchange rates and/or interest rates;
•	delays or cost overruns in the construction of new vessels;
•	changes in international trade agreements;
•	adverse developments in the marine transportation business; and
•
other financial, operational and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings; including those set forth in this Form 10 under Item 1A. Risk Factors.

All forward-looking statements included in this Form 10 and all subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.  The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 1.  Business

In accordance with the Securities and Exchange Commission’s (“SEC”) “Plain English” guidelines, this General Form for Registration of Securities on Form 10 (this “Form 10”) has been written in the first person.  In this document, the words “we,” “our,” “ours” and “us” refer only to III to I Maritime Partners Cayman I, L.P. and its consolidated subsidiaries or to III to I Maritime Partners Cayman I, L.P. or an individual subsidiary and not to any other person.

Amounts related to future payments which are payable in Euros (“EUR”) have been stated in U.S. dollars (“USD”) and translated using the exchange rate as of December 31, 2008.  Amounts shown in narrative statements related to payments made in the past have been translated using the exchange rate on the date the transaction occurred.

Company Overview

We own and operate maritime vessels. Our primary focus is on anchor-handling tug supply (“AHTS”) vessels, but we also purchased a minority interest in two multipurpose bulk carrier vessels (“mini-bulkers”) and have entered into an agreement to purchase a chemical tanker. We were formed on October 18, 2006 and, to date, have had limited operating revenues and operating history.  We have devoted substantially all our efforts to financial planning, raising capital, debt financing, management oversight of ship construction and preparation for the operation and chartering of the ships being constructed.  Accordingly, we are a development stage company as defined by the Statement of Financial Accounting Standards (“SFAS”) No. 7, Accounting and Reporting by Development Stage Enterprises.  Because of our limited operating history, we have retained experienced management companies to manage the operations of our vessels.

Our principal corporate offices are located at 5580 Peterson Lane, Suite 155, Dallas, Texas 75240.  Our telephone number is 972-392-5400 and our website address is www.3to1IMS.com.  On or before the effective date of this Form 10, our public filings will be available on our website. The information contained on our website does not constitute part of this Form 10.  A copy of this Form 10 will be provided without charge upon written request to Investor Relations at the above address.

We were formed in October 2006 as an exempted limited partnership under the laws of the Cayman Islands, with III to I International Maritime Solutions Cayman, Inc., a company limited by shares formed under the laws of the Cayman Islands, serving as our general partner.  Initially, we owned approximately 96% of the shares of I-A Suresh Capital Maritime Partners Limited, a limited liability company formed under the laws of Cyprus (our “Cyprus Subsidiary”).  On April 28, 2009, we underwent a reorganization whereby one of the minority shareholders in our Cyprus Subsidiary contributed its share in the Cyprus Subsidiary for our newly created Class D units.  Our general partner, the other minority shareholder, contributed its share in the Cyprus Subsidiary in exchange for the contribution by the other shareholder and the adoption of the Second Amended and Restated Agreement of Limited Partnership.  Pursuant to our current Partnership Agreement and the equity contribution agreement, the parties agreed to treat the contribution and issuance of the Class D units as effective on April 1, 2009.  As a result of the reorganization, we now own 100% of our Cyprus Subsidiary.

Suresh Capital Maritime Partners Germany GmbH (our “German Subsidiary”), a German limited liability company and a wholly-owned subsidiary of our Cyprus Subsidiary, was formed for the purpose of acquiring, managing and operating our vessels.  Through our German Subsidiary we own a 75% limited partner interest in nine special purpose entities (each an “SPV”) with the remaining interest owned by Reederei Hartmann GmbH & Co. KG (“Reederei Hartmann”), a Hartmann Group company.  We also acquired a 49% minority interest in two SPVs, German limited partnerships, each of which owns and operates a mini-bulker, with the remaining 51% ownership held by affiliates of each of Reederei Hesse GmbH & Co. KG (“Reederei Hesse”), whom we have retained to manage the operations of our mini-bulkers, and the Hartmann Group.  Each SPV is a German limited partnership (“Kommanditgesellschaft”), which owns or will own one AHTS vessel or one mini-bulker, as applicable.  Additionally, Kronos Shipping I, Ltd (“Kronos”), our wholly-owned subsidiary, was formed during 2008 to acquire, manage and operate the chemical tanker that we may purchase.

We previously owned three additional SPVs that each held a contract to purchase an additional AHTS.  However, these SPVs were sold to a related fund in December 2007 for their approximate carrying value.  Additional information is included in this Form 10 under Item 7. Certain Relationships and Related Transactions, and Director Independence under the caption entitled Sale of Certain AHTS SPVs.

For a chart showing the ownership structure of our subsidiaries, see below.

# Structure Chart

Class A Limited Partners
Class B Limited Partners
Class C Limited Partners
Class D Limited Partners
Class A Units
Class B Units
Class C Units
Class D Units
III to I International Maritime Solutions Cayman, Inc.
(Cayman exempted company with limited liability)
(the general partner)
General Partner Units
III to I Maritime Partners Cayman I, LP
(Cayman limited partnership)
(the partnership)
100% Ownership
100% Ownership
I-A Suresh Capital Maritime Partners Limited
(Cyprus company limited by shares)
(the Cyprus Subsidiary)
Kronos Shipping I, Ltd.
(Cayman exempted company with limited liability)
(Kronos)
Hartmann Group
100% Ownership
SCMP Germany GmbH
(German corporation)
(the German Subsidiary)
Majority Owners
25% Ownership and Management Agreement
75% Ownership
49% Ownership
51% Ownership
9 Special Purpose Vehicles (SPVs)
One Anchor-Handling Tug Supply Ship Per SPV
(German GmbH & Co. KGs)
2 Special Purpose Vehicles (SPVs)
One Multipurpose Bulk Carrier Vessel Per SPV
(German GmbH & Co. KGs)

We have entered into ship management agreements with Hartmann Offshore GmbH (“Hartmann Offshore”), formerly Hartmann Logistik GmbH, another Hartmann Group company, with respect to the AHTS vessels while Reederei Hesse was retained to provide management services for our mini-bulkers.  Additionally, if we decide to purchase the chemical tanker, we intend to retain the Schulte Group to manage the operations of the chemical tanker, if acquired, and operate in the Hanseatic Tankers Pool.  Under the ship management agreements, the applicable management companies are responsible for coordinating all technical management of the vessels including crewing, maintenance, repair and dry docking.  We and the other owners of each applicable vessel are responsible for the costs associated with the ship management agreements and have certain approval rights for major decisions.  Under these agreements, each applicable management company will be paid based on a percentage of net daily earnings.

Our vessels may be employed under a variety of contracts, including both spot market and time charters of varying durations, voyage charters and affreightment contracts.  We remain responsible for paying the vessel’s operating expenses which include the cost of crewing, insuring, repairing and maintaining the vessel and payment of broker’s commissions.  When a charter expires, the commercial manager will assess market conditions in the industry and determine whether to seek to re-employ the vessel under a time or spot market charter, voyage charter or affreightment contract.

Our Ships

Our fleet currently consists of one AHTS vessel and two mini-bulkers.  We have contracts to acquire eight additional AHTS vessels and may acquire a chemical tanker.  A brief description of each type of vessel, including details of our planned fleet is provided below.

Anchor Handling Tug Supply Ships
An AHTS vessel is an offshore supply and support vessel specially designed to provide anchor handling services and tow offshore platforms, barges and production modules or vessels.  The AHTS vessel is also used in general supply service for all kinds of platforms, transporting both wet and dry cargo in addition to deck cargo.

We acquired our first AHTS vessel in February 2009 from Fincantieri Shipyards (“Fincantieri”) in Italy.  We currently have contracts to purchase eight additional new AHTS vessels currently under construction by Fincantieri with delivery of the remaining eight AHTS vessels scheduled from May 2009 through April 2010.  Each of these contracts sets forth the terms of our purchase of a newly constructed AHTS vessel, and the prices for such vessels range from EUR 35,664,000 to EUR 41,995,000 for a total commitment of EUR 351,179,000, with such prices to be paid in multiple installments upon the completion of various construction milestones.  Each agreement specifies a delivery date for the vessel being constructed, and contains a liquidated damages provision typically imposing daily fees ranging from EUR 5,000 to EUR 15,000 resulting from late delivery.  Each such shipbuilding contract also sets forth the agreed-upon characteristics for the applicable ship, including cargo capacity, speed, fuel consumption and propulsion machinery, and each agreement contains liquidated damages provisions which specify the agreed damages to be paid by the builder in the event the completed vessel fails to satisfy any of such characteristics as prescribed by the shipbuilding contract.  Our AHTS vessels will support offshore deep sea oil and gas drilling in any of the following locations: the North Sea, Gulf of Mexico, Mediterranean Sea, Brazil, West Africa, Southeast Asia and Australia.

Additionally, each AHTS vessel SPV has entered or will enter into a contract with Hartmann Offshore, whereby Hartmann Offshore will supervise and manage the technical aspects and the construction of the vessel to be acquired by the applicable SPV.  For each SPV, two contracts are in place during the construction of the AHTS vessel, one of which covers the technical and commercial management of the vessel (the “Technical Management Contracts”) and the other covers the supervision of the construction of vessel, the assessment of the builder’s adherence to the specifications and the assessment of any modifications pertaining to the vessel (the “Construction Supervision Contracts”).  Under the Technical Management Contracts, Hartmann Offshore receives fees of EUR 500,000 payable in four equal installments, each due at (i) the beginning of steel cutting, (ii) installation of the main engines, (iii) launching of the vessel and (iv) delivery of the completed vessel.  Under the Construction Supervision Contracts, Hartmann Offshore receives fees of EUR 250,000 payable in two equal installments, each due at (x) installation of the main engines and (y) delivery of the completed vessel.  Additionally, Hartmann Offshore shall be reimbursed for travel costs and other reasonable out of pocket expenses.

Our AHTS vessels are built to deploy and recover mooring systems for deepwater drilling rigs.  These are highly specialized vessels designed to have 16,320 BHP (brake horsepower), 450 ton main winch capacity and 190 ton BP (bollard pull).  With dynamic positioning capabilities and high cargo capacities, these powerful vessels double as rig and platform supply vessels that are capable of supporting various deepwater operations.  State of the art electronics allow these vessels to monitor and maintain equipment throughout all modes of service.

Each AHTS vessel SPV has entered or will enter into a management agreement with Hartmann Offshore or its nominee whose performance is guaranteed by Hartmann Offshore.  Such management agreements typically commence upon delivery of the applicable ship and terminate when the ship is sold.  Under these management agreements, the ship manager provides a full range of management services, including the following:

•	Crew management services, whereby the ship manager shall provide suitable qualified crew for the applicable vessel in accordance with international standards;
•	Technical management services relating to the operation and maintenance of the applicable vessel;
•	Commercial management services with respect to the chartering of the applicable vessel;
•	Arrangement of insurance policies with respect to the vessel, if so instructed by the owners of the ship;

•
Supervision of the sale and purchase of the applicable vessel, including the supervision of the performance of any sale or purchase agreement, the identification of potential purchasers and the negotiation of the purchase agreement;

•	Supply of necessary provisions for the vessel; and
•	Arranging for the provision of bunker fuel as required for the vessel’s trade.

Pursuant to each such ship management agreement, Hartmann Offshore will be paid a fee to manage the day to day operations of the vessels, which shall be 4% of the net daily earnings of the applicable vessel, subject to a maximum and minimum of $2,400 and $750, respectively, per day.  According to their website, the Hartmann Group currently operates more than 130 vessels, including containerships, bulkers, tankers, liquefied petroleum gas (“LPG”) carriers and multipurpose ships.

Multipurpose Bulk Carrier Vessels
A bulk carrier, bulk freighter or bulker is a merchant ship specially designed to transport bulk cargo such as grains, fertilizer, quick lime, soda ash, forest and paper products and cement in its cargo holds.  A mini-bulker is a single hold bulk carrier with maximum cargo capacity of 10,000 metric tons or less.

We acquired a minority interest in two new mini-bulkers which were acquired from Nanjing Huatai Co. Limited in China in August and December 2007, respectively.  Each of our mini-bulkers is managed by Reederei Hesse as technical manager and MTL Maritime Transport + Logistik GmbH & Co. KG (“MTL”), a Hartmann Group company, as commercial manager, and is held in a separate SPV, of which we indirectly own 49% with the remaining 51% owned by affiliates of the Hartmann Group and Reederei Hesse.  Our mini-bulkers currently operate in liner services between the Baltic area and Northern Spain, Portugal, Mediterranean Sea, Greece, Turkey and Israel.

Chemical/Product Tanker Ships
A chemical tanker is a type of tanker designed to transport bulk cargos like chemicals, clean petroleum products and vegoils.  We have paid deposits in connection with our potential acquisition of a chemical tanker.  If acquired, the operations of the chemical tanker would be managed by Bernhard Schulte Shipmanagement (“Schulte Group”), an integrated maritime services company.  The Schulte Group provides shore and ship-based maritime and engineering expertise and manages a fleet of more than 700 ships.  If acquired, the chemical tanker would be held in a separate SPV owned by Kronos.  We may, in the future, sell or assign the chemical tanker or the rights to acquire it, or we may elect to abandon the purchase of the chemical tanker thereby incurring certain liquidated damages.

The expected/actual construction commencement date and expected/actual completion date, as applicable, for each of the vessels are as follows:

Type of Vessel	Hull No.	Vessel	Construction Commencement Date	Expected Delivery Date
Multipurpose Bulk	MPP 1	MS Markasit	Delivered	Delivered
Carriers	MPP 2	MS Larensediep	Delivered	Delivered
	6160	MS Juist	Delivered	Delivered
	6161	MS Norderney	October 2007	May 2009
	6162	Isle of Baltrum	July 2007	September 2009
Anchor Handling	6163	Isle of Langeoog	October 2007	November 2009
Tug Supply Vessels	6168	Isle of Amrum	October 2007	December 2009
	6169	Isle of Sylt	October 2008	April 2010
	6171	Isle of Wangerooge	October 2007	January 2010
	6172	Isle of Neuwerk	March 2008	March 2010
	6173	Isle of Usedom	November 2008	April 2010
Chemical Tanker	MD2007-11-12	Anthos	June 2010	October 2011

The expected construction commencement and delivery dates set forth above are based on current information from the shipbuilders.  These dates are estimates and may change prior to vessel completion.

Insurance
The operation of any ocean-going vessel carries an inherent risk of catastrophic marine disasters and property losses caused by adverse weather conditions, mechanical failures, human error, war, terrorism and other circumstances and events.  In addition, the transportation of crude oil and other contaminants is subject to the risk of spills and business interruptions due to political circumstances in foreign countries, hostilities, labor strikes and boycotts.  Environmental legislation, imposing potentially unlimited liability upon owners, operators and bareboat charterers for oil pollution incidents, has made insurance more expensive for ship owners and operators.  We believe that our current insurance coverage, maintained at the SPV level, is adequate to protect us against the principal accident-related risks that we face in the conduct of our business.

Permits and Authorizations
We are required by various governmental and quasi-governmental agencies to obtain permits, licenses and certifications with respect to our vessels.  The kinds of permits, licenses and certificates required depend upon several factors, including the commodity transported, waters in which the vessel operates, nationality of the vessel’s crew and age of the vessel.  We expect to be able to obtain all permits, licenses and certificates currently required to permit our vessels to operate.  However, we may not be able to obtain the necessary permits or, if able, may not be able to obtain such permits without incurring unreasonable expenses and/or lengthy delays.  In addition, laws and regulations, environmental or otherwise, may be changed or adopted which could limit our ability to do business or increase our costs of doing business.

Regulations
Government regulations significantly affect the ownership and operation of our vessels.  We are subject to international conventions in addition to national, state or provinces and local laws and regulations in force in the countries in which our vessels operate or are registered.

A variety of government and private entities subject our vessels to both scheduled and unscheduled inspections.  These entities include local port authorities, classification societies, flag state administrations and charterers.  Certain of these entities require us to obtain permits, licenses and certifications for the operation of our vessels.  Failure to maintain necessary permits or approvals could require us to incur substantial costs or temporarily suspend the operation of one or more of our vessels.

Increasing environmental concerns have created a demand for vessels that conform to stricter environmental standards.  We are required to maintain operating standards for all our vessels that emphasize operational safety, quality maintenance, continuous training of our officers and crews and compliance with international regulations.  We believe the operation of our vessels is in compliance with applicable environmental laws and regulations applicable to us as of the date of this Form 10.

International Maritime Organization
The International Maritime Organization (“IMO”) has negotiated international conventions that impose liability for oil pollution in international waters and a signatory’s territorial waters.  The IMO adopted Annex VI to the International Convention for the Prevention of Pollution from Ships to address air pollution from ships effective May 2005.  Annex VI sets limits on sulfur oxide and nitrogen oxide emissions from ship exhausts, prohibits deliberate emissions of ozone content fuel oil and allows for special areas to be established with more stringent controls on sulfur emissions.  As of December 31, 2008, we believe our vessels were in compliance with Annex VI.

The operation of our vessels is also affected by the requirements set forth in the IMO’s Management Code for the Safe Operation of Ships and Pollution Prevention (“ISM Code”).  The ISM Code requires ship owners and bareboat charterers to develop and maintain an extensive “Safety Management System” that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and dealing with emergencies.  Failure to comply with the ISM Code may subject us to increased liability, decreased insurance coverage for the affected vessels and result in a denial of access to, or detention in, certain ports.

Industry Overview
Shipping is a global industry with prospects closely tied to the level of economic activity in the world.  The maritime shipping industry is fundamental to international trade because it is the only practicable and cost effective means of transporting large volumes of many essential commodities and finished goods.  There are five main segments in the shipping industry:
•	tankers, which carry such cargo as crude oil and petroleum products;

•	bulk carriers, which carry items such as coal and grain;
•	containerships, which carry only containers;
•	gas tankers, which carry mostly LPG and liquefied natural gas (“LNG”); and
•	offshore support vessels, including AHTS vessels and platform supply vessels.

Our primary focus is in offshore support vessels.  However, we also purchased a minority interest in two mini-bulkers and may acquire a chemical tanker.

The offshore support vessel industry is engaged in supporting various stages of exploration, development and production of oil and gas from offshore locations.  Therefore, the supply and demand characteristics of the broader oil and gas industries are central to the development of the offshore support vessel market.  In general, global economic growth generates rising demand for power and fuel.  Offshore exploration, drilling and production are crucial to satisfying this demand.  We believe that these broader market dynamics combined with the age of the existing global fleet and the demand for sophisticated vessels should provide substantial employment opportunities for our vessels; however, global economic contraction or stagnant growth may reduce the demand for power and fuel, in turn reducing the demand for our vessels.  As a result, we may be unable to charter our vessels at profitable day rates or at all.

The following table outlines the development of an offshore oil field and is broken down into three distinct phases, each requiring the use of AHTS vessels:

	Term	Activities	Key Factors	Support Services

Exploration	3-5 years	· Collection, analysis and interpretation of seismic data · Discovery of oil and gas reserves	· Oil price levels · Proven reserve replenishment	· Refueling · Transportation of crew and supplies · Rig relocations

Development	2-4 years	· Construction and installation of production infrastructure in preparation for production	· Current and planned platform construction	· Anchor handling · Transportation of bulk and deck cargo · Towing · Transportation of crew and supplies

Production	10-55 years	· Management of production of oil and gas · Maintenance	· Production volumes	· Anchor handling · Transportation of bulk and deck cargo · Transportation of crew and supplies · Inspection and maintenance support services

Competition
Competition for charters is intense and based on price; vessel location, size, age, condition, acceptability and quality; and on the vessel operator’s quality and reputation.  With respect to the AHTS vessels, the Clarksons Offshore 2008 report states that ownership of the offshore service vessel fleet is diverse with the top 20 major owner groups accounting for only 32% of the fleet.  Historically, the majority of AHTS owners were focused on regional markets; however, expansion and joint ventures have enabled the larger owner groups to establish a global presence.  The principal markets for AHTS vessels follow offshore exploration and development and include: the Gulf of Mexico, the North Sea, Southeast Asia, West Africa, Brazil and the Middle East.

With respect to mini-bulkers, the fleet ownership is even more diverse than the AHTS fleet, as are the principal markets for such vessels.  Mini-bulkers are able to operate virtually anywhere, and are not as dependent on offshore exploration and development.  However, it is not uncommon for owners of such vessels to establish and operate liner services in certain geographic areas, depending on the cargos to be shipped.  For both AHTS and multipurpose bulk carrier vessels, vessel migration between operating locations may be limited by, among other things, mobilization costs, vessel suitability and government statutes prohibiting foreign-flagged vessels from operating in certain waters.

Item 1A.  Risk Factors

Investing in us involves a degree of risk, including the risks described below.  Our operating results have been, and will continue to be, affected by a wide variety of risk factors, many of which are beyond our control, that could have adverse effects on profitability during any particular period.  Additional risks and uncertainties not currently known or deemed to be immaterial may also materially and adversely affect our business operations.  If any of the following risks were to actually occur, our business, financial condition or results of operations could be materially and adversely affected.  Limited partner units are inherently different from the capital stock of a corporation, although many of our business risks are similar to those that would be faced by a corporation engaged in a similar business.

Risks Relating to Our Business

There are operational risks inherent to the shipping industry.
The operation of any vessel involves the inherent risk of catastrophic marine disasters, adverse weather and sea conditions, mechanical failure, collisions, property losses to ships and business interruption due to political action in countries other than the United States.  Any such event may result in a reduction in our investment returns or an increase in costs.  We intend to insure our vessels for their estimated market value against damage or loss, including war, terrorism acts and other risks.  In addition, the operations of our vessels are covered by workers’ compensation, maritime employer’s liability, general liability and other insurance customary in the shipping industry.  We intend to obtain similar coverage for all future vessels; however, there can be no assurances that such insurance coverage can be maintained on current vessels, obtained on future vessels or that such coverage will be adequate should we incur a significant loss.

We depend on our management companies and certain affiliates to assist us in our business operations.
Each of our vessels is or will be owned by an individual SPV, which is single ship operating offshore entity.  Each AHTS SPV is run by the general partner, ATL Offshore GmbH (“ATL”).  The mini-bulker SPVs, ATL Reederei GmbH & Co. MS “Larensediep” KG and Hesse Schiffahrts GmbH & Co. MS “Markasit” KG, are run by Hesse Schiffahrts GmbH and ATL Reederei GmbH, respectively, as the general partner.  Additionally, in order to provide added certainty with respect to our operations, we entered into ship management agreements for technical and commercial management with Hartmann Offshore with respect to the AHTS vessels and Reederei Hesse with respect to the mini-bulkers.  The commercial management of each AHTS vessel was subcontracted to United Offshore Support GmbH & Co. KG while the commercial management of the mini-bulkers was subcontracted to MTL.  Additionally, we intend to retain the Schulte Group to manage the operations of the chemical tanker that we may acquire and operate in the Hanseatic Tankers Pool.  Under these ship management agreements, the applicable management company or its affiliates will provide certain management services including identifying crews and chartering the ships to customers.  In addition, Reederei Hartmann is a minority owner of each AHTS SPV, and affiliates of the Hartmann Group and Reederei Hesse collectively own 51% of each mini-bulker SPV.

In addition, our ownership of each SPV owning an AHTS vessel or mini-bulker is held through our Cyprus Subsidiary.  The holders of our Class D units have certain rights to approve certain of our actions with respect to vessels held through our Cyprus Subsidiary.

If our relationships with these third parties are terminated, we may not be able to establish relationships with other persons experienced with the operation of international shipping vessels, and our operations could suffer.  In addition, the terms of our relationship with any replacement third party may be less favorable to the partnership.  In addition, the economic interests of these third parties may no always be aligned with our interests and they may not always act in our best interests.

The bankruptcy of our management companies, shipyards, charter parties or financing sources could have a material adverse effect on our operations.
As indicated above, we depend on our management companies to manage our vessel operations.  We also depend on the shipyards that construct our ships to deliver these vessels in a timely manner and on the ability of our charter parties to pay us the agreed upon charter rates for each applicable vessel pursuant to the relevant charter agreement.  Additionally, we depend on our third party financing sources to provide the capital necessary to acquire and operate our vessels.  If, in the future, any of these entities were the subject of a bankruptcy or other insolvency proceeding, they might be unable to perform their respective obligations under the management agreements or loan documents, as applicable, which could result in a material adverse effect on our results of operations and prohibit us from completing the planned acquisition of additional vessels.  In addition, we may be unable to recover any amounts advanced to such parties for the construction of the vessels or otherwise.

Our operations, growth and investment returns depend on the demand for offshore oil and gas drilling and capital spending by the oil and gas industry.
The majority of the vessels we plan to acquire are AHTS vessels, which are primarily used for the installation, maintenance and movement of oil and gas platforms.  With a majority of our vessels focused on the oil and gas business, our operations, growth and investment returns depend on the demand for offshore oil and gas drilling and the related level of capital spending by oil and gas exploration and production companies who are the principal users of our AHTS vessels.  The charter rates of such vessels are highly dependent on the level of capital spending by oil and gas companies.  The level of capital spending is substantially related to the demand for oil and gas and prevailing oil and gas prices, each of which can be affected by many factors, including the following:

•	fluctuations in the actual or projected price of oil and gas;
•	global and regional demand and perceptions about future demand;
•	the ability of the Organization of Petroleum Exporting Countries (“OPEC”) to control oil production levels and pricing, as well as the level of production by non-OPEC countries;
•	significant weather events or conditions;
•	governmental restrictions placed on exploration and production of natural resources;
•	refining capacity and its geographical location;
•	political and economic uncertainties, particularly in oil and gas consuming regions, which could reduce energy consumption or its growth;
•	increases in the production of oil and gas in areas linked by pipelines to consuming areas;
•	extension of existing or development of new pipeline systems;
•	conversion of existing non-oil or gas pipelines to oil or gas pipelines;
•	decreases in the consumption of oil or gas due to increases in its price relative to other energy sources;
•	development or increased use of alternative fuel sources;
•	advances in exploration and development technology; and
•	the cost of exploration for and production of oil and gas that can be affected by environmental regulations.

Our investment returns will be reduced by fees, interest and incentive distributions payable to third parties.
We are obligated to pay certain fees, interest and incentive distributions to various third parties, including but not limited to our lenders and the managers of our vessels.  These fees and incentive distributions will reduce our investment returns.

Delays in deliveries of our newbuilding vessels could harm our operating results.
We plan to invest in newly built vessels.  We acquired our first AHTS vessel in February 2009 and acquired the minority interests in two mini-bulkers in 2007.  The eight remaining new AHTS vessels we have agreed to acquire are expected to be delivered at various times between May 2009 and April 2010.  Additionally, if we decide to purchase the chemical tanker, it is expected to be delivered in October 2011.  The delivery of the new vessels could be delayed as a result of work stoppages or labor disputes, changes in regulations, hostilities, political instability or any number of other occurrences, including our inability to finance any remaining purchase price of such new vessels.  Delays in the delivery of these vessels, other new vessels we may order or secondhand vessels we may agree to acquire, would delay our receipt of revenues and could adversely affect our anticipated results of operations.

We may have difficulty properly managing our growth through acquisitions of vessels.
Our success will depend upon the operations of the shipyards building any newbuilding vessels we may order, including the eight AHTS vessels and chemical tanker we currently have under contract.

During periods in which charter hire rates are high, vessel values are generally high as well.  As a result, it may be difficult to consummate vessel acquisitions at favorable prices.  If charter rates drop we may not be able to renegotiate the purchase prices for our vessels and therefore would be required to pay above market value for such remaining vessels.  In addition, growing any business by acquisition presents numerous risks such as managing relationships with customers and integrating newly acquired assets into existing infrastructure.  We cannot give any assurances that we will be successful in executing our growth plans or that we will not incur significant expenses and losses in connection with our future growth plans.

We are subject to regulation and liability under environmental laws that could require significant expenditures and affect our cash flows and net income.
Our business and the operation of our SPVs and their vessels are materially affected by environmental regulation in the form of international, national, state or province and local laws and regulations; conventions; and standards in force in the international waters and jurisdictions in which our vessels operate, as well as in the country or countries of their registration.  These regulations include those that govern the management and disposal of hazardous substances and wastes, cleanup of oil spills and other contaminations, air emissions, water discharges and ballast water management.  Because such conventions, laws and regulations are often revised, we cannot predict the ultimate cost of complying with such requirements or the impact thereof on the resale price or useful life of our vessels.  Additional conventions, laws and regulations may be adopted that could limit our ability to do business or increase the cost of doing business, which may materially and adversely affect our operations.  Our operating entities will be required by various governmental and quasi-governmental agencies to obtain certain permits, licenses, certificates and financial assurances with respect to operations.  Many environmental requirements are designed to reduce the risk of pollution, such as oil spills, and our compliance with these requirements can be costly.

Environmental requirements can also (i) affect the resale value or useful lives of our vessels; (ii) require ship modifications or operational changes or restrictions; (iii) lead to decreased availability of insurance coverage for environmental matters or (iv) result in the denial of access to certain jurisdictional waters or ports or detention in certain ports. Under local, national and foreign laws as well as international treaties and conventions, we could incur material liabilities, including cleanup obligations and natural resource damages liability, in the event that there is a release of petroleum or other hazardous material from our vessels, or otherwise in connection with our operations. We could also become subject to personal injury or property damage claims relating to the release of hazardous materials associated with our existing or historic operations. Violations of, or liabilities under, environmental requirements can result in substantial penalties, fines and other sanctions, including seizure or detention of our vessels.

The operation of our vessels will also be affected by the requirements set forth in the ISM Code. The ISM Code requires ship owners to develop and maintain an extensive “Safety Management System” that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and dealing with emergencies. Failure to comply with the ISM Code may subject us to increased liability, decreased insurance coverage for the affected ships and result in denial of access to, or detention in, certain ports.

In addition, in complying with existing environmental laws and regulations and those that may be adopted, we may incur significant costs in meeting new maintenance and inspection requirements. New restrictions on air emissions from our vessels could increase operating costs from developing contingency arrangements for potential spills or reduce our ability to obtain insurance coverage. Government regulation of vessels, particularly in the areas of safety and environmental requirements, can be expected to become stricter in the future. These regulations could require us to incur significant capital expenditures on our vessels to keep them in compliance or even require us to scrap or sell certain vessels altogether. Substantial violations of applicable requirements could have a material adverse impact on our financial condition, results of operations and ability to make distributions to our partners.

Maritime claimants could arrest our vessels, which could interrupt our cash flows.
Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against our vessels for unsatisfied debts, claims or damages.  In many jurisdictions, a maritime lien holder may enforce its lien by arresting a vessel through foreclosure proceedings.  The arrest or attachment of one or more of our vessels could interrupt our cash flows and require us to pay large sums of money to have the arrest lifted.  In addition, in some jurisdictions, claimants can arrest other vessels owned or controlled by the same owner, which could result in the loss of more than one of our vessels at the same time.

The operational managers of any ships we acquire may be unable to attract and retain expert ship captains and other key management and technical personnel.
The success of our business depends upon the continued service of expert ship captains and other officers and key personnel, and the ability of our ship managers or any other of our operational managers to attract, retain and motivate highly qualified personnel to crew our vessels.  The loss of the services of a number of these highly skilled personnel, our managers’ inability to recruit replacements for such personnel or their ability to attract, retain and motivate highly qualified personnel could harm our investments.

The shipping industry is highly competitive and the increased competition could result in reduced profitability.
Contracts for vessels are generally awarded on a competitive basis and competition in the market is strong.  The primary factors companies use for determining who to hire include the availability and capability of vessels, ability to meet the customer’s schedule, price, reputation, quality of service and experience.  Some of our competitors may have greater financial resources and larger operations than we do.  As a result, they may be able to make vessels available more quickly and efficiently.  In addition, excess shipping capacity exerts downward pressure on charter rates.  Excess capacity can occur when newly constructed vessels enter the market and when vessels are mobilized between markets.  Our competitors that have greater financial resources may be able to withstand the effects of declines in charter rates for a longer period of time.

There are risks associated with operating internationally.
We anticipate that the majority of our investment returns will be generated by international shipping operations.  Our international operations and the international operations of our ships are vulnerable to the usual risks inherent in doing business in countries other than the United States.  Such risks include but are not limited to:

•	political and economic instability;
•	differing business cultures and legal regimes;
•	piracy and terrorism;
•	possible vessel seizures, nationalization of assets and other governmental actions;
•	the ability to recruit and retain highly skilled captains and other crew personnel for overseas operations;
•	price fluctuations and market volatility;
•	inflation rates;
•	currency fluctuations and revaluations;
•	government involvement in and control over economies;
•	differing auditing and financial reporting standards;
•	differing tax regimes and changes in tax treaties;
•	less developed corporate laws regarding fiduciary duties and investor protections;
•	controls on foreign operations and limitations on repatriation of funds generated from such operations; and
•	import and export restrictions.

The current global economic turmoil and the continued threat of piracy, terrorist activity and other acts of war or hostility have significantly increased the risk of political, economic and social instability in some of the geographic areas in which we operate.  It is possible that future acts of piracy or terrorism may be directed against us or involve our vessels.

Fluctuations in the value of the Euro versus the U.S. dollar could have a material adverse effect on our results of operations.
Many of our transactions are denominated in Euros such as payments to our Cyprus Subsidiary, purchase of our ships and normal operating transactions of the SPVs.  In addition, it is typical that chartering arrangements for AHTS vessels are denominated in U.S. dollars.  If the value of the Euro rises against the U.S. dollar, we may be required to raise additional funds to cover the increased cost of these payments resulting in increased dilution to the partners or default on capital commitments.  The net profits, if any, of our operations will be denominated in Euros.  If the value of the Euro declines against the U.S. dollar, such profits, if any, will be reduced due to the conversion of our subsidiary financial statements into our functional currency of U.S. dollars.  As a result, our operating results could be affected if the value of the Euro fluctuates against the U.S. dollar during the time in which we are required to make capital commitment payments or attempt to distribute funds to our partners.  We may purchase a variety of financial instruments in order to hedge against such currency fluctuations, but there can be no assurance that instruments suitable for currency hedging will be available or effective in managing our risks associated with currency fluctuations.

Our insurance may be insufficient to cover losses that may occur to our property or result from our operations.
The operation of shipping vessels is inherently risky.  Although each SPV carries insurance, all risks may not be adequately insured against and any particular claim may not be paid.  We may not be able to procure adequate insurance coverage at commercially reasonable rates in the future.  In the past, stricter regulations in the shipping industry have led to higher costs for insurance, particularly for insurance covering environmental damage or pollution.  New regulations could lead to similar increases or even make a specific type of insurance unavailable.  In addition, certain actions we take could cause our insurance to become voidable by the insurers.

Risks Related to the Partnership

We need to raise substantial additional funds in the future to complete the planned acquisition of all our vessels and fund operations.  As a result, an ownership interest in the partnership could be substantially diluted.
We currently anticipate the need for approximately EUR 32,050,000 ($48,180,885) to EUR 67,050,000 ($94,520,385) to facilitate our current AHTS acquisition commitments and provide sufficient operating capital.  Additionally, if we acquire the chemical tanker, we will need to raise an additional amount of approximately $15,000,000.  These additional funds will be obtained, if at all, in the form of debt or equity financing.  In the event such additional funds are raised through the sale of equity interests in the partnership, the percentage interest of all partners could be significantly diluted.  Such additional equity interests could be as offerings of Class A, B, C or D units in the partnership, or, as a newly created class of limited partner units and could be issued at a different price or have allocation or distribution participation percentage rights as to specific assets or income streams that are different than the rights of the other units.  In addition, such debt or equity financing could occur in the Cyprus Subsidiary or any other subsidiary, which could have the effect of lowering our ownership interest in the Cyprus Subsidiary, German Subsidiary or SPVs.  If we are unable to raise sufficient funds from debt or equity financing, we may not be able to complete the purchase of the remaining vessels.  In addition, the banks may foreclose on our existing vessels or other assets or we may lose some of our ownership in the AHTS vessels to Reederei Hartmann.  If any of these things happen, our business, financial condition and results of operations would be adversely and materially affected.

We depend upon the ability of the entities through which we operate to distribute funds to us in order to make payments to unit holders.
We do not expect to have any significant assets other than equity securities in our direct and indirect subsidiaries, including the SPVs.  As a result, our ability to make distributions and other payments to our partners depends upon the operations of the SPVs and their ability to distribute funds to us.  In connection with the credit facility with Norddeutsche Landesbank Girozentrale (“Nord/LB”) and Reederei Hartmann’s EUR 40,700,000 ($57,374,790) corporate guarantee thereunder, the German Subsidiary entered into (i) the Share Transfer Agreement SCMP (“Share Transfer Agreement”) allowing Reederei Hartmann to increase its equity interest in the AHTS SPVs and (ii) two “Sale and Assignment of a Limited Share” agreements allowing Reederei Hartmann to increase its equity interest in the mini-bulker SPVs, in each case if such corporate guarantee is drawn.  Additionally, in connection with the Share Transfer Agreement, the ability of our German Subsidiary and SPVs to make these distributions is restricted, as the funds generated by the AHTS SPVs are held in escrow pending the satisfaction of capital funding requirements of all AHTS SPVs.  In addition, the ability of our SPVs and German Subsidiary to make these distributions could be affected by a claim or action by a third party, including a creditor, or the terms of its organizational documents or laws of its jurisdiction of formation.  Additional information related to the Nord/LB financing is included in this Form 10 under Item 2. Financial Information under the caption entitled Financing Arrangements in the Liquidity and Capital Resources section of Management’s Discussion and Analysis of Financial Condition and Results of Operations.

We have a limited operating history, and neither the partnership nor the general partner has significant experience in the shipping industry.
The partnership and the general partner were organized in 2006 and have little operating history.  Only three of the vessels in our current fleet have been delivered to the relevant SPV as of the date of this Form 10.  Prior to the formation of the partnership and the general partner, the management of the general partner did not have any experience in the shipping industry.  This lack of experience and limited operating history causes a lack of extended historical financial and operational data making it more difficult to evaluate our business, forecast future revenues and other operating results and assess the merits and risks of ownership of our partnership units.  This lack of information will increase the risk of partners’ investments.  Moreover, risks and uncertainties frequently encountered by companies with a limited operating history should be considered and evaluated.  These risks and difficulties include challenges in accurate financial planning as a result of limited historical data and uncertainties resulting from the relatively limited time period for implementation and evaluation of our business strategies as compared to older companies with longer operating histories.  Our failure to successfully address these risks and difficulties could materially harm our business, financial condition and results of operations.

We may not make cash distributions, either because our business plan is not successful, our cash flows are not sufficient to cover our operating expenses or we decide to reinvest our income.
We may be unable to make cash distributions to our partners if the income from our investments does not exceed our operating costs.  Also, pursuant to the Share Transfer Agreement with Reederei Hartmann, funds generated by the SPVs shall be held in escrow and may not be distributed until the capital funding requirements of each SPV have been satisfied.  In addition, the general partner may retain income from our investments to reinvest rather than make distributions to the partners.  We are not obligated to make distributions to the limited partners except for their pro rata share of any distributions that we make in the discretion of the general partner and upon liquidation of the partnership.

The structure of our operations through the Cyprus Subsidiary outlined herein is subject to changes due to tax, financial or other reasons.  Any such changes could adversely affect the partnership, our results of operations and limited partners’ investments.
We currently own and operate our AHTS vessels through the Cyprus Subsidiary. We chose this structure based upon tax, financial and other issues relating to the partnership and our operations. However, the structure may change significantly in the future due to the termination or amendment of any existing or anticipated contract, changes in or revised assumptions with respect to tax law, additional fundraising or debt issuance or for any number of other reasons. Subject to the rights of other parties involved in our structure, the general partner has the ability to change the operating structure for any reason. Any such changes in the structure could adversely affect our rights and obligations, results of operations and limited partners’ investments. In addition, we have not yet determined the ultimate structure for the potential acquisition of the chemical tanker. Should we acquire the chemical tanker or any other vessels, the tax effects of the ownership, operation and sale of such vessels may be materially different than those outlined herein.

We own and operate our vessels through majority owned entities and often rely on third parties to operate our vessels.
We own and operate our vessels through offshore entities that are managed by persons that we do not employ. The success of our operations depends on the decisions of third parties who manage our vessel operations, including our ship managers. Our relationships are contractual in nature and such contracts may be terminated under certain circumstances. If our relationships with these third parties are terminated, we may or may not be able to establish relationships on the same or similar terms with other persons experienced or qualified to operate such vessels.

Our intended use of debt financing at various levels of our organizational structure magnifies the risk of loss and our exposure to adverse economic conditions.
Pursuant to our current business plan, we intend to utilize substantial debt financing to fund our operations.  We may borrow funds through the partnership, Cyprus Subsidiary, German Subsidiary, SPVs or elsewhere to finance the construction, acquisition, management and operation of our vessels and shipping activity.  Consequently, the entity level at which we borrow and the associated interest rates will affect our operating results and potential profit.  Additional information regarding our credit facilities is provided in this Form 10 under Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations under the caption entitled Financing Arrangements in the Liquidity and Capital Resources section.

In addition to the existing credit facilities, we may enter into other agreements with one or more banks or other financial institutions regarding our borrowings and will usually mortgage the assets of each such entity as collateral for the loans, including the vessels owned by such entities.  We may seek standby or permanent financing from one or more banks; borrow funds from institutions, foreign or domestic, by means of privately placed notes or debentures; and enter into other type of financing arrangements that the general partner considers appropriate.  The amounts available for borrowing under the existing credit facilities and other borrowing available to us, if any, are not sufficient to pay for the acquisition of all of our vessels, our operating activities and other necessary activities.  In the event we are not able to raise sufficient debt or other financing, we may not be able to fund our operations and acquisition of our remaining vessels under contract.  As a result, we will be required to raise additional amounts from the sale of debt or equity from other sources.  In addition, the banks may foreclose on our existing vessels or other assets or we may lose some ownership in our AHTS vessels and/or the mini-bulkers to Reederei Hartmann.

Because our operational strategy includes substantial capital leverage, our operations will be subject to increased exposure to adverse economic factors such as increases in interest rates, downturns in the economy or further deterioration in economic conditions.  Similarly, we may be unable to generate sufficient cash flows to meet principal and interest payments on our indebtedness.  Accordingly, our results of operations and financial condition could be severely impaired.

The cross-collateralization of our AHTS vessels with the vessels of FLTC Fund I pursuant to the fleet financing arrangement contained in the credit facility with Nord/LB could result in foreclosure on our AHTS vessels resulting from the default of FLTC Fund I under its financing arrangements with Nord/LB.
In order to obtain more favorable financing terms under the credit facility with Nord/LB, we agreed to a fleet financing arrangement whereby such credit facility would be secured by three AHTS vessels owned by our affiliate, FLTC Fund I, and our nine AHTS vessels.  As a result, if FLTC Fund I were to default under its financing arrangements with Nord/LB, Nord/LB could potentially foreclose on one or more of our AHTS vessels notwithstanding the absence of a default by us under the Nord/LB credit facility.  In the event of such a foreclosure on one or more of our AHTS vessels, we would seek restitution from FLTC Fund I; however, there are no assurances that we would be able to obtain all or a portion of any such amounts demanded.

Tax laws and regulations may change, and such changes could adversely affect our partners’ investments.
There have been numerous tax laws and regulations that have been enacted or changed in recent years.  These changes have affected many substantive provisions of the tax laws.  In addition, certain tax laws will expire if not renewed by appropriate legislative bodies.  Some tax laws with foreign governments are set forth in tax treaties that may be amended or terminated.  The impact and interpretation of tax laws and regulations by courts and tax regulators may change without warning or may not be fully understood at this time.  In formulating our operational structure, we made certain assumptions with respect to tax laws in the United States, Germany, Cyprus and the Cayman Islands as well as tax treaties among these countries.  However, those assumptions may not be accurate and future changes in tax laws and regulations may alter the tax treatment of an investment in the partnership dramatically.  In addition, our operations in the territorial waters of any country may subject our operations to such country’s tax laws.  In the event our assumptions concerning tax matters prove to be incorrect, an investment in the limited partner units may suffer significant adverse effects.  In addition, we may not be able to achieve an efficient tax structure and our results of operations could be subject to higher than anticipated rates of taxation, unanticipated classification of income and substantial penalties and interest.

Parties who have or are considering investing in our limited partner units should conduct a thorough review of the tax treatment of their ownership of limited partner units with their tax advisor.  The partnership and the general partner cannot advise limited partners with respect to the tax implications of an investment in the partnership.  Additional information is provided in this Form 10 in Item 11. Description of Registrant’s Securities to be Registered under the caption Certain United States Federal Tax Considerations of the section entitled Legal and Tax Matters.

Each limited partner will be liable for any taxes owed related to their distributive share of any taxable income or gains realized by the partnership.  Pursuant to the terms of our Partnership Agreement, we are required to make annual cash distributions to our partners to the extent there is available cash in an amount estimated to cover the income taxes owed on such allocable income or gains.  However, each partner should be aware that the amount of income taxes owed on allocated taxable income may exceed the cash available for distribution by the partnership resulting in an out-of-pocket tax expense to the partners.  In addition, the sale or transfer of units or the sale or other disposition of our assets may result in adverse United States federal income tax consequences to the partners.  If the U.S. Internal Revenue Service (“IRS”) audits the partnership and determines that we underreported our income, each partner may be assessed unpaid income taxes on their allocation of such underreported income, including penalties and interest.

If after we register as a public company, our units are traded on an established securities market or the substantial equivalent thereof, we would lose our status as a partnership for tax purposes and would be taxed as a corporation.
We have elected to be taxed as a partnership.  While we are required to register certain classes of our partnership units with the SEC pursuant to the Securities Exchange Act of 1934 (“Exchange Act”), we do not intend to list the partnership units for trading on any securities exchange or the equivalent thereof.  In addition, the Partnership Agreement substantially prohibits the transfer of the partnership units.  If the partnership units became traded on an established securities exchange or were deemed to be regularly tradable on a secondary market or substantial equivalent thereof, we would become subject to U.S. federal income tax as a corporation.  We would then have to pay taxes on our income at potentially higher rates and our partners would have to pay additional taxes on distributions.  Additional information is provided in this Form 10 in Item 11. Description of Registrant’s Securities to be Registered under the subsections Publicly Traded Partnerships and Consequences of Non-Partnership Treatment under the caption Certain United States Federal Tax Considerations in the section entitled Legal and Tax Matters.

The partnership and the general partner are not registered under the Investment Company Act of 1940 and certain other statutes and, accordingly, our partners will not be able to rely on the protections afforded by these statutes.
We are not registered under the Investment Company Act of 1940, as amended (“Investment Company Act”), which provides certain protections to investors and imposes certain restrictions on registered investment companies including restrictions with respect to capital structure, operations, transactions with affiliates and other matters.  Since we are not registered under the Investment Company Act, none of these restrictions are applicable to us.  The general partner is not registered as a broker-dealer under the Exchange Act or with the National Association of Securities Dealers, Inc. (“NASD”), and consequently, is not subject to the record keeping and specific business practice provisions of the Exchange Act or NASD.  In addition, our general partner is not registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”), and consequently, is not subject to the record keeping, disclosure and other obligations specified in the Advisers Act.

If either the partnership or any of our subsidiaries were treated as a “passive foreign investment company,” certain adverse U.S. federal income tax consequences could result to U.S. tax persons owning partnership units.
It is anticipated that the partnership and the Cyprus Subsidiary will be treated as partnerships for U.S. federal income tax purposes.  The general partner intends to treat the partnership and the Cyprus Subsidiary as partnerships for U.S. federal income tax purposes; provided, however, following the reorganization of the Cyprus Subsidiary, it is anticipated that the Cyprus Subsidiary will be treated as an entity disregarded as separate from the partnership.  If either the partnership or the Cyprus Subsidiary is recharacterized by the IRS as a foreign corporation, it is possible that either the partnership or the Cyprus Subsidiary could be treated as a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes.

A foreign corporation will be treated as a PFIC for U.S. federal income tax purposes if at least 75% of its gross income for any taxable year consists of certain types of “passive income” or at least 50% of the average value of the corporation’s assets produce or are held for the production of those types of “passive income.”  For purposes of these tests, “passive income” includes dividends, interest, gains from the sale or exchange of investment property and rents and royalties other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business.  For purposes of these tests, income derived from the performance of services does not constitute “passive income.”  U.S. tax persons owning an equity interest in a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to income derived by the PFIC, distributions received from the PFIC and gains, if any, derived from the sale or other disposition of ownership interests in the PFIC.  If either the partnership or the Cyprus Subsidiary is treated as a PFIC or owns an interest in an entity treated as a PFIC for any taxable year, we will provide information to U.S. tax persons owning partnership units to enable them to make certain elections to alleviate certain of the adverse U.S. federal income tax consequences that would arise as a result of holding an interest in a PFIC.

While there are legal uncertainties involved in this determination, and we have not received and do not intend to seek an opinion of counsel or the IRS, the general partner believes that the German Subsidiary should not be treated as a PFIC based on the operations in the SPVs.  We currently intend for each SPV to hire its crew and operate its ship under a day rate arrangement.  However, if the vessels were rented to third parties who operated and staffed the vessels (a “bare boat charter”), the rental income from such vessel would likely be considered “passive income” and as a result, the German Subsidiary could possibly be treated as a PFIC if either the income or assets test described above is satisfied.  There is no assurance that the nature of our assets, income and operations will not change in the future or that we can avoid being treated as a PFIC in the future.  Addition information is provided in this Form 10 in Item 11. Description of Registrant’s Securities to be Registered under the caption Passive Foreign Investment Company (“PFIC”) Issues under the section entitled Legal and Tax Matters.

If either the partnership or any of the subsidiaries of the partnership were treated as a Controlled Foreign Corporation, certain adverse U.S. federal income tax consequences could result to certain U.S. tax persons owning partnership units.
It is anticipated that the partnership and the Cyprus Subsidiary will be treated as partnerships for U.S. federal income tax purposes, and the general partner intends to treat the partnership and the Cyprus Subsidiary as partnerships for U.S. federal income tax purposes; provided, however, following the reorganization of the Cyprus Subsidiary, it is anticipated that the Cyprus Subsidiary will be treated as an entity disregarded as separate from the partnership.  If either the partnership or the Cyprus Subsidiary is recharacterized by the IRS as a foreign corporation, it is possible that either the partnership or the Cyprus Subsidiary could be treated as a “controlled foreign corporation” (“CFC”) for U.S. federal income tax purposes.

A foreign corporation, more than 50% of whose vote or value is owned by “U.S. Shareholders,” is a CFC.  For this purpose, a U.S. Shareholder is a U.S. tax person owning directly, indirectly or constructively 10% or more of the foreign corporation’s total combined voting power.  If a foreign corporation is a CFC, every person who is a U.S. Shareholder of such corporation and who directly or indirectly owns stock in such corporation on the last day of the taxable year in which the foreign corporation is a CFC, must include in his gross income his pro rata share of the CFC’s “subpart F income” for such year and “increases in investments in U.S. property” made by the CFC during its tax year.  Generally, subpart F income includes passive income earned by a CFC as well as certain types of sales, services or insurance income.  The definition of passive income for CFC purposes is the same as passive income for PFIC purposes discussed above.  Under the existing entity structure, while the general partner does not anticipate that the partnership will have U.S. tax persons owning a 10% or more interest in the partnership, no assurance can be given that we will not have such holders or that we or one or more of our subsidiaries will not be considered a CFC; provided, however, following the reorganization of the Cyprus Subsidiary, it is anticipated that the partnership will likely have U.S. Tax Persons owning units in the partnership that may be treated as U.S. Shareholders of any subsidiary of the partnership that is a foreign corporation which could result in such subsidiary being treated as a CFC.  Additionally, if we or our subsidiaries are classified as a CFC, a U.S. tax person that directly, indirectly or constructively owns less than 10% of the value of the partnership’s units, and, with respect to a subsidiary of the partnership classified as a CFC, has no other direct, indirect or constructive ownership in such CFC, would not be subject to U.S. federal income tax under the CFC rules; but, they might be considered to own an equity interest in a PFIC.  Additional information is provided in this Form 10 in Item 11. Description of Registrant’s Securities to be Registered under the caption Passive Foreign Investment Company Issues in the section entitled Legal and Tax Matters.

We have and may incur substantial capital commitments to the AHTS SPVs that own our vessels.  The failure to make any such capital contributions could result in a loss of partial ownership of such AHTS SPVs and cause severe financial results.
In order to outfit our AHTS vessels for operation and establish adequate operational reserves, we are committed to provide capital contributions to the AHTS SPVs in an aggregate amount of up to EUR 67,050,000 ($94,520,385) upon the request of the general partner of the AHTS SPVs.  The failure to fulfill such capital commitments could result in a loss of partial ownership of such SPVs, which could have a material adverse effect on our operating results and financial condition resulting in the partial or complete loss of an investment in the partnership.

While our initial business strategy is to invest in new vessels, our PartnershipAgreement authorizes the general partner to make investments in anything related to the shipping industry.
We were formed for the primary purpose of acquiring, managing and operating vessels including AHTS vessels, heavy lift vessels, break bulk vessels, tankers and other specialty vessels initially through the Cyprus Subsidiary.  However, pursuant to the Partnership Agreement, the general partner has broad discretion to acquire shipping assets directly or indirectly in any manner in the shipping industry.  In the event the general partner elects to complete the acquisitions of shipping related assets other than through the Cyprus Subsidiary, our business plan and investment returns may be different than those outlined herein.

Our financing arrangements contain restrictive covenants that limit our liquidity and ability to make distributions.
Our existing credit facilities impose operational and financial restrictions on us.  In addition, future financing arrangements may impose similar or additional restrictions.  Examples of these restrictions include, but are not limited to, limitations on our ability to:

•	incur additional indebtedness;
•	create additional liens on our assets;
•	make investments or loans;
•	engage in mergers or acquisitions;
•	make distributions to our partners;
•	ship certain types of cargo;
•	enter into certain types of charter agreements;
•	maintain unrestricted cash reserves; and
•	make capital expenditures.

Our failure to comply with the terms of the existing credit facilities or any other financing arrangements we enter into could lead to defaults, in which case our lenders could accelerate our indebtedness and foreclose on our vessels or other assets securing such loans.  The loss of any vessels or other assets would have a material adverse effect on our operating results and financial condition.

Our exit strategies are subject to market uncertainties.
The feasibility and terms of any proposed exit strategies for our investments will depend on factors that are not within the control of the general partner or the partnership including fluctuations in market conditions, status of capital markets, effect of applicable legislation and political and economic conditions.  Consequently, the precise timing of the disposition of an investment and the manner of disposition are impossible to predict, and no assurance can be given that such disposition will be achieved on favorable terms, if at all.

An investment in our partnership units is not and will not be liquid and our limited partners will not be able to sell their units.
Our limited partners will not be able to sell or transfer partnership units without the approval of the general partner.  In addition, any transfer of units may be made only if the transfer is registered or exempt from registration under the Securities Act of 1933 (“Securities Act”) and other applicable state securities laws.  There currently is not a market for the units, and we do not expect a market to exist in the foreseeable future.  Our limited partners will not be able to liquidate their investment in their partnership units in the event of an emergency or for any other reason.  Additionally, partnership units may not be accepted as collateral for loans.  The duration of the partnership is perpetual and there is no guarantee the partnership will liquidate within any specified time frame, although the partnership may be dissolved upon the approval of the general partner.

We are a Cayman Islands limited partnership, and the Cayman Islands do not have a well developed body of partnership law.
Our affairs are governed by our formation documents, Partnership Agreement and the business laws of the Cayman Islands.  The provisions of such laws may be similar to provisions of partnership laws of a number of states in the United States; however, there have been few, if any, judicial cases in the Cayman Islands interpreting such laws.  The rights and fiduciary responsibilities of the general partner and limited partners under the law of the Cayman Islands are not as clearly established as the rights and fiduciary responsibilities of such partners under statutes or judicial precedent in existence in certain U.S. jurisdictions.  As a result, our partners may have more difficulty in protecting their interests in the face of actions by management or the general partner than would partners of a partnership formed in a U.S. jurisdiction.

It may be difficult to enforce service of process and enforcement of judgments against us, our officers and our directors.
We are a Cayman Islands limited partnership and almost all of our assets will be located outside of the United States.  Our operating structure also includes Cyprus and German entities.  As a result, it may be difficult enforcing, both in and outside of the United States, judgments obtained in the U.S. courts against us, including actions based upon the civil liability provisions of U.S. federal or state securities laws.

There is also substantial doubt that the courts of the Cayman Islands, Cyprus, Germany or any other foreign jurisdiction would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

We arbitrarily determined the offering price of our partnership units, which may not bear any relationship to established criteria for value.
We did not have any historical measures of our financial performance to guide us when setting the offering price of $100 per unit.  Therefore, we set the offering price arbitrarily based upon our capital needs.  We did not retain an independent investment banking or valuation firm to assist in determining the offering price, and the price bears no relationship to our assets, book value, net worth or any other recognized criteria of value.  In addition, any future offerings of Class A, B, C or D units or other units may be at prices higher or lower than initially offered.

Our Partnership Agreement permits us to issue additional units without our partners’ approval, which would dilute existing unitholders’ interest.
Our Partnership Agreement permits our general partner to create additional classes of units and issue additional units without any additional approval from our limited partners.  We are permitted, without any further approval of the limited partners, to issue additional classes of units at any time in the future which may be pari passu with or junior to the existing units, but which may not, unless approved by the limited partners, be senior to the General Partner, Class A, Class B, Class C or Class D units with respect to right and timing of payment; provided, that any additional class of units shall not be considered senior solely as a result of it being issued at a different price or with allocation or distribution participation percentage rights as to specific assets or income streams that are different than the rights of the General Partner, Class A, Class B, Class C or Class D units.  The issuance of additional units may dilute the value of the interests of the existing unitholders in our net assets and dilute the interests of unitholders in distributions by us.

The issuance of additional partnership units may result in adverse tax consequences to purchasers of such additional partnership units.
The issuance of additional units to prospective purchasers could result in adverse tax consequences to the purchasers of such additional units if the fair market value of the assets of the partnership has significantly increased at the time of the issuance of such additional units.  Under the Partnership Agreement, purchasers of additional units may receive disproportionate allocations of items of income and gain in the year of issuance of such additional units if the partnership determines to adjust the book value of the assets of the partnership as permitted by the capital account maintenance rules contained in Treasury Regulations.  However, the IRS may take the position that the issuance of such additional units should result in a currently taxable capital shift to the purchaser of such additional units.  Additional information is provided in this Form 10 in Item 11. Description of Registrant’s Securities to be Registered under the subsection Issuance of Additional Partnership Securities under the caption Certain United States Federal Tax Considerations in the section entitled Legal and Tax Matters.

If the partnership is deemed to be an investment company under the Investment Company Act, we will not be able to execute our business strategy.
Because we can operate in a manner similar to venture capital funds, there is a risk that the SEC or a court might conclude that we fall within the definition of an “investment company,” and unless an exemption is available, we would be required to register under the Investment Company Act.  Compliance with the Investment Company Act as a registered investment company would cause us to significantly alter our business strategy of participating in the management and development of affiliated entities, impair our ability to operate as planned and harm our business.  In addition, our contracts might become voidable and a court could appoint a receiver to take control of and liquidate our business.

The SEC has adopted Rule 3a-1 that provides an exemption from registration as an investment company if an entity meets both an asset and income test and is not otherwise primarily engaged in an investment company business.  Such investment company business would consist of such acts as holding itself out to the public as such or by taking controlling interests in entities with a view to realizing profits through subsequent sales of these interests.  An entity satisfies the asset test of Rule 3a-1 if it has no more than 45% of the value of its total assets, adjusted to exclude U.S. Government securities and cash, in the form of securities other than interests in majority-owned subsidiaries and entities which it primarily and actively controls.  An entity satisfies the income test of Rule 3a-1 if it has derived no more than 45% of its net income for its last four fiscal quarters combined from securities other than interests in majority owned subsidiaries and primarily and actively controlled entities.

Our business strategy and activities involve taking mainly majority ownership and primary controlling interests in partner entities with a view of participating actively in their management and development.  We believe that this strategy and the scope of our business activities would not cause us to fall within the definition of an investment company or, if so, provide us with a basis for an exclusion from the definition of an investment company under the Investment Company Act.  We cannot assure investors that our organizational structure and business strategy will preclude regulation under the Investment Company Act, and we may need to take specific actions that would not otherwise be in our best interests to avoid such regulation.

If we fell under the definition of an investment company and were unable to rely on an available exemption or obtain an order of the SEC granting an exemption, we would have to register under the Investment Company Act and comply with substantive requirements applicable to registered investment companies.  These requirements include:

•	limitations on our ability to borrow;
•	limitations on our capital structure;
•	restrictions on acquisitions of interests in associated companies;
•	prohibitions on transactions with affiliates;
•	restrictions on specific investments; and
•	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations.

Certain rules and regulations under the Employee Retirement Income Security Act of 1974 (“ERISA”) and the Internal Revenue Code of 1986, as amended (“the Code”) could significantly change our operations and prevent us from executing our business model.
The rules under ERISA and the Code are broadly construed and may change by the issuance of new guidance or new interpretations of existing rules.  Depending on how such rules are construed or change, such rules could adversely affect investment in the partnership.

There are numerous rules under ERISA and the Code that apply to employee benefit plans and their fiduciaries.  On a fairly regular basis, new rules under ERISA and the Code are issued by the applicable regulatory authorities.  In addition, the courts and regulators regularly issue other binding and non-binding guidance regarding the application of these rules.  Often this guidance is based on a specific fact pattern which could be analogous to one or more of the features of the partnership and our investments.  The impact and interpretation of these rules by courts and regulators may change without warning or may not be fully understood at this time.  In formulating our organizational structure, we have attempted to comply with these rules in good faith; however, these rules and some of the guidance related thereto create uncertainty as to whether certain features involving the partnership are in compliance with ERISA and the Code.  In the event our compliance efforts concerning these rules prove to be insufficient or incorrect, an investment in the partnership units may suffer significant adverse effects.  In particular, the fiduciaries of the partnership and a “benefit plan investor” could be required by the courts and/or regulators to unwind any transaction that results in a violation of ERISA and/or the Code and pay penalties in connection with the transaction such as penalties for the breach of fiduciary duties under ERISA and excise taxes for the engagement in prohibited transactions under the Code.  Moreover, depending on the extent to which the partnership and “benefit plan investors” may be required to unwind a transaction, it may not be in our best interest to remain as a going concern.

If our assets are deemed to be “plan assets,” we may not be able to execute our business strategy.
If our ownership of “benefit plan investors” were to equal or exceed 25% of any class and we were unable to comply with the venture capital operating company requirements, our assets could be deemed “plan assets” which could adversely affect our operations, administration and the duties, obligations, liabilities and remuneration of the general partner.  As a result of our acceptance of a limited number of ERISA partners to date and our desire to avoid having our assets deemed to be “plan assets,” our Partnership Agreement includes certain ERISA provisions to provide us with some means of avoiding having our assets deemed to be “plan assets.”  These provisions may not enable us to avoid having our assets deemed to be “plan assets.”  Additional information is provided in this Form 10 in Item 11. Description of Registrant’s Securities to be Registered under the caption Certain ERISA Considerations in the section entitled Legal and Tax Matters.

All of our business decisions will be made by the general partner.
Control of our business and affairs is vested exclusively in the general partner.  The limited partners have no contractual right to participate in our management, except that the limited partners have the right to remove the general partner under limited circumstances and the Class D partners have certain limited approval rights with respect to actions taken through our Cyprus Subsidiary.  The general partner may transfer all of its General Partner units, and thereby substitute another person as the general partner, without the approval of the limited partners.

There may be conflicts of interest as a result of the general partner’s ability to engage in other business and investment activities.
The general partner and its affiliates are permitted to engage in other business and investment activities outside of the partnership. The general partner will receive reimbursements from us for various expenses and certain affiliates of the general partner will receive payments from us in connection with our operations. The general partner and certain of its affiliates will receive compensation from us or our operations regardless of our profitability. The general partner may contract for goods and services on our behalf in non arm’s-length transactions with affiliates of the general partner. Additionally, certain officers and/or directors of the general partner will also devote substantial business time and efforts to other entities organized in the future by the general partner or its affiliates. For example, certain officers and directors of the general partner serve in similar capacities with respect to FLTC Fund I, an affiliate of the general partner, which is engaged in a similar line of business to ours. FLTC Fund I is also a co-borrower under the Nord/LB credit facility. Additionally, we pay monthly fees to Dental Community Management, Inc. (“DCMI”), which is owned in part by the chief financial officer of our general partner, in exchange for DCMI’s performance of certain administrative and professional services on our behalf.

There may be conflicts of interest as a result of the general partner’s limitation of liability and indemnification under our Partnership Agreement.
Under the terms of our Partnership Agreement and to the extent not expressly inconsistent with applicable law, the general partner shall not be liable, responsible or accountable for any damages, losses, claims, liabilities, expenses, judgments, fines, demands or other amounts, or in any other manner whatsoever to us, any partner or any other person or entity for any action taken or for the failure to take any action on our behalf within the reasonable scope of the authority conferred on the general partner under our Partnership Agreement or by law, unless the act or inaction giving rise to a claim against the general partner is determined to have constituted actual fraud, gross negligence, willful misconduct or recklessness against the partnership.

Furthermore, under the terms of our Partnership Agreement and to the extent not expressly inconsistent with applicable law, the partnership, its receiver, its trustee and its successors or assigns, shall indemnify the general partner against and save it harmless from any claim, demand, judgment or liability, and against and from any loss, cost, fee, fine, damage or expense (including, without limitation, attorneys’ fees and court costs), that may be made or imposed upon the general partner by reason of or arising with respect to (i) any act performed for or on our behalf or in furtherance of our business, (ii) any inaction on the part of the general partner, (iii) any liabilities arising under any foreign, federal and state securities laws to the extent permitted under applicable law, (iv) any liabilities arising under any and all other laws as in effect from time to time, or (v) the general partner’s status as a partner or as an employee, consultant or agent of the partnership or any affiliate thereof, and regardless of whether brought by a third-party, by a partner or by or on behalf of the partnership.

There may be conflicts of interest as a result of the diversity of our limited partners.
Our limited partners may include U.S. taxable and tax-exempt entities and institutions from jurisdictions outside of the United States.  Such limited partners may have conflicting investment, tax and other interests with respect to their interests in the partnership.  The conflicting interests of individual limited partners may relate to or arise from, among other things, the nature of our ship investments, structuring of the acquisition of assets and timing of the disposition of such assets.  As a consequence, conflicts of interest may arise in connection with decisions made by our general partner, including with respect to the nature or structuring of ship investments, that may be more beneficial for one limited partner than for another limited partner, especially with respect to limited partners’ individual tax situations.  In selecting and structuring appropriate asset acquisitions, the general partner will consider the business strategy and tax objectives of the partnership and the partners as a whole, not the individual business strategy, tax or other objectives of any limited partner.

There may be conflicts of interest as a result of the general partner’s carried interest.
The existence of the general partner’s carried interest may create an incentive for the general partner to make riskier or more speculative investments on our behalf than would be the case in the absence of such carried interest.  However, this incentive may be tempered by the capital commitment of the general partner and its affiliates and by the fact that losses will reduce our performance and thus our general partner’s allocation.

There may be conflicts of interest as a result of our legal representation.
Our attorneys have acted as counsel to the partnership in connection with various activities and as counsel to our general partner and certain of its affiliates.  The partnership will generally engage common legal counsel to represent such parties in a particular transaction, including a transaction in which different parties may have conflicting interests.  Although separate counsel may be engaged from time to time in the sole discretion of our general partner, our general partner believes the advantages of having a common counsel for the partnership, time and cost savings and other efficiencies usually outweigh the disadvantages.

Dissolution of the partnership may have adverse consequences.
The partnership may be dissolved at any time by the general partner.  Dissolution of the partnership could occur at a time that would be disadvantageous to our limited partners upon the approval of partners holding at least 80% of our partnership units (other than Class D units).  The partnership units may be materially and adversely affected by our dissolution and our limited partners may sustain economic losses, including adverse U.S. federal income tax consequences, from such dissolution.  Upon dissolution or termination of the partnership, the proceeds realized from the liquidation of assets, if any, will be distributed to our limited partners after the satisfaction of the claims of our creditors and the establishment of any reserves that the general partner deems necessary for any contingent or unforeseen liabilities or obligations.  Accordingly, our limited partners’ ability to recover all or any portion of their investment under such circumstances will depend upon the amount of funds realized and claims to be satisfied in connection with the dissolution.

Item 2.  Financial Information

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations presents our operating results for the years ended December 31, 2008 and 2007, period ended December 31, 2006 and period from our inception on October 18, 2006 through December 31, 2008.  The discussion includes forward-looking statements.  As such, the cautionary language applicable to such forward-looking statements described above in “Forward-Looking Statements” is incorporated by reference into this section.  Forward-looking statements are management’s best estimates, and actual results could differ substantially from those estimates.  Among the factors that could cause actual results to differ materially are those discussed in Item 1A. Risk Factors of this Form 10.  The following discussion should be read in conjunction with our consolidated financial statements and related notes as presented in this Form 10 under Item 13. Financial Statements and Supplementary Data.

Overview

The partnership is a Cayman Islands exempted limited partnership formed in October 2006 with III to I International Maritime Solutions Cayman, Inc. as our general partner.  Through our subsidiaries, we own majority interests in nine AHTS vessels, one of which is in operation, and non-controlling interests in two mini-bulkers currently in operation.  The first AHTS vessel was delivered on February 27, 2009 with the last of the eight AHTS vessels still under construction scheduled for delivery in April 2010.  Each AHTS vessel is or will be managed by Hartmann Offshore.  Each of our mini-bulkers is managed by Reederei Hesse.  Reederei Hesse and their affiliates and affiliates of the Hartmann Group collectively own the remaining ownership of each of the mini-bulkers.  In addition to our AHTS and bulk carrier vessel acquisitions, we have advanced funds for the potential purchase of a chemical tanker to be held in a separate SPV which will be owned by Kronos.  If the acquisition of the chemical tanker is completed, we intend to join the Hanseatic Tankers Pool and retain the Schulte Group to manage the operations of our chemical tanker as part of a fleet of like-kind vessels.

We have devoted substantially all our efforts to financial planning, raising capital, debt financing, management oversight of ship construction and preparation for the operation and chartering of the ships being constructed. Accordingly, we are a development stage company, as defined by SFAS No. 7, Accounting and Reporting by Development Stage Enterprises. During the periods covered by this discussion, no operating revenues were recognized since the vessels in which we own a majority interest were under construction.

The mini-bulkers are merchant ships specially designed to transport bulk cargo and typically operate under short-term leases in established liner services between the Baltic area and Northern Spain, Portugal, the Mediterranean Sea, Greece, Turkey and Israel where the operator has established long-term partners.

The AHTS vessel industry supports the exploration, development and production stages of offshore oil and gas drilling.  Our vessels are specialized vessels built to tow deepwater drilling rigs into position and deploy and recover the mooring systems for the rig.  The vessels may also be used for rig and platform supply, transportation of bulk and deck cargo and in emergency situations such as fire-fighting, evacuation of personnel or oil recovery operations.  The market for our AHTS vessels, which we anticipate will represent the majority of our operations, is dependent upon the numerous factors which drive demand for offshore oil and gas exploration and development.  This demand is ultimately tied to oil and gas prices that are determined by the supply and demand relationship for oil.

Our AHTS vessels could support offshore deep sea oil and gas drilling in any of the following locations:  the North Sea, Gulf of Mexico, Mediterranean Sea, Brazil, West Africa, Southeast Asia and Australia.  They will generally be available to work worldwide, with the exception of the United States due to Jones Act restrictions.  Once in operation, we believe our AHTS vessels will earn revenue through time charter leasing arrangements with oil companies under either short-term “spot market” charters, which are measured in days or weeks, or long-term charters, which typically range from one to three years.  Under these arrangements, our AHTS SPVs will typically be responsible for vessel operating expenses such as crew wages, class costs, insurance on the vessel and routine maintenance.  Class costs represent the cost of maintaining our vessels to the level which permits them to obtain annual quality certificates applicable to the AHTS vessel class, mandatory inspections every two and one half years and dry docking, which is mandatory every five years.  Crew costs represent the cost of employing the crews which operate the vessel.

Our first AHTS vessel, the “UOS Atlantis,” was delivered in February 2009.  The vessel was placed in operation immediately through a charter with EDT Offshore Egypt S.A.E. to become part of BP Egypt’s Mediterranean vessel fleet and support BP’s offshore drilling activities.  This is a one-year charter which includes two one-year options after the first year.

The remaining AHTS vessels are currently scheduled for delivery from May 2009 through April 2010, although delays in delivery of one or two months are common.  Our second vessel, which is scheduled for delivery during May 2009, is under a charter agreement with Transportacion Maritima Mexicana, S.A de C.V. for approximately seven months with an option for an additional 18 months.  Currently, no additional charters have been arranged.

Results of Operations

				Period From
				October 18,
				2006
			Period Ended	(Inception) to
	Years Ended December 31,		December 31,	December 31,
	2008	2007	2006	2008

Operating expenses:
Professional fees	$1,499,873	$395,232	$516,779	$2,411,884
Brokerage and representation fees	656,250	875,000	-	1,531,250
Other operating expenses	544,831	256,042	38,656	839,529
Total operating expenses	2,700,954	1,526,274	555,435	4,782,663

Other income (expense):
Interest income	2,768,138	1,085,805	12,689	3,866,632
Interest expense	(1,005,205)	(265,506)	(17,057)	(1,287,768)
Foreign currency transaction gain (loss)	(2,129,747)	3,742,963	(83,984)	1,529,232
Equity in income (loss) of unconsolidated entities	46,770	(350,159)	-	(303,389)
Total other income (expense)	(320,044)	4,213,103	(88,352)	3,804,707

Income (loss) before minority interest	(3,020,998)	2,686,829	(643,787)	(977,956)

Minority interest	247,818	63,650	641	312,109

Income (loss) from continuing operations	(2,773,180)	2,750,479	(643,146)	(665,847)
Operating expenses related to discontinued operations	-	(18,580)	-	(18,580)
Net income (loss)	(2,773,180)	2,731,899	(643,146)	(684,427)
Less general partner interest in net income (loss)	(48,712)	86,562	(45,580)	(7,730)
Limited partner interest in net income (loss)	$(2,724,468)	$2,645,337	$(597,566)	$(676,697)

Net income (loss) per limited partner unit:
Basic and diluted	$(4.92)	$8.82	$(14.99)	$(1.74)

Weighted average limited partners' units outstanding	553,741	299,899	39,875	389,497

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007 and the Year Ended December 31, 2007 Compared to the Period from October 18, 2006 to December 31, 2006

Professional Fees
Professional fees consist of legal, accounting, audit, tax, management and consulting fees.

The increase in professional fees of approximately $1,105,000, or 279%, from approximately $395,000 for the year ended December 31, 2007 compared to approximately $1,500,000 for the year ended December 31, 2008, was due to a one time fee of $100,000 related to a potential financing arrangement; increased legal, audit and tax service fees; and finally to our entrance into an administrative and professional services agreement with DCMI effective January 1, 2008.  DCMI maintains our books and records and handles all our business activities for a monthly fee of $25,000 through April 2008, $60,000 per month from May to December 2008 and $100,000 per month thereafter.  The remaining change was due to our increased business activity in 2008.  Additional information regarding our agreement with DCMI is contained in this Form 10 under Item 7. Certain Relationships and Related Transactions and Director Independence.

The decrease in professional fees of approximately $122,000, or 24%, from the period ended December 31, 2006 compared to the year ended December 31, 2007 was due to payment of approximately $406,000 in management fees to SCMH during 2006 in accordance with an agreement with SCMH, under which we were to pay management fees totaling $4,200,000, payable in 12 installments of $350,000 each, beginning October 31, 2006.  The agreement was replaced effective January 1, 2007, before payment of the second installment; therefore, no management fees were paid during 2007.  The decrease was partially offset by increased legal and consulting fees due to our increased business activity during our first full year of existence in 2007.  Additional information regarding the management fees to SCMH is provided in this Form 10 under Item 7. Certain Relationships and Related Transactions, and Director Independence.

We expect that our professional fees will increase for periods beyond December 31, 2008 due to increased legal, accounting and professional service fees related to the increased regulatory environment that we are subject to as an SEC registrant and increased legal fees related to negotiation of charters as vessels are placed into service.

Brokerage and Representation Fees
Brokerage and representation fees consist of fees paid to providers of our ship brokerage, representation and consulting services.  The last payment under this agreement will be made during the fourth quarter of 2009.  We do not expect to pay brokerage and representation fees beyond this date.

The decrease in brokerage and representation fees of approximately $219,000, or 25%, from the year ended December 31, 2007 compared to the year ended December 31, 2008 was due to the sale of three of our AHTS vessels in December 2007 and January 2008, which represented one-fourth of our original AHTS fleet under construction prior to such sale.  This sale resulted in the revision of our agreement to decrease the fees accordingly, from $218,750 per quarter to $164,062 per quarter.

The increase in brokerage and representation fees of $875,000 from the period ended December 31, 2006 compared to the year ended December 31, 2007 was due to us entering into an agreement with the providers of our ship brokerage, representation and consulting services calling for quarterly payments of $218,750, a total of $875,000 annually, beginning January 1, 2007.

Other Operating Expenses
Other operating expenses consist of office and administrative expenses, travel expenses and bank fees that are not directly related to financing arrangements.

The increase in other operating expenses of approximately $290,000, or 113%, from the year ended December 31, 2007 compared to the year ended December 31, 2008 was due to the general increase in business activity.  The increase included such items as additional travel expenses related to construction oversight at multiple shipyards throughout Italy and the pursuit of financing options for the AHTS vessels.

The increase in other operating expenses of approximately $217,000, or 562%, from the period ended December 31, 2006 to the year ended December 31, 2007 was due to 2006 being a short period during which very few operating costs were incurred along with the general increase in business activity associated with our first full year of existence.

Interest Income
Interest income is earned on balances in various operating and money market accounts in which our funds are held.  As funds are raised, they are deposited in operating accounts in the United States and in interest bearing accounts in foreign countries.  Amounts necessary for operations and payment of upcoming AHTS vessel construction installments are held in these accounts.  As construction payments come due, funds held are moved to the restricted cash accounts and pledged as collateral for the loans that fund the AHTS vessel construction payments to Fincantieri.  As the balance of these pledged funds grows, so too does the interest earned on the funds.  Interest was also earned on short-term loans to a related party.

The increase in interest income of approximately $1,682,000, or 155%, from the year ended December 31, 2007 compared to the year ended December 31, 2008 was due to increased funds held in interest bearing accounts for future payments, as well as increased funds held in pledged accounts.

The increase in interest income of approximately $1,073,000 from the period ended December 31, 2006 compared to the year ended December 31, 2007 was due to the increase in funds held in interest bearing accounts during our first full year of existence.

Interest Expense
Interest expense was incurred on a short-term loan from a related party which was outstanding between April and December 2007, the senior loan facility with Nord/LB which was entered into on December 19, 2008 and two related party loans which were entered into during the fourth quarter of 2008.

The increase in interest expense of approximately $740,000 from the year ended December 31, 2007 compared to the year ended December 31, 2008 was mainly due to the agency and commitment fees paid related to our senior loan financing with Nord/LB and the guarantee fee related to the debt with Deutsche Schiffsbank Aktiengesellschaft (“Deutsche Schiffsbank”).  These fees were partially offset by the repayment of the related party loan in December 2007.  All interest incurred on the loans for AHTS vessel construction was capitalized as part of capitalized vessel construction costs until the delivery of each vessel.

The increase in interest expense of approximately $248,000, or 1,457%, from the period ended December 31, 2006 compared to the year ended December 31, 2007 was due to the short-term related party loan discussed above, which existed from April to December 2007.

Foreign Currency Transaction Gain (Loss)
Foreign currency transaction gain (loss) is the amount of gain or loss realized when the cash balances held in Euros by our parent company, III to I Maritime Partners Cayman I, LP, are converted to our functional currency, the U.S. dollar, on each balance sheet date.

The change in our foreign currency transaction gain (loss) from the year ended December 31, 2007 to the year ended December 31, 2008, as well as between the period ended December 31, 2006 and year ended December 31, 2007, was caused by a period of relatively high volatility in exchange rates.  The primary factor with respect to changes in the foreign currency transaction gain (loss) was due to the revaluing of our Euro denominated bank accounts and restricted cash balances held in foreign countries to USD using the current prevailing exchange rate at the end of each month.

Minority Interest
Minority interest represents the amount of income or loss allocable to other parties where their share has been included in our consolidated results of operations.

The comparative effect on our allocation of income or loss to the minority interest holders between the year ended December 31, 2008 and December 31, 2007, and from the period ended December 31, 2006 compared to the year ended December 31, 2007, was due to the difference in income for the periods presented.

Liquidity and Capital Resources

As of December 31, 2008, we had cash and cash equivalents of $2,222,196 along with restricted cash of $55,967,374. Restricted cash represents the compensating balances required by Berenberg Bank in relation to our outstanding loans. Upon delivery of each AHTS vessel, the portion of the restricted cash balances related to the outstanding loan amount on the delivered AHTS vessel will be used to repay the majority of the associated loan.

Since inception through December 31, 2008, we have raised approximately $62,800,000, net of syndication costs of approximately $1,830,000, through the private placement of our limited partner units. As discussed above, the funds from the offering were utilized primarily to collateralize loans, the proceeds of which were used to pay the first two of five installments to Fincantieri for the construction of our AHTS vessels and to pay for related expenditures as shown in our consolidated financial statements. The payments to Fincantieri were made via draws on our credit facility with Berenberg Bank attributable to each AHTS SPV which then paid Fincantieri.

In addition to the installments made to Fincantieri for construction of our AHTS vessels during 2007, we purchased a 49% interest in two additional SPVs, Hesse Schiffahrts GmbH & Co. MS “Markasit” KG and ATL Reederei GmbH & Co. MS “Larensediep” KG, each holding a single mini-bulker. The equity investment made in each such SPV was EUR 1,500,000 ($2,161,650 and $2,022,450, respectively, at the prevailing exchange rate at the time the commitments were funded). Permanent financing at the SPV level amounting to approximately 70% of the cost of each vessel was put in place upon vessel delivery. The mini-bulkers began operations in August and December 2007, respectively.

The mini-bulker investments are accounted for under the equity method. As such, assets, liabilities and results of operations are not consolidated with our operations. Rather, the net investment in the mini-bulker SPVs is presented on our consolidated balance sheet in investment in unconsolidated entities as a single line item and includes our equity contributions, distributions and interest in the income or loss of each such SPV. The mini-bulkers provided distributions of approximately $170,000 and $163,000 during September and October 2008, respectively. These distributions were used to fund construction payments for our AHTS vessels.

Operating Cash Flows
Operating activities provided cash of approximately $1,121,000 for the year 2008, as compared with 2007, when operating activities produced a net use of cash of approximately $865,000, for an increase in cash provided of approximately $1,986,000. This change is primarily due to the increase in accounts payable and accrued expenses related to additional expenses for our AHTS SPVs. The increase in cash provided by operations was further attributable to accrued interest payable related to our loans with Berenberg Bank. Additionally, the net effect of net income in 2007 compared to a net loss in 2008, coupled with the effect of non-cash items such as the foreign currency transactions and the loss on our unconsolidated entities for 2008, resulted in a decrease in operating cash flows of approximately $191,000 between 2007 and 2008.

Investing Cash Flows
Investing activities for the year ended December 31, 2007 used approximately $85,105,000 in cash, which exceeds cash used during the year ended December 31, 2008 by approximately $46,900,000. The major uses of cash were the funding of the restricted cash which serves as collateral for the loans which were used to fund AHTS vessel construction payments, the other major use of cash. The difference between the two periods was principally due to the close proximity in time between the first and second installments payable to Fincantieri for the acquisition and construction of each AHTS vessel while the remaining payments are more widely dispersed over the AHTS vessel construction periods.

Additionally, the remaining net difference of approximately $1,400,000 between the two periods consists of equity interests in the unconsolidated entities that were acquired during 2007 for approximately $4,200,000 in cash, netted against the proceeds received from the sale of the three AHTS vessels to our affiliate, FLTC Fund I at their net carrying value, which approximated fair value, from which we received approximately $5,700,000 in 2007, and $2,900,000 in 2008.

Financing Cash Flows
Net cash provided by financing activities was approximately $80,650,000 for the year ended December 31, 2007 as compared to approximately $36,296,000 for the year ended December 31, 2008.  The decrease in net cash provided by financing activities resulted from a decrease of $18,150,000 in contributions from partners, a payment of approximately $1,685,000 in syndication costs, a decrease in net contributions from minority interests and a decrease of approximately $19,400,000 from net borrowings.  Cash of $1,250,000 was provided by loans from related parties in 2008 while 2007 produced a net repayment of approximately $187,000 related to loans payable to a related party.  Additionally, the payable to related party provided cash of approximately $851,000 during 2008.  There was no payable to related party in 2007.  During the fourth quarter of 2008, we paid approximately $3,800,000 in deferred loan fees related to the senior loan facility with Nord/LB and the loan from Deutsche Schiffsbank.

Financing Arrangements
Berenberg Facility
In November 2006, we entered into a credit facility (“Berenberg Facility”) with Berenberg Bank, a German financial institution, allowing for borrowings up to EUR 26,400,000 ($37,216,080).  The Berenberg Facility was amended in March and May 2007, increasing the available borrowings to EUR 50,300,000 ($70,907,910) and extending the maturity date to September 2010.  The remaining terms of the Berenberg Facility were not materially changed.

Under the Berenberg Facility, we are required to maintain compensating balances as security for the repayment of the borrowings under such facility.  The compensating balances must be equal to or greater than the amounts drawn by our German Subsidiary and used to pay deposits on the acquisition and construction of our AHTS vessels.  The Berenberg Facility is funded in multiple tranches with each tranche being directly related to a single AHTS vessel.

Interest under the Berenberg Facility is calculated based on the one-month EURIBOR rate plus a margin of 0.35%.  The weighted-average effective interest rate as of December 31, 2008 and 2007 was 3.97% and 5.03%, respectively.  Interest is due quarterly but is rolled into the principal amount instead of being paid.  Principal payments are due on each tranche upon the earlier of the delivery date, sale of the related vessel or September 30, 2010.

The compensating balances represent the original tranche balance plus interest earned since the original deposit date.  The tranche balance represents the original loan plus all incurred interest which is rolled into the new loans upon maturity which is usually three months.  As the interest rate earned on the compensating balances is less than the interest charged on the tranche balance, the compensating balances do not fully offset the outstanding tranche balances.  As of December 31, 2008 and 2007, borrowings of EUR 39,905,920 ($56,255,375) and EUR 29,322,455 ($43,189,044) were outstanding and the related compensating balance was EUR 39,701,620 ($55,967,374) and EUR 29,238,164 ($43,064,892), respectively.  At December 31, 2008, we had the ability to borrow EUR 10,394,080 ($14,652,535) for additional AHTS vessel payments.

As each of the AHTS vessels are delivered, we are entitled to draw loan proceeds under our Nord/LB Facility which are used to pay down the tranche associated with such vessel.  As a result, the future scheduled minimum payments under the Berenberg Facility based upon the scheduled delivery dates for our AHTS vessels are as follows (in dollars):

			Less than			Over
SPV Name	Vessel Name	Total	1 year	2-3 Years	4-5 Years	5 Years
6160 – MS Juist	UOS Atlantis	$9,647,115	$9,647,115	$-	$-	$-
6161 – MS Norderney	UOS Challenger	9,343,182	9,343,182	-	-	-
6162 – Isle of Baltrum	UOS Columbia	5,148,537	5,148,537	-	-	-
6163 – Isle of Langeoog	UOS Discovery	5,118,839	5,118,839	-	-	-
6168 – Isle of Amrum	UOS Endeavour	5,670,294	5,670,294	-	-	-
6169 – Isle of Sylt	UOS Enterprise	5,890,838	-	5,890,838	-	-
6171 – Isle of Wangerooge	UOS Explorer	5,633,426	-	5,633,426	-	-
6172 – Isle of Neuwerk	UOS Freedom	5,560,618	-	5,560,618	-	-
6173 – Isle of Usedom	UOS Liberty	4,242,526	-	4,242,526	-	-
		$56,255,375	$34,927,967	$21,327,408	$-	$-

Nord/LB Facility
On December 19, 2008, we entered into a EUR 420,570,000 ($592,877,529) senior loan facility (“Senior Loan”) with Nord/LB as administrative agent and lender, with a term of 12 years from the delivery of each ship.  The proceeds from the loan will be used to fund preconstruction costs (“Pre-Delivery Facility”), outstanding balances due to the shipyard at delivery and working capital requirements of each AHTS SPV.  A post-delivery credit facility (“Revolving Credit Facility”) in the amount of EUR 84,114,000 ($118,575,506) can also be used to extend the Senior Loan from 12 to 15 years.  However, in no case can the total loans be in excess of 75% of the aggregate costs of all the ships covered by the Senior Loan.

The Senior Loan is a fleet financing arrangement which covers all our AHTS vessels plus three AHTS vessels held by FLTC Fund I.  The 12 AHTS vessels serve as the collateral for the Senior Loan.  In connection with the Senior Loan, a commitment fee of 0.20% to 0.45% is due semi-annually in arrears as determined by our bank internal rating class based on the unused Senior Loan balance and the elapsed days within the year.  An agency fee of EUR 10,000 ($14,097) per ship is due each year payable at the end of each quarter until the delivery of the applicable ship.  After the delivery of the applicable AHTS vessel, the agency fee, payable quarterly, will be EUR 5,000 ($7,049) per year per vessel until the Senior Loan is paid in full.

Repayment of the Pre-Delivery Facility of the Senior Loan is guaranteed by Reederei Hartmann (the “Corporate Guarantee”) who is our minority interest holder and the 25% owner of the three AHTS SPVs of FLTC Fund I.  In the event the Corporate Guarantee is drawn upon, the German Subsidiary may increase its equity interest in (i) the ATHS SPVs pursuant to the Share Transfer Agreement SCMP and (ii) the mini-bulker SPVs pursuant to the applicable “Sale and Assignment of a Limited Share” agreement, in each case, by and between the German Subsidiary and Reederei Hartmann.  There is also a financial guarantee for up to 70% of the loan balance issued by SACE S.P.A. of Roma, Italy, which is the Italian export credit and reinsurance agency.

Interest on the borrowings is based upon the EURIBOR, the Euro Interbank Offered Rate.  For the portion of the Senior Loan not guaranteed by SACE S.P.A., the applicable interest rate is EURIBOR plus 1.375% per annum plus a fixed funds cost to be determined prior to each drawdown.  For the portion of the Senior Loan that is guaranteed by SACE S.P.A, the applicable interest rate is EURIBOR plus 1.375% per annum.  With respect to the Revolving Credit Facility, the applicable interest rate is (i) EURIBOR plus 1.600% per annum or (ii) the lenders’ funding costs, as conclusively to be agreed and determined by the lenders, plus 1.600% per annum.  Upon the fifth anniversary of the Senior Loan, each interest rate will be subject to renegotiation.  Interest incurred before the delivery of each AHTS vessel will be rolled into the loan balance of the corresponding tranche of the Senior Loan until ship delivery up to a maximum of EUR 1,000,000 ($1,409,700).  If interest incurred exceeds EUR 1,000,000 ($1,409,700) the excess interest will be due at each interest payment date which can be every three to six months.

A guarantee commission of 1.375% per annum is due to Nord/LB on the loans provided during the pre-delivery stage of each ship up to a loan balance of EUR 240,000,000 ($338,328,000).  The guarantee commission is due and payable each quarter that construction payments are outstanding up to and including the date the construction payments are made.

We are subject to various covenants associated with the Senior Loan, such as the payment of dividends, amount of capital infusions from outside investors into the AHTS SPVs, limits on additional financing, restrictions of cargo and weapons, structure and duration of charters related to the ships and the establishment of cash accounts with Nord/LB for the cash generated from operations of each AHTS vessel until the Senior Loan is paid in full.

Schulte Group Facility
On November 13, 2007, III to I IMS Holdings, LLC (“IMS Holdings”), the sole shareholder of our general partner, entered into a Memorandum of Agreement (“MOA”) with the Schulte Group relating to the acquisition of the chemical tanker.  Pursuant to the MOA, IMS Holdings placed an order for the chemical tanker through the Schulte Group for the purchase price of $41,500,000 to be paid in five equal installments.  The Schulte Group agreed to loan IMS Holdings up to $8,300,000 for the first installment payment and to facilitate a bank guarantee for the second installment payment of $8,300,000.  The Schulte Group has formed Anthos Shipping Co. Limited, a Cyprus SPV (“Anthos”), to own the chemical tanker.  The equity of Anthos will be assigned to IMS Holdings upon repayment of the loan with the Schulte Group, retirement of the bank guarantee facilitated by the Schulte Group, and payment of all fees due to Schulte.  Kronos was not formed at the time the MOA was signed; therefore, the chemical tanker transaction was undertaken through an affiliate of IMS Holdings on behalf of Kronos.

The Schulte Group provided funds for the first installment on the chemical tanker of $8,300,000 through a loan, and IMS Holdings repaid $3,000,000 through its affiliate to the Schulte Group by January 15, 2008, in compliance with the terms of the MOA.  We advanced approximately $3,800,000 to IMS Holdings to allow IMS Holdings to provide funds to make the required payments to the Schulte Group under the MOA.  An addendum to the MOA was executed in July 2008 to extend the loan through November 30, 2008, extend the time period allowed for IMS Holdings to secure financing and increase the amount of possible liquidated damages.  As of December 31, 2008, no agreement had been reached on a further extension of the terms of the MOA, and IMS Holdings was technically in default on their loan and required to pay liquidating damages.  An amended and restated MOA was entered into on April 25, 2009, which extends the term of the loan and bank guarantee through July 30, 2010, increases the interest rate and the possible liquidated damages, requires us to pay a lump sum amount of $200,000 as a fee for providing the extension of the bank guarantee, waives any prior default and clarifies certain other terms of the original MOA.  As part of the changes, the parties to the MOA were formally changed to be between Kronos in place of IMS Holdings and Conway Shipping Co. Ltd (“Conway”) in place of the Schulte Group.  If acquired, the chemical tanker would be held in Anthos, which would be owned by Kronos.  In the future, we may sell or assign the chemical tanker or the rights to acquire it, or may elect to cancel the transaction to purchase the chemical tanker, whereby we would be subject to liquidated damages through the forfeiture of all amounts advanced under the MOA.

Kronos/Chemical Tanker Transaction/Deutsche Schiffsbank Facility
On November 20, 2008, Kronos entered into a $30,000,000 credit facility (“Deutsche Schiffsbank Facility”) with Deutsche Schiffsbank. The Deutsche Schiffsbank Facility also provides for a related guarantee facility of up to $16,320,000 under which Deutsche Schiffsbank would issue two separate guarantees in favor of the sellers of the chemical tanker, Nantong Mingde Heavy Industry Stock Co., Ltd. and Jiangxi Topsky Technology Co., Ltd. (“Nantong Mingde”). The Deutsche Schiffsbank Facility is to be drawn in multiple advances with the proceeds used to fund the construction and acquisition of the chemical tanker. Anthos is the current owner of the contract to purchase the chemical tanker. Pursuant to the terms of the MOA, we would take ownership of Anthos upon fulfilling the terms of the MOA. Each pre-delivery advance shall be repaid in full upon delivery of the chemical tanker to Anthos, but no later than March 31, 2012. Additionally, each delivery advance shall be repaid in 40 installments of $500,000 each with a balloon installment in the amount of $10,000,000 payable at the time of the final $500,000 installment which can be no later than March 31, 2022.

Interest on the Deutsche Schiffsbank Facility shall be paid in arrears on the last day of each applicable interest period.  In the event the interest periods is longer than six months, interest shall be paid every six months during such interest period and on the last day of any such interest period.  Interest on the borrowings is based upon LIBOR, the London Interbank Offered Rate, plus 1.4% per annum during each interest period.

Pursuant to the terms of the Deutsche Schiffsbank Facility, an arrangement fee of $120,000 was earned and due as of the acceptance of the financing commitment.  This fee was paid by one of our affiliates and was accrued on our consolidated balance sheet at December 31, 2008 as part of a due to related party.  Additionally, in relation to the advances and the guarantee facility, a commitment fee at the rate of 0.3% per annum on the daily undrawn amount of such advance and unutilized amount of the guarantee facility accrues from the date of the Deutsche Schiffsbank Facility to and including the date of payment thereof.  Such fee is payable quarterly in arrears and on the last day of the commitment period applicable to such advance.  Further, a guarantee commission is payable quarterly in arrears at a rate equal to 1.4% per annum on the daily average maximum amount of the liabilities and obligations of Deutsche Schiffsbank under or pursuant to the guarantees to be issued by Deutsche Shiffsbank in favor of the sellers of the chemical tanker.

From the date of transfer of ownership in Anthos to Kronos through the date of payment of the second installment for the chemical tanker to Nantong Mingde pursuant to the building contract, the Deutsche Schiffsbank Facility will be secured by a cash collateral account with a balance of at least $7,560,000.  Additionally, prior to the delivery of the chemical tanker, the Deutsche Schiffsbank Facility shall be secured by an assignment of the chemical tanker building contract, the related refund guarantee issued by Bank of China Limited in favor of Anthos, a pledge of the equity of Kronos and a guarantee by Anthos.  Upon delivery of the chemical tanker, the Deutsche Schiffsbank Facility will be secured by a mortgage on the chemical tanker including the related deed of covenants and deed of share charges.

We are subject to various covenants associated with the Deutsche Schiffsbank Facility, including but not limited to:

•	payment of dividends;
•	capital infusions from outside investors into Kronos or its subsidiaries;
•	additional financing and/or encumbrances;
•	making loans and advances; and
•	establishment of cash accounts with Deutsche Schiffsbank to serve as security from the time that ownership in Anthos is transferred to Kronos until the second installment has been paid on the vessel.

Acquisitions and Dispositions
We acquired a majority interest in twelve SPVs, each holding a contract to purchase an AHTS vessel in April and May 2007, and acquired minority interests in two mini-bulkers in May and September 2007.  During December 2007 and January 2008, we sold to FLTC Fund I our interest in three AHTS vessels in exchange for cash approximating the carrying value of our investments; therefore, no gain or loss was recognized on these transactions.  The results of operations of the vessels sold in January 2008 were reflected as discontinued operations for the year ended December 31, 2007.  The results of operations of the two vessels sold in December 2007 have been removed from our consolidated financial statements as of the date of sale.

We currently have an agreement to purchase a chemical tanker, which would be held through Kronos, through advances to an affiliate.

Ongoing Capital Expenditures
We have commitments to purchase the eight remaining AHTS vessels under construction.  The cost of each vessel is denominated in Euros, and where shown in this discussion, amounts in USD related to future payments are determined using the exchange rate as of December 31, 2008.  The estimated cost of each AHTS vessel ranges from EUR 37,068,000 ($52,254,760) to EUR 41,995,000 ($59,200,352) for a total commitment of EUR 356,149,000 ($502,063,245).  Under the AHTS shipbuilding contracts, installments are due in five stages based upon certain milestones being met during construction.  Approximately 30% of the total construction costs require deposits, some of which are funded with equity while others will be funded from the Pre-Delivery Facility from the Senior Loan.  Amounts drawn on the Pre-Delivery Facility require either (i) that each AHTS SPV is fully funded based on the capital as called for in the applicable SPV agreements or (ii) the provision of a guarantee acceptable to Nord/LB.  In addition to our obligations to Fincantieri, there are agreements between the SPVs and Hartmann Offshore for vessel construction oversight and commercial and technical management during construction.  As of December 31, 2008 and 2007, we incurred $80,860,590 and $48,459,543, respectively, in connection with the acquisition of the contracts to build these vessels.

The table below provides details of our remaining capital expenditure obligation for each vessel.  The figures below include the amounts due to the shipyard, estimated vessel outfitting upon delivery and amounts owed for vessel construction oversight and commercial and technical management during construction as described above.  The amounts below include amounts payable by us and our partner in each SPV as well as amounts anticipated to be funded through our credit facilities.

			Less than			Over
SPV Name	Vessel Name	Total	1 year	2-3 Years	4-5 Years	5 Years
Anchor Handling Tug Supply Vessels
6160 – MS Juist	UOS Atlantis	$45,452,252	$45,452,252	$-	$-	$-
6161 – MS Norderney	UOS Challenger	$45,242,912	$45,242,912	$-	$-	$-
6162 – Isle of Baltrum	UOS Columbia	$50,954,736	$50,954,736	$-	$-	$-
6163 – Isle of Langeoog	UOS Discovery	$50,808,407	$50,808,407	$-	$-	$-
6168 – Isle of Amrum	UOS Endeavour	$55,486,215	$55,486,215	$-	$-	$-
6169 – Isle of Sylt	UOS Enterprise	$55,486,215	$11,879,542	$43,606,673	$-	$-
6171 – Isle of Wangerooge	UOS Explorer	$57,337,856	$12,370,118	$44,967,738	$-	$-
6172 – Isle of Neuwerk	UOS Freedom	$57,337,856	$12,370,118	$44,967,738	$-	$-
6173 – Isle of Usedom	UOS Liberty	$57,337,856	$6,273,165	$51,064,691	$-	$-
Chemical Tanker
MD2007-11-12		$41,028,475	$2,270,500	$12,325,000	$26,432,975	$-

Additionally, each AHTS SPV entered into a contract with the German Subsidiary, whereby the German Subsidiary or its assignee would provide financial services including, but not limited to, the procurement of equity during the building period of the relevant AHTS vessel.  Under such agreements, the German Subsidiary would have received fees of EUR 500,000 payable in four equal installments, each due at (i) the beginning of steel cutting, (ii) installation of the main engines, (iii) launching of the vessel and (iv) delivery of the completed vessel.  The German Subsidiary subcontracted the requirement to provide these services and the right to receive these payments to Suresh Capital Consulting & Finance Ltd., Maritime Funding Group LLC and Churada Investments Limited which are affiliates of SCMH.  The table below provides the amounts outstanding under these agreements as of December 31, 2008.

			Less than			Over
SPV Name	Vessel Name	Total	1 year	2-3 Years	4-5 Years	5 Years
Anchor Handling Tug Supply Vessels
6160 – MS Juist	UOS Atlantis	$176,213	$176,213	$-	$-	$-
6161 – MS Norderney	UOS Challenger	176,213	176,213	-	-	-
6162 – Isle of Baltrum	UOS Columbia	528,638	528,638	-	-	-
6163 – Isle of Langeoog	UOS Discovery	528,638	528,638	-	-	-
6168 – Isle of Amrum	UOS Endeavour	528,638	528,638	-	-	-
6169 – Isle of Sylt	UOS Enterprise	528,638	352,425	176,213	-	-
6171 – Isle of Wangerooge	UOS Explorer	528,638	352,425	176,213	-	-
6172 – Isle of Neuwerk	UOS Freedom	528,638	352,425	176,213	-	-
6173 – Isle of Usedom	UOS Liberty	528,638	176,213	352,425	-	-
Total fees outstanding		$4,052,892	$3,171,828	$881,064	$-	$-

Discussion of Short- and Long-Term Liquidity Needs
We have funded payments related to the first two of the five installments on all of our nine AHTS vessels marking the completion of the initial funding stage, which was funded primarily with equity from limited partners’ contributions.  In order to fund our remaining commitments to Fincantieri, we entered into the Senior Loan discussed above under the caption Financing Arrangements.  The Pre-Delivery Facility will be drawn to fund portions of the third and fourth installments to Fincantieri.  Upon delivery of each AHTS vessel, we will draw on the Senior Loan in the amount of EUR 35,047,500 ($49,406,461).  The proceeds will be used to repay the Pre-Delivery Facility for the AHTS vessel, fund the fifth and final installment to Fincantieri and, where amounts are available, fund the outfitting of each vessel.  We funded the third installments in July and November 2008, for vessels UOS Atlantis and UOS Challenger, respectively, primarily from cash raised from limited partners’ contributions since the Senior Loan and related Pre-Delivery Facility were not yet in place.  Therefore, those vessels will have excess Senior Loan proceeds available for reserves.  The schedule below reflects the anticipated amount of reserves at delivery based on the equity funded to the AHTS SPVs as of December 31, 2008.

		Remaining		Anticipated
		Capital		Reserves or
		Expenditure	Senior Loan	(Deficit) in KG
SPV Name	Vessel Name	Obligation	Proceeds	at Delivery
6160 – MS Juist	UOS Atlantis	$45,452,252	$49,406,461	$3,954,209
6161 – MS Norderney	UOS Challenger	45,242,912	49,406,461	4,163,549
6162 – Isle of Baltrum	UOS Columbia	50,954,736	49,406,461	(1,548,275)
6163 – Isle of Langeoog	UOS Discovery	50,808,407	49,406,461	(1,401,946)
6168 – Isle of Amrum	UOS Endeavour	55,486,215	49,406,461	(6,079,754)
6169 – Isle of Sylt	UOS Enterprise	55,486,215	49,406,461	(6,079,754)
6171 – Isle of Wangerooge	UOS Explorer	57,337,856	49,406,461	(7,931,395)
6172 – Isle of Neuwerk	UOS Freedom	57,337,856	49,406,461	(7,931,395)
6173 – Isle of Usedom	UOS Liberty	57,337,856	49,406,461	(7,931,395)
		$475,444,305	$444,658,149

We are still in the development stage and continue to raise funds through private placement of our limited partner units, both to new and existing investors.  The majority of proceeds from future fundraising efforts, through the continued offering of limited partner units, will be used to complete the funding of our equity commitments under the agreements which govern the SPV entities in which the AHTS vessels are held, fund the delivery of the AHTS vessels and fund our operations and those of each SPV.  Under the AHTS SPV formation documents (“Company Agreements”), we have committed to contribute capital to these entities totaling EUR 105,000,000 ($148,018,500).  This amount reflects an increase in our share capital commitment for the Isle of Usedom SPV from EUR 10,125,000 ($14,273,213) to EUR 28,500,000 ($41,176,450) in order to comply with the terms of the Senior Loan.  Through contributions made to each SPV to fund the first two installments to Fincantieri, we had funded EUR 37,950,000 ($53,498,115) as of December 31, 2008.

Were ATL, which serves as the general partner of each AHTS SPV, to call in the remaining unfunded share capital, we would be required pursuant to the Company Agreements to fund the capital call up to our maximum share of Capital Commitment.  If we were unable to fund the capital call, our fellow limited partner, Reederei Hartmann, would have the obligation to fund our unfunded capital under a guarantee that has been provided as part of the Senior Loan, resulting in a transfer of interest in the applicable AHTS SPV from us to Reederei Hartmann.  Pursuant to the Senior Loan, Reederei Hartmann is prohibited from owning more than 50% of any one AHTS SPV.  Therefore, in the event we are unable to raise capital sufficient to keep our ownership share in each AHTS in excess of 50%, ATL would likely seek to raise capital from other sources, which could dilute our ownership, or ATL could seek to sell all or part of a vessel or vessels.

The table below provides a schedule of unfunded capital commitments for each AHTS SPV as of December 31, 2008, and also includes the information from the table above:

		Remaining	Anticipated Reserves at
		Capital Contribution	at Delivery based on	Anticipated Vessel
SPV Name	Vessel Name	Commitment (1)	Capital Contributed	Delivery Date
6160 – MS Juist	UOS Atlantis	$3,489,008	$3,954,209	February 27, 2009 (delivered)
6161 – MS Norderney	UOS Challenger	3,700,463	4,163,549	May 2009
6162 – Isle of Baltrum	UOS Columbia	10,572,750	(1,548,275)	September 2009
6163 – Isle of Langeoog	UOS Discovery	10,572,750	(1,401,946)	November 2009
6168 – Isle of Amrum	UOS Endeavour	11,982,450	(6,079,754)	December 2009
6169 – Isle of Sylt	UOS Enterprise	11,559,540	(6,079,754)	April 2010
6171 – Isle of Wangerooge	UOS Explorer	11,982,450	(7,931,395)	January 2010
6172 – Isle of Neuwerk	UOS Freedom	11,982,450	(7,931,395)	March 2010
6173 – Isle of Usedom	UOS Liberty	46,907,768	(7,931,395)	April 2010
		$122,749,629

(1) Pursuant to the AHTS SPV Agreements, the minority interest holder is committed to contribute 25% of this amount.

These additional capital contributions will be utilized by the AHTS SPVs for operations during the construction period, outfitting of each vessel upon delivery and providing working capital to the AHTS SPVs, a portion of which is necessary in order to fulfill the conditions under the Senior Loan (“Senior Loan Conditions”).  The capital in excess of the amount required for operations, outfitting and compliance with the Senior Loan Conditions will be called at the option of ATL in its judgment as general partner of each SPV.  The factors which would affect such a decision would include the excess loan proceeds available from the funding of the Senior Loan upon delivery of each AHTS vessel, if any, charter coverage, current market day rates, operational requirements such as anticipated dry dockings and unexpected repair costs as well as other factors deemed relevant by ATL regarding each vessel.

In summary, through December 31, 2008 we have funded EUR 37,950,000 ($53,498,115) to the AHTS SPVs primarily with contributions from the sale of limited partner units, which provided funds for the first two installments to Fincantieri and operations to date for the AHTS SPVs.  The remaining capital obligations of the AHTS SPVs for the vessels total EUR 337,266,301 ($475,444,305).  Of this amount, we anticipate receiving EUR 315,427,500 ($444,658,149) through the financing arrangement with Nord/LB.  The remaining obligation will be funded by both us and Reederei Hartmann from additional capital contributions.  In order to secure ownership of at least 50% of each AHTS SPV, which is a requirement under the Senior Loan Conditions, we must fund approximately EUR 32,050,000 ($45,180,885).  Failure to reach this funding level is likely to result in the sale of or transfer of the ownership interest in one or more vessels.  In order to maintain our 75% ownership of all nine AHTS SPVs, we must fund an additional amount that is estimated to range from EUR 32,050,000 ($45,180,885) to EUR 67,050,000 ($94,520,385).  The lower range includes minimum reserves of EUR 2,000,000 ($2,819,400) for each AHTS SPV.  Funding the upper range of EUR 67,050,000 ($94,520,385) would represent full funding of our obligation under the current Company Agreements for each AHTS SPV.  The actual funding level will depend upon certain items such as charter rates, charter length and working capital requirements and whether the general partner of the AHTS SPVs determines to call the full amount of our capital commitment.  We do not anticipate making distributions in the future until the funding stage is completed and the vessels have been delivered to the applicable AHTS SPVs.  Additionally, the Share Transfer Agreement requires the German Subsidiary to maintain all distributions from the AHTS SPVs in an escrow account for purpose of funding capital contributions with respect to the other AHTS SPVs until all such SPVs are fully funded.

Critical Accounting Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States.  The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses as of the date of the financial statements.  Actual results could differ from these estimates under different assumptions or conditions.  We consider the following policies to be the most critical to understanding the judgments that are involved and the uncertainties that could impact our results of operations, financial condition and cash flows.  For additional information see Note 1 to the Consolidated Financial Statements Nature of Partnership’s Business and Summary of Significant Accounting Policies included in this Form 10 under Item 13. Financial Statements and Supplementary Data.

Fixed Assets
Vessels are stated at cost less accumulated depreciation.  Vessel costs include acquisition costs directly attributable to the vessel and expenditures made to prepare the vessel for its initial voyage.  Vessels are depreciated on a straight-line basis over their estimated useful lives which have been determined to be 25 years from the initial delivery date from the shipyard.

Depreciation is based on cost less residual value.  The costs of significant replacements, renewals or betterments will be capitalized over the shorter of the vessel’s remaining useful life or the life of the renewal or betterment.  The non-depreciated cost of any asset component being replaced will be written off as part of operating expenses.  Expenditures for routine maintenance and repairs will be expensed as incurred.

Vessel construction in progress represents the cost of acquiring contracts to build vessels, installments paid to the shipyards, certain other payments made to third parties and interest costs incurred during the construction of each vessel until the vessel is substantially complete and ready for its intended use.

Furniture and fixtures are generally depreciated on a straight-line basis over a term of three to five years.

Impairment of Long-Lived Assets
We assess long-lived assets for recoverability in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is measured by comparing the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. These evaluations for impairment are significantly impacted by estimates of revenues, costs, expenses and other factors. If these assets are considered to be impaired, the impairment to be recognized is calculated as the excess of the asset’s carrying value over its fair value. No impairments were recorded as of December 31, 2008 or 2007.

Assets Held for Sale
In accordance with SFAS No. 144, assets that we have the intention to sell are classified as held for sale and recorded at the lower of cost or fair value less cost to sell.  If an asset’s fair value less cost to sell, based on discounted future cash flows or market comparisons, is less than its carrying amount, an allowance is recorded against the asset.  The related assets and liabilities are presented separately on the consolidated balance sheet and the results of operations are presented in discontinued operations.

Restricted Cash
Restricted cash represents the compensating balances required by Berenberg Bank in relation to our outstanding loans.  Once an AHTS vessel has been delivered, a portion of the compensating balances equal to the current outstanding loan amount with regard to the delivered ship will be released and used to repay the associated loan.

Minority Interest
The minority interest in our consolidated balance sheet reflects the original investment by minority shareholders in the consolidated subsidiaries along with their proportional share of the earnings or losses of the subsidiaries, which are consolidated in our financial statements, in addition to any distributions received from our consolidated subsidiaries.

Foreign Currency Translation
The functional currency of our subsidiaries is the Euro, while the functional currency of our parent, III to I Maritime Partners Cayman I, LP is the USD.  Assets and liabilities of foreign currency-denominated financial statements are therefore translated into USD at the exchange rate as of the balance sheet date.  Revenues, costs and expenses are translated at a weighted-average exchange rate for the reporting period.  Exchange gain and loss adjustments resulting from the translation of the financial statements are reflected in other comprehensive income (loss) in accordance with SFAS No. 52, Foreign Currency Transactions.  The restricted cash balances which are held in Euros by the parent generate currency fluctuations which are recorded as foreign currency transaction gain (loss) on our Statement of Operations.

We exclude foreign currency transaction gains and losses resulting from intercompany foreign currency transactions that are long-term in nature from the determination of net income.

New Accounting Pronouncements

On January 1, 2008, we adopted SFAS No. 157, Fair Value Measurements.  This Statement defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measurements.  In February 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13 and FSP 157-2, Effective Date of FASB Statement No. 157.  FSP 157-1 amends SFAS No. 157 to remove certain leasing transactions from its scope.  FSP 157-2 delays the effective date of SFAS No. 157 for all nonfinancial assets and liabilities except those that are recognized or disclosed at fair value in the financial statements on at least an annual basis until January 1, 2009 for calendar year end entities.  We adopted the provisions of SFAS No. 157 for financial assets and liabilities as of January 1, 2008 and there was not a material impact on our consolidated financial statements.  We do not expect the adoption of SFAS No. 157 to have a material impact on our consolidated financial position and results of operations when it is applied to non-financial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities.  Under this statement, we may elect to report financial instruments and certain other items at fair value on a contract-by-contract basis with changes in value reported in earnings.  This election is irrevocable.  SFAS 159 was effective January 1, 2008 and we did not apply the provision of SFAS No. 159.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), Business Combinations.  SFAS No. 141R will significantly change the accounting for business combinations.  Under SFAS No. 141R, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions.  SFAS No. 141R also includes a substantial number of new disclosure requirements and applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  As the provisions of SFAS No. 141R are applied prospectively, we can not determine the impact on our financial results until the transactions occur.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements - An Amendment of ARB No. 51.  SFAS No. 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  This accounting standard is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008.  We expect the adoption of SFAS No. 160 will not have a material impact on our consolidated financial statements but will change the presentation of our consolidated balance sheet, income statement and other comprehensive income.

In November 2008, the FASB ratified Emerging Issues Task Force (“EITF”) 08-6, Equity Method Investment Accounting Considerations.  EITF 08-6 clarifies that the initial carrying value of an equity method investment should be determined in accordance with SFAS No. 141R.  Other-than-temporary impairment of an equity method investment should be recognized in accordance with FSP Accounting Principles Board (“APB”) Opinion 18-1, Accounting by an Investor for Its Proportionate Share of Accumulated Other Comprehensive Income of an Investee Accounted for under the Equity Method in Accordance with APB Opinion No. 18 upon a Loss of Significant Influence.  EITF 08-6 is effective on a prospective basis in fiscal years beginning after December 15, 2008 and interim periods within those fiscal years.  We do not expect the adoption of EITF 08-6 to have a material impact on our consolidated financial position and results of operations.

Item 3.  Properties

Our most significant assets are and will continue to be the vessels we own and plan to acquire, each of which is described in this Form 10 under Item 1. Business.  Additionally, in connection with our service agreement with DCMI, DCMI allows us to use the 2,697 square feet of office space located at 5580 Peterson Lane in Dallas, Texas, which comprises a portion of the leased space governed by a master lease agreement with Peterson Place Partners, Ltd.  This office space serves as our principal corporate office in Dallas, Texas, and is currently adequate to accommodate our office needs.  Functions performed in the Dallas office include overall corporate management, planning and strategy, corporate finance, investor relations, governmental affairs and accounting, tax, treasury, information technology, legal and human resources support functions.

Item 4.  Security Ownership of Certain Beneficial Owners and Management

Ownership of the Partnership
The following table sets forth the beneficial ownership of the partnership’s units as of April 28, 2009, by beneficial owners of 5% or more of such units, by each director and named executive officer of our general partner and all directors and named executive officers as a group.

Name(1)	Number of Voting Units(2)		Percentage of Outstanding Voting Units
Darrell W. Cain	19,370	(3)	2.841%
Michael T. Watters	10,900	(4)	1.598%
Gary V. Moore	2,000	(5)	0.293%
All directors and named executive officers as a group	22,370		3.281%
Suresh Capital Partners, LLC	11,000	(6)	1.613%
The Maritime Funding Group, Inc. Irrevocable Trust	0	(7)	0.000%

(1)	Unless indicated below, the persons named in the table have sole voting and investment power with respect to all shares of stock shown as beneficially owned by them.

(2)
In all matters on which limited partners may cast a vote, each partner other than a Class D limited partner shall have one (1) vote (or a fraction thereof) for each Class A unit, Class B unit, Class C unit or General Partner unit (or fraction thereof) held by such partner, subject to the “Class D Protective Provisions” described under the caption entitled Summary of Partnership Agreement in this Form 10 under Item 11.  Description of Securities to be Registered.  Pursuant to the Partnership Agreement, whenever the approval of a specified percentage of the partners or units is required, the percentage refers to the partners holding the appropriate percentage of voting units and not to a percentage of the class of individual partners.  As a result, the percentage of outstanding voting units of each partner in the ownership table above represents the percentage of all outstanding voting units owned by such partner, rather than the percentage owned by such partner of any particular class of units of the partnership.

(3)
With respect to the 19,370 units beneficially owned by Darrell W. Cain, 1,000 of such units are Class B units owned by Mr. Cain individually, 5,000 of such units are Class B units owned for the benefit of Mr. Cain through an Individual Retirement Account, 3,470 of such units are Class B units beneficially owned by Mr. Cain through an Individual Retirement Account for the benefit of Mr. Cain’s spouse, Sandi L. Hamm, and the remaining 9,900 of such units are General Partner units owned by our general partner and are attributable to Mr. Cain based on his significant ownership percentage in our general partner as set forth in the table below under the section entitled Ownership of the General Partner.

(4)
With respect to the 10,900 units beneficially owned by Michael T. Watters, 1,000 of such units are Class B units owned by Mr. Watters individually and the remaining 9,900 of such units are General Partner units owned by our general partner and are attributable to Mr. Watters based on his significant ownership percentage in our general partner as set forth in the table below under the section entitled Ownership of the General Partner.

(5)	With respect to the 2,000 units beneficially owned by Mr. Moore all of such units are Class B units.

(6)
While Suresh Capital Partners, LLC does not currently own more than 5% of the voting units of the partnership, it is the beneficial owner of 11,000 Class B units.  Of these 11,000 Class B units, 6,000 of such units are Class B units owned by Suresh Capital Partners, LLC, and the remaining 5,000 of such units are Class B units owned by Surram, LLC, an affiliate of Suresh Capital Partners, LLC.  Additionally, Suresh Capital Partners, LLC is the beneficial owner of 1,000 Class D units.  Although such Class D units are not voting units, the holders of such units are entitled to certain “Class D Protective Provisions” as described under the caption entitled Summary of Partnership Agreement in this Form 10 under Item 11.  Description of Securities to be Registered.

(7)
While The Maritime Funding Group, Inc. Irrevocable Trust does not currently own voting units in the partnership, it is the beneficial owner of 1,000 Class D units.  Although such Class D units are not voting units, the holders of such units are entitled to certain “Class D Protective Provisions” as described under the caption entitled Summary of Partnership Agreement in this Form 10 under Item 11.  Description of Securities to be Registered.

Ownership of the General Partner
The following table sets forth the beneficial ownership of our general partner’s shares as of April 28, 2009, by beneficial owners of 5% or more of such shares, by each director and named executive officer of our general partner, and by all directors and named executive officers as a group.

Name(1)	Number of Shares(2)	Percentage of Outstanding Shares

Darrell W. Cain	300	30%
Michael T. Watters	300	30%
Steve Cain	50	5%
Scott Steenson	50	5%
Jason M. Morton	20	2%
Gary V. Moore	10	1%
All directors and named executive officers as a group	630	63%

(1)	Unless indicated below, the persons named in the table have sole voting and investment power with respect to all shares of stock shown as beneficially owned by them.

(2)
Our general partner is wholly-owned by IMS Holdings.  The number of shares and percentage of outstanding shares with respect to each person shown in the table above corresponds to such person’s ownership in IMS Holdings.

Item 5.  Directors and Executive Officers

III to I International Maritime Solutions Cayman, Inc., a Cayman Islands corporation, as our general partner manages our operations and activities.  Our general partner is not elected by our limited partners and is not subject to re-election on a regular basis.  Limited partners are not entitled to elect the officers or directors of our general partner or directly or indirectly participate in our management or operations.  The stock of our general partner is not listed on any exchange.  As a result, our general partner is not a “listed company” under the SEC rules and regulations and therefore is not required to have any independent directors.

We do not have a separately designated executive committee or nominating committee of the Board of Directors. Consequently, we do not have charters for any of those committees. We expect that the new Board of Directors will appoint committees after they take office.  We do have an audit committee, however, none of its members would qualify as independent directors.

Set forth below is information concerning the directors and executive officers of III to I International Maritime Solutions Cayman, Inc. as of April 28, 2009.  Directors and officers serve until they are removed from such positions.

Name	Age	Position with General Partner

Darrell W. Cain	52	Director and Chief Executive Officer
Michael T. Watters	56	Director and Audit Committee Member
Jason M. Morton	35	Director and Chief Financial Officer
Gary V. Moore	57	Director and Audit Committee Member

Darrell W. Cain is a certified public accountant and has been engaged in public accounting since January 1979.  He is a graduate of Baylor University where he received a Bachelor of Business Administration degree in 1977 and a Master of Public Accounting degree in 1978.  Mr. Cain has been a partner in the accounting firm of Cain, Watters & Associates, P.L.L.C. (“CWA”) or a predecessor firm since October 1984.  He has served as Chief Executive Officer and a director of our general partner since inception.

Michael T. Watters is a certified public accountant and has been engaged in public accounting since 1980.  He is a graduate of the University of North Texas where he received a Bachelor of Business Administration degree in accounting in 1976 and a Master of Science degree in accounting in 1980.  Mr. Watters has been a partner in the accounting firm of CWA or a predecessor firm since September 1991.  He has served as a director of our general partner since March 2009, and serves on the audit committee of our general partner.

Jason M. Morton is a chartered financial analyst and is a graduate of Baylor University where he received a Bachelor of Business Administration degree in Finance and International Business in 1995.  Mr. Morton has been an officer of DCMI since January 2008.  Prior to such time, Mr. Morton served as a consultant with Alvarez & Marsal from April 2003 until April 2006 and as a senior investment analyst for III to I Financial Management Research from April 2006 to December 2007.  He has served as Chief Financial Officer and a director of our general partner since November 2007.

Gary V. Moore is a certified public accountant and has been engaged in public accounting since 1978.  Mr. Moore is also a certified fraud examiner and investment advisor representative.  He is a graduate of the University of Texas at Arlington where he received a Bachelor of Business Administration degree in accounting.  Mr. Moore has been the General Manager and Chief Compliance Officer of the accounting firm of CWA since 2001.  He has served as a director of our general partner since March 2009, and serves on the audit committee of our general partner.

Item 6.  Executive Compensation

Compensation Discussion and Analysis
Our general partner has paid no cash compensation to its executive officers since its inception.  Darrell W. Cain is an executive officer of CWA and Jason M. Morton is an executive officer of DCMI.  Each of them receives compensation for the performance of his duties as an executive officer of CWA or DCMI, respectively, which includes managing our partnership.  Neither CWA nor DCMI allocates this compensation outside of their respective entities.  DCMI provides us various general and administrative services, such as technical, commercial, regulatory, financial, accounting, treasury, tax and legal staffing and related support services, pursuant to a services agreement for which we will pay a non-accountable administrative fee of $1,200,000 per year.  Additional information is provided in this Form 10 under Item 7. Certain Relationships and Related Transactions, and Director Independence.

Compensation Committee Interlocks and Insider Participation
The board of directors of our general partner does not have a compensation committee.  If any compensation is to be paid to our officers, the compensation would be reviewed and approved by the entire board of directors of our general partner because they perform the functions of a compensation committee.  None of the directors or executive officers of our general partner served as a member of a compensation committee of another entity that has or has had an executive officer who served as a member of the board of directors of our general partner during 2008.

Director Compensation
In March 2009, the board of directors of our general partner approved an annual fee of $38,400 to Gary V. Moore for services as a director.  Such amount is intended to compensate Mr. Moore for the performance of his services as a member of the audit committee of our general partner.  All directors’ fees are pro-rated from the date of election to the board of directors and are payable quarterly.  Each director will be fully indemnified by us for actions associated with being a director to the extent permitted under laws of the Cayman Islands.

The following table shows the compensation of the directors for the years ended December 31:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Darrell W. Cain (1)
2008	-	-	-	-	-	-	-
2007	-	-	-	-	-	-	-
Michael T. Watters (2)
2008	-	-	-	-	-	-	-
2007	-	-	-	-	-	-	-
Jason M. Morton (3)
2008	-	-	-	-	-	-	-
2007	-	-	-	-	-	-	-
Gary V. Moore (4)
2008	-	-	-	-	-	-	-
2007	-	-	-	-	-	-	-

(1)
Darrell W. Cain is an executive officer of our general partner and is also an executive officer of CWA.  CWA compensates Mr. Cain for the performance of his duties as an executive officer of CWA, which includes managing our partnership.  He does not receive additional compensation for his service as a director.

(2)
Michael T. Watters is an executive officer of CWA.  CWA compensates Mr. Watters for the performance of his duties as a director of CWA, which includes managing our partnership.  He does not receive additional compensation for his service as a director.

(3)
Jason M. Morton is an executive officer of our general partner and DCMI.  DCMI compensates Mr. Morton for the performance of his duties as an executive officer of DCMI, which includes managing our partnership.  He does not receive additional compensation for his service as a director.  DCMI provides us various general and administrative services, such as technical, commercial, regulatory, financial, accounting, treasury, tax and legal staffing and related support services, pursuant to a services agreement for which we will pay a non-accountable administrative fee of $1,200,000 per year.  Additional information is provided in this Form 10 under Item 7. Certain Relationships and Related Transactions, and Director Independence.

(4)
Mr. Moore was appointed as a director in March 2009.  As a result, he received no compensation in 2008.  Mr. Moore will receive an annual fee for his service as a director beginning in 2009 in the amount of approximately $38,400.  Such amount is intended to compensate Mr. Moore for the performance of his services as a member of the audit committee of our general partner.  Additionally, Mr. Moore is an executive officer of CWA which compensates Mr. Moore for the performance of his duties as an executive officer of CWA.

Item 7.  Certain Relationships and Related Transactions, and Director Independence

III to I International Maritime Solutions Cayman, Inc., a Cayman Islands exempted company, as our general partner, manages our operations and activities.  Our general partner is not elected by our limited partners and is not subject to re-election on a regular basis.  Limited partners are not entitled to elect the directors of our general partner or directly or indirectly participate in our management or operations.  The general partner and its affiliates currently own approximately 3.2% of the outstanding units in the partnership, including 9,900 General Partner units.  As a result, the general partner and its affiliates will have substantial control over our management.  The general partner is a wholly-owned subsidiary of III to I IMS Holdings, LLC, a Texas limited liability company, of which Darrell W. Cain and Michael T. Watters each own 30%.  For additional detail, see Item 4. Security Ownership of Certain Beneficial Owners and Management, under the caption entitled Ownership of the General Partner.

Administrative and Professional Services Agreement with DCMI
In April 2008, we entered into an agreement, effective January 1, 2008, to retain DCMI, an entity owned in part by Jason M. Morton, a director and the Chief Financial Officer of our general partner, to perform administrative and professional services (“Services Agreement”).  This Services Agreement was amended and restated in June 2008 and January 2009.  Pursuant to the most recent amendment and restatement of the Services Agreement, the initial term of such agreement commenced as of January 1, 2009 and terms on December 31, 2013, with automatic one-year renewal periods thereafter.  Under the Services Agreement, DCMI provides various general and administrative services for us, such as technical, commercial, regulatory, financial, accounting, treasury, tax and legal staffing and related support services.  In exchange for such services, we were originally obligated to pay DCMI a non-accountable administrative fee of $25,000 per month, which fee has since been increased to $1,200,000 per year pursuant to the terms of the most recent amendment and restatement of the Services Agreement.

Management Agreement with SCMH
In November 2006, we entered into a management agreement (“Management Agreement”) with SCMH, which has an approximate 2% ownership interest in our Cyprus Subsidiary.  The Management Agreement provided for a management fee of $4,200,000, payable in 12 installments of $350,000 each.  The initial installment was paid in October 2006.  The remaining installments were due at the beginning of each quarter commencing January 2007 and ending July 2009.  Accrued fees payable under this agreement were $56,452 as of December 31, 2007 and were included in accounts payable and accrued liabilities.

Effective January 1, 2007, the terms of the Management Agreement were amended.  We entered into a letter agreement with SCMH (“Letter Agreement”) which replaced the Management Agreement.  The Letter Agreement provides for us to advance funds as a loan, which are unsecured, totaling $3,237,500 to SCMH on a quarterly basis.  The Letter Agreement provides for repayment of the advances with interest at a rate equal to 5% per annum.  As of December 31, 2008 and 2007, the amount receivable from SCMH in connection with the Letter Agreement was $1,661,782 and $1,444,745, respectively, which included accrued interest of $118,798 and $44,745, respectively. Effective January 1, 2009, the Letter Agreement was terminated.

The German Subsidiary Financial Services Agreements
Each AHTS SPV has entered into a contract with the German Subsidiary, whereby the German Subsidiary or its assignee will provide financial services including, but not limited to, the procurement of equity during the building period of the relevant AHTS vessel.  Under such agreements, the German Subsidiary would have received fees of EUR 500,000 payable in four equal installments, each due at (i) the beginning of steel cutting, (ii) installation of the main engines, (iii) launching of the vessel and (iv) delivery of the completed vessel.  The German Subsidiary subcontracted the requirement to provide these services and the right to receive these payments to Suresh Capital Consulting & Finance Ltd., Maritime Funding Group LLC and Churada Investments Limited which are affiliates of SCMH.  During 2008 and 2007, we paid EUR 875,000 ($1,233,488) and EUR 750,000 ($1,104,675), respectively, in syndication costs.  These costs are included as an offset to minority interest and partners’ equity on our consolidated balance sheet.

Affiliate Loans
In 2006, we received short-term advances in the aggregate amount of $187,373 from our affiliate, III to I Financial Management Research, LP.  We used such advances to pay certain management and administrative fees we owed before operations commenced.  We repaid this short-term advance in full in March 2007.

As of December 31, 2008 and 2007, we had $4,278,164 and $100,690, including accrued interest of $283,164 and $690, respectively, due from IMS Holdings, an affiliate of the general partner, resulting from short-term advances we made to IMS Holdings relating to the acquisition of the chemical tanker prior to the formation of Kronos.  Each of these advances was evidenced by a promissory note, the amount and terms of which are as follows:

•	$100,000 Promissory Note dated November 29, 2007 by IMS Holdings in favor of the partnership, bearing interest at 8% and having a maturity date of November 28, 2017;
•	$3,200,000 Promissory Note dated January 10, 2008 by IMS Holdings in favor of the partnership, bearing interest at 8% and having a maturity date of January 9, 2018;
•	$75,000 Promissory Note dated April 29, 2008 by IMS Holdings in favor of the partnership, bearing interest at 8% and having a maturity date of April 28, 2018;
•	$350,000 Promissory Note dated June 27, 2008 by IMS Holdings in favor of the partnership, bearing interest at 8% and having a maturity date of June 26, 2018;
•	$100,000 Promissory Note dated July 30, 2008 by IMS Holdings in favor of the partnership, bearing interest at 8% and having a maturity date of July 29, 2018;
•	$90,000 Promissory Note dated October 7, 2008 by IMS Holdings in favor of the partnership, bearing interest at 8% and having a maturity date of October 6, 2018;

•	$10,000 Promissory Note dated November 7, 2008 by IMS Holdings in favor of the partnership, bearing interest at 8% and having a maturity date of November 6, 2018;
•	$60,000 Promissory Note dated December 10, 2008 by IMS Holdings in favor of the partnership, bearing interest at 8% and having a maturity date of December 9, 2018; and
•	$10,000 Promissory Note dated December 12, 2008 by IMS Holdings in favor of the partnership, bearing interest at 8% and having a maturity date of December 11, 2018.

In April 2009, we entered into an agreement whereby the partnership contributed the amount of the aggregate outstanding principal and interest on these promissory notes to Kronos as an additional contribution of capital.  Also pursuant to this agreement, Kronos used this contribution to purchase from IMS Holdings the rights in the MOA with the Schulte Group for the purchase of the chemical tanker for this same amount.  IMS Holdings used the funds received to repay the principal and interest on the outstanding notes to us.  As a result, none of these notes are still outstanding as of the date of this Form 10.

During 2007, we received $3,200,000 in the form of a short-term loan from III:I Emerging Market Partners, L.L.C. (“III:I EMP”), an affiliate of our general partner.  This short-term loan was evidenced by a $3,200,000 Promissory Note dated as of April 30, 2007 by the partnership in favor of III:I EMP with an interest rate of 12% and a maturity date of April 29, 2017.  This loan was repaid in full during 2007, including accrued interest in the amount of $224,413.

During October 2008, we were advanced $1,000,000 in the form of a loan from III:I Emerging Market Partners Real Estate Investment Fund I, L.P. (“EMP Fund I”), an affiliate of our general partner.  This loan was evidenced by a $1,000,000 Promissory Note dated as of October 29, 2008 by the partnership in favor of EMP Fund I with an interest rate of 12% and a maturity date of October 28, 2010.  In connection with this loan, we paid a $20,000 commitment fee to EMP Fund I upon execution of the promissory note.  The loan balance at December 31, 2008 was $1,001,041, including $1,041 of accrued interest.

During December 2008, we were advanced $250,000 in the form of a loan from III to I Financial Management Research, L.P., an affiliate of our general partner.  This loan was evidenced by a $250,000 Promissory Note dated as of December 17, 2008 by the partnership in favor of III to I Financial Management Research, LP with an interest rate of 12% and a maturity date of December 16, 2018.  The loan balance at December 31, 2008 was $251,233, including $1,233 of accrued interest.

Sales of Certain AHTS SPVs
In December 2007, the German Subsidiary entered into three separate agreements whereby it sold and assigned its interests in the following AHTS SPVs to Suresh Capital Maritime Partners I-B Germany GmbH:  (i) ATL Offshore GmbH & Co. “Isle of Memmert” KG, (ii) ATL Offshore GmbH & Co. “Isle of Mellum” KG and (iii) ATL Offshore GmbH & Co. “Isle of Fehmarn” KG.  As consideration for each such sale and assignment, we received EUR 2,119,478 ($3,107,367), EUR 2,027,785 ($2,916,969) and EUR 1,929,680 ($2,775,845), respectively.  Each of these amounts approximated our carrying value of such assets as of the date of sale; therefore, no gain or loss was recognized on the transactions.

The purchaser in the foregoing transactions, Suresh Capital Maritime Partners I-B Germany GmbH, is owned indirectly by FLTC Fund I, a trust company of which the trustee is Family Legacy Trust Company.  Family Legacy Trust Company is a wholly-owned subsidiary of Dental Community Financial Holdings, Ltd., whose general partner, Dental Community Holdings, Inc. is owned and controlled by Darrell W. Cain and Michael T. Watters, each of whom also owns equity in us and serves as a director of our general partner.  Mr. Cain also serves as an executive officer of our general partner.

Cross-Collateralization of Nord/LB Loan Facility
In December 2008, our AHTS SPVs entered into the Senior Loan with Nord/LB.  Additional information is provided in this Form 10 under Item 2. Financial Information under the caption Financing Arrangements included in Liquidity and Capital Resources under the section entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations.  In order to obtain more favorable financing terms under the Senior Loan, we agreed to a fleet financing arrangement whereby such facility would be secured by, among other things, our nine AHTS vessels and three AHTS vessels owned by FLTC Fund I.

Payment of Construction Administrative Fees
During 2008 and 2007, the AHTS SPVs paid EUR 375,000 ($528,638) and EUR 1,500,000 ($2,209,350), respectively, in construction administrative fees to Reederei Hartmann, the minority interest owner of the AHTS SPVs.  These fees are included in vessel construction in process on our consolidated balance sheet.

Equity Contribution Agreement
In April 2009, we entered into an Equity Contribution Agreement with SCMH and our general partner, whereby they agreed to contribute their minority shares in our Cyprus Subsidiary to us in exchange for certain consideration set forth in the agreement.  For its contribution, each of the equity holders of SCMH received 1,000 Class D units.  The general partner contributed its share in the Cyprus Subsidiary in exchange for certain rights granted to it in our current Partnership Agreement and the agreement by SCMH to contribute its share.  As a result of the equity contribution, we became the sole shareholder of our Cyprus subsidiary.  While the Equity Contribution Agreement was consummated upon the adoption of our current Partnership Agreement later in April 2009, pursuant to the terms of the Equity Contribution Agreement and the current Partnership Agreement, all of the parties have agreed to treat the contribution of the Cyprus shares and issuance of the Class D units as effective as of April 1, 2009.

Item 8.  Legal Proceedings

We may in the future be involved as a party to various legal proceedings, which are incidental to the ordinary course of business.  We regularly analyze current information and, as necessary, provide accruals for probable liabilities on the eventual disposition of these matters.  No director, executive officers or affiliate of ours or owner of record or beneficially of more than five percent of any class of our limited partner units is a party adverse to us or has a material interest adverse to us in any proceeding.  In the opinion of management, as of December 31, 2008, there were no threatened or pending legal matters that would have a material impact on our consolidated results of operations, financial position or cash flows.

Item 9.  Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholders Matters

Our limited partnership units are not publicly traded.  There is no market for these units and it is unlikely that a market will develop.

As of April 28, 2009, we had 9,900 General Partner units, 587,681 Class A limited partner units, 84,313 Class B limited partner units and 2,000 Class D limited partner units outstanding.

Dividends are not paid on the limited partnership units.  At the general partner’s discretion, we may, from time-to time, distribute excess cash flows or capital proceeds to the partners in the event that such funds exist or are earned.  See the description of our distribution provisions in Item 11. Description of Securities to be Registered of this Form 10.  Currently, the general partner intends to use any proceeds from operations, after payment of our expenses, to pay outstanding amounts due on our ships.

Item 10.  Recent Sales of Unregistered Securities

During the time period beginning on our formation on October 18, 2006 and ending on April 28, 2009, we issued and sold approximately 683,894 membership units to our partners at a purchase price of $100.00 per unit.  Out of these units, 9,900 were General Partner units issued to our general partner, 587,681 were Class A limited partner units and 84,313 were Class B limited partner units.  Upon completion of the reorganization, we issued 2,000 units of our Class D limited partner units in exchange for certain securities of our Cyprus Subsidiary.

Exemption from registration for Sales of Restricted Securities
None of these sales were registered with the SEC.  Each of these sales were deemed to be exempt from registration under the Securities Act pursuant to Section 4(2) and Rule 506 of Regulation D thereof, as transactions by an issuer not involving a public offering.  No underwriting discounts or commissions were paid in these transactions and we conducted no general solicitation in connection with the offer or sale of the securities.  The purchasers of the securities in each transaction made representations to us regarding their status as accredited investors as defined in Regulation C and their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof.  Registration of sales to accredited investors is preempted from state regulation by Section 18 of the Securities Act, though states may require the filing of notices, a fee and other administrative documentation.  All purchasers were provided a private placement memorandum containing all material information concerning the partnership and the offering.  All purchases were made with cash and the total amount of cash consideration for those securities was approximately $68,389,400.

Use of Proceeds of Registered Securities
The proceeds from the sale of limited partnership units have been used to provide equity in our AHTS vessel entities, fund the first two of the five installments on our nine AHTS vessels, provide for our operating activities and fund the investment in the two mini-bulkers.

Item 11.  Description of Securities to be Registered

We are a Cayman Islands exempted limited partnership formed in October 2006 for the primary purpose of acquiring, managing and operating vessels, including AHTS vessels, heavy lift vessels, break bulk vessels, tankers and other specialized vessels, through our Cyprus Subsidiary or otherwise.  Currently, we have five classes of units: General Partner, Class A, Class B, Class C and Class D.  The general partner is authorized to cause us to acquire other assets and to engage in other business activities so long as our principal investments, other than interest bearing investments, consist of vessels or vessel assets either directly or through investments in other entities that own vessels or vessel assets.  Our limited partnership units are not publicly traded.  There is no market for these units and it is unlikely that a market will develop.  We are only registering our Class A units.  As of April 28, 2009, the number of units outstanding and number of partners is as follows:

Title of Class	Number of Partners	Number of Units
General Partners	1	9,900
Class A Limited Partners	610	587,681
Class B Limited Partners	47	84,313
Class C Limited Partners	-	-
Class D Limited Partners	2	2,000
	660	683,894

SUMMARY OF PARTNERSHIP AGREEMENT

The following is a summary of our current Partnership Agreement.  The Partnership Agreement governs the relationships, rights and obligations of the partners.  The following is intended only as a summary of certain of the provisions of the Partnership Agreement, and limited partners should study the Partnership Agreement carefully.  The statements herein concerning the Partnership Agreement do not purport to be complete and are qualified in their entirety by express reference to the Partnership Agreement.  All defined terms used in this Section and not otherwise defined herein shall have the meaning assigned to them in the Partnership Agreement.

Liability of Partners
The Exempted Limited Partnership Law, as amended, of the Cayman Islands provides that the liability of each limited partner as a limited partner is limited to the amount of capital that the partner has contributed or is required to contribute under the Partnership Agreement plus the amount of any distribution received from us or which reduces the value of our remaining assets, after such distribution, to less than our liabilities.

Additional Contributions
The partners will not be required to make, and without the consent of the general partner will not be permitted to make, any additional contributions to us beyond the payment for the units.

Allocation of Income, Gain, Loss, Deductions and Credits
The Partnership Agreement provides that, after giving effect to “special allocations” allowed or required by U.S. federal income tax regulations, all items of our income, gain, loss, deductions and credits shall be allocated among the partners such that, as of the end of such taxable year or other relevant period, each partner’s capital account shall be equal to:

I.	the amount that would be distributed to such partner pursuant to the distribution provisions of the Partnership Agreement if we on the first day of the next taxable year or period were to:

A.	sell our assets for an amount equal to their respective adjusted book value as determined pursuant to Treasury Regulation Section 1.704-1(b);

B.
satisfy all of our outstanding indebtedness to the extent required by their terms (limited, with respect to each “partnership nonrecourse liability” (as described in Treasury Regulation Section 1.704-2(b)(3)) or “partner nonrecourse debt” (as described in Treasury Regulation Section 1.704-2(b)(4)), to the adjusted book value of the assets securing each such liability); and

C.	distribute the proceeds of such sales and any other cash on hand in accordance with the distribution provisions of the Partnership Agreement; minus

II.
the sum of such partner’s share of minimum gain (determined in accordance with Treasury Regulation Sections 1-704-2(d) and (g)(3)) and such partner’s partner minimum gain (determined in accordance with Treasury Regulation Section 1-704-2(i)).

Additionally, the Partnership Agreement contains an additional allocation provision which provides that, if the general partner has insufficient profits or losses to achieve the results described above, allocations shall be made in such a manner as the general partner may determine to come as close as possible to achieving the allocation goals set forth above.  The Partnership Agreement further states that, to help achieve the allocation goals set forth above, the general partner may allocate separately components of profits or losses to the extent that we are required or permitted to separately state such components under Section 702 of the Code.

Partnership Distributions
Except for any distributions available upon our liquidation, we will distribute available cash, if any, at the discretion of the general partner.  The amount will be based upon all factors deemed relevant by the general partner.

The Partnership Agreement provides that cash flow and capital proceeds will be classified as either “Cyprus Cash Flow,” “Cyprus Capital Proceeds,” “Other Cash Flow,” or “Other Capital Proceeds.” Cash Flow is defined as cash funds derived from our operations or our subsidiaries’ operations (including interest received on reserves), without reduction for any non-cash charges, but less cash funds used to pay operating expenses and to pay or establish reasonable reserves for future expenses, debt payments, capital improvements and replacements as reasonably determined by the general partner or otherwise required by law, but does not include “Capital Proceeds.”  Capital Proceeds are defined as the net receipts received by us  from a “Major Capital Event,” which is defined to include any of the following actions whether undertaken by us or any subsidiary of ours, (i) the sale, liquidation, exchange, condemnation, casualty loss or other disposition (whether voluntary or involuntary) of all of any part of a property or any interest therein, excluding dispositions of personal property and equipment in the ordinary course of business, (ii) the recovery of condemnation or damage awards or insurance proceeds (other than business or rental interruption insurance proceeds), (iii) the refinancing of any loans secured by a mortgage (or the equivalent thereof) on any property (except to the extent such proceeds are used to pay-off previously existing debt on such property) or (iv) our termination.

Cyprus Cash Flow and Cyprus Capital Proceeds are defined as Cash Flow or Capital Proceeds, respectively, that are received by us from the Cyprus Subsidiary, excluding any Cash Flow or Capital Proceeds that have already been paid to any affiliates of Suresh Capital Partners, LLC and The Maritime Funding Group, Inc. Irrevocable Trust or an affiliate of these entities to whom the Class D Units are initially issued.  Other Cash Flow and Other Capital Proceeds are defined as Cash Flow or Capital Proceeds, respectively, other than those received from the Cyprus Subsidiary.

The Partnership Agreement provides that distributions will be as follows:

I.	Distributions of Cyprus Cash Flow

A.
A priority return equal to 8% per annum will accrue on the amount of our capital contribution to the Cyprus Subsidiary (as calculated from the dates upon which our  prior capital contributions to the Cyprus Subsidiary were made) (the “Cyprus Priority Return”).

B.
Simultaneously with distributions pursuant to Section I-C below, an amount equal to the then accrued and unpaid Cyprus Priority Return plus 50% of any distributable Cyprus Cash Flow in excess of the then accrued and unpaid Cyprus Priority Return shall be distributed as follows:

(1)
First, to all partners holding General Partner Units, Class A Units, Class B Units or Class C Units (each a “Priority Unit”), pro rata (based upon the percentage equal to the number of Priority Units then held by a partner divided by the total number of Priority Units then held by all partners holding Priority Units (the “Priority Unit Percentage Interest”)), until each such partner has received a 15% per annum return on the amount of such partner’s capital contribution for such Priority Unit from the date upon which the partner’s capital contribution for such Priority Unit was made until the earlier of (i) such date of distribution or (ii) December 31, 2009 (the “Priority Return”).  The general partner will receive 10% of any of these amounts payable in respect of the Class A Units, and for purposes of calculating the unpaid Priority Return for a Class A Unit, the amount distributed to the general partner on behalf of the partner holding such Class A Unit shall be included in the amounts distributed with respect to such Class A Unit.

(2)
Second, to all partners holding Priority Units (the “Priority Partners”) that have Unrecovered Capital Contribution (defined, as of any date of distribution, as the total capital contributions made by a partner reduced by the amount of distributions made to such partner pursuant to this paragraph and paragraph 2 of Section II-B, Section III-B and Section IV-B), pro rata in accordance with their Unrecovered Capital Contribution, until no Priority Partner has Unrecovered Capital Contribution remaining.  The general partner will receive 10% of any of these amounts payable in respect of the Class A Units, and for purposes of calculating the Unrecovered Capital Contribution for a Class A Unit, the amount distributed to the general partner pursuant to this paragraph and Section III-B on behalf of the partner holding such Class A unit shall be included in the amounts distributed with respect to such Class A Unit.

(3)
Third, to the Priority Partners, pro rata in accordance with their Priority Unit Percentage Interest, until every Priority Partner shall have received an aggregate amount pursuant to this paragraph and Section III-C, equal to at least 100% of its aggregate capital contributions.  The general partner will receive 20% of any of these amounts payable in respect of the Class A Units.

(4)
Fourth, to the Priority Partners, pro rata in accordance with their Priority Unit Percentage Interest.  The general partner will receive 30% of any of these amounts payable in respect of the Class A Units.

C.
Simultaneously with distributions pursuant to Section I-B above, the remaining 50% of any distributable Cyprus Cash Flow in excess of the then accrued and unpaid Cyprus Priority Return shall be distributed as follows:

(1)
Concurrently with amounts to be distributed pursuant to Paragraphs 2 and 3 of this Section I-C, to all partners holding Class B Units, pro-rata based upon their Class B Percentage Interest (defined as the percentage equal to the number of Class B Units then held by a partner divided by the total number of Class B Units then held by all partners), an amount equal to (a) the amount to be distributed pursuant to Section I-B above, multiplied by (b) the aggregate Priority Unit Percentage Interest of all partners holding Class B Units, multiplied by (c) the weighted average participation percentage of the general partner applicable to the concurrent distribution pursuant to Section I-B above, as set forth in Paragraphs 1 (10%), 2 (10%), 3 (20%) or 4 (30%) of Section I-B above.

(2)
Concurrently with amounts to be distributed pursuant to Paragraphs 1 and 3 of this Section I-C, to all partners holding Class C Units, pro-rata based upon their Class C Percentage Interest (defined as the percentage equal to the number of Class C Units then held by a partner divided by the total number of Class C Units then held by all partners), an amount equal to (a) the amount to be distributed pursuant to this Section I-C, multiplied by (b) the aggregate Priority Unit Percentage Interest of all partners holding Class C Units.

(3)
Concurrently with amounts to be distributed pursuant to Paragraphs 1 and 2 of this Section I-C, all of the remaining Cyprus Cash Flow funds left after calculation of the amounts set forth in Paragraphs 1 and 2 above to the partners holding Class B Units and the partners holding Class C Units shall be distributed to all partners holding Class D Units, pro-rata based upon their Class D Percentage Interest (defined as the percentage equal to the number of Class D Units then held by a partner divided by the total number of Class D Units then held by all partners).

II.	Distributions of Cyprus Capital Proceeds

A.
“Unrecovered Cyprus Realized Capital” means, as of any date of distribution of Cyprus Capital Proceeds, an amount equal to (a) the total capital contributions made by us to the Cyprus Subsidiary relating to all investments by us through the Cyprus Subsidiary in a vessel which has become the subject of a disposition (a “Realized Cyprus Investment”), plus (b) the product of (x) the total capital contributions made by us to the Cyprus Subsidiary which were applied to the payment of the expenses of the Cyprus Subsidiary (other than those paid by the shareholders of the Cyprus Subsidiary other than us that were not reimbursed by the partnership) and (y) a fraction, the numerator of which is the total capital contributions made by us to the Cyprus Subsidiary relating to all Realized Cyprus Investments and the denominator of which is the total capital contributions made by us to the Cyprus Subsidiary relating to all investments by us through the Cyprus Subsidiary in a vessel, minus (c) the sum of all previous distributions of Cyprus Capital Proceeds attributable to all Realized Cyprus Investments.

B.
Simultaneously with distributions pursuant to Sections II-C and -D below, an amount equal to (i) the then accrued and unpaid Cyprus Priority Return, plus (ii) any Unrecovered Cyprus Realized Capital, plus (iii) 40% of any distributable Cyprus Capital Proceeds in excess of the items listed in the foregoing clauses (i) and (ii) shall be distributed as follows:

(1)
First, to each Priority Partner that has unpaid Priority Return, pro rata in accordance with its Priority Unit Percentage Interest, until each such Priority Partner shall have no unpaid Priority Return remaining.

(2)
Second, to each Priority Partner that has Unrecovered Capital Contribution, pro rata in accordance with their Unrecovered Capital Contribution until no such Priority Partner has Unrecovered Capital Contribution remaining.  For purposes of calculating the Unrecovered Capital Contribution for a Class A Unit, the amount distributed to the general partner pursuant to Paragraph 2 of Section I-B and pursuant to Section III-B on behalf of the partner holding such Class A unit shall be included in the amounts distributed with respect to such Class A Unit.

(3)	Third, to each Priority Partner, pro rata in accordance with its Priority Unit Percentage Interest.

C.
Simultaneously with distributions pursuant to Section II-B above and Section II-D below, an amount equal to 20% of any distributable Cyprus Capital Proceeds in excess of (i) the then accrued and unpaid Cyprus Priority Return, plus (ii) the Unrecovered Cyprus Realized Capital, shall be distributed as follows:

(1)
Concurrently with amounts to be distributed pursuant to Paragraphs 2 and 3 of this Section II-C, to each Priority Partner, pro rata in accordance with its Priority Unit Percentage Interest, an amount equal to the Affiliate ERISA Recapture Amount (defined, for purposes of this Section II-C, as an amount equal to (a) the aggregate amount then distributable pursuant to this Section II-C, multiplied by (b) the aggregate Priority Unit Percentage Interest of all partners holding Class B Units who are also (i) a partner that is a “benefit plan investor” within the meaning of Section 3(42) of ERISA and (ii) an affiliate of the general partner).

(2)
Concurrently with amounts to be distributed pursuant to Paragraphs 1 and 3 of this Section II-C, to all partners holding Class C Units, pro rata based upon their Class C Percentage Interest, an amount equal to the Class C Recapture Amount (defined, for purposes of this Section II-C, as (a) the amount to be distributed pursuant to this Section II-C, multiplied by (b) the aggregate Priority Unit Percentage Interest of all partners holding Class C Units).

(3)
Concurrently with amounts to be distributed pursuant to Paragraphs 1 and 2 of this Section II-C, to the general partner all of the remaining Cyprus Capital Proceeds distributable pursuant to this Section II-C minus the Affiliate ERISA Recapture Amount and the Class C Recapture Amount.

D.
Simultaneously with distributions pursuant to Sections II-B and -C above, an amount equal to 40% of any distributable Cyprus Capital Proceeds in excess of (i) the then accrued and unpaid Cyprus Priority Return, plus (ii) the Unrecovered Cyprus Realized Capital, shall be distributed as follows:

(1)
Concurrently with amounts to be distributed pursuant to Paragraphs 2 and 3 of this Section II-D, to all partners holding Class B Units, pro-rata based upon their Class B Percentage Interest, an amount equal to the Class B Recapture Amount (defined, for purposes of this Section II-D, as (a) the amount to be distributed pursuant to Paragraph 1 of Section II-B above, multiplied by (b) the aggregate Priority Unit Percentage Interest of all partners holding Class B Units, multiplied by (c) the weighted average participation percentage of the general partner applicable to the concurrent distribution pursuant to Section II-B above, as set forth in Paragraph 1 (10%) of Section II-B above ).

(2)
Concurrently with amounts to be distributed pursuant to Paragraphs 1 and 3 of this Section II-D, to all partners holding Class C Units, pro rata based upon their Class C Percentage Interest, an amount equal to the Class C Recapture Amount (defined, for purposes of this Section II-D, as (a) the amount to be distributed pursuant to this Section II-D, multiplied by (b) the aggregate Priority Unit Percentage Interest of all partners holding Class C Units).

(3)
Concurrently with amounts to be distributed pursuant to Paragraphs 1 and 2 of this Section II-D, to all partners holding Class D Units, pro rata based upon their Class D Percentage Interest, an amount equal to the amount distributable pursuant to this Section II-D, minus the Class B Recapture Amount and the Class C Recapture Amount.

III.	Distributions of Other Cash Flow

A.
First, to each Priority Partner that has unpaid Priority Return, pro rata in accordance with its Priority Unit Percentage Interest, until the Priority Partner shall have no unpaid Priority Return remaining.  The general partner will receive 10% of any of these amounts payable in respect of the Class A Units.

B.
Second, to each Priority Partner that has Unrecovered Capital Contribution, pro rata in accordance with its Unrecovered Capital Contribution, until no Priority Partner has Unrecovered Capital Contribution remaining.  The general partner will receive 10% of any of these amounts payable in respect of the Class A Units.

C.
Third, to the Priority Partners, pro rata in accordance with their Priority Unit Percentage Interest, until every Priority Partner shall have received an aggregate amount pursuant to this Section III-C and Paragraph 3 of Section I-B equal to at least 100% of its aggregate capital contributions.  The general partner will receive 20% of any of these amounts payable in respect of the Class A Units.

D.
Fourth, to the Priority Partners, pro rata in accordance with their Priority Unit Percentage Interest.  The general partner will receive 30% of any of these amounts payable in respect of the Class A Units.

IV.	Distributions of Other Capital Proceeds

A.
Simultaneously with distributions pursuant to Section IV-B below, an amount equal to (a) any Unrecovered Other Realized Capital (defined, as of any date of distribution of Other Capital Proceeds, as an amount equal to (i) the total capital contributions made by us to entities other than the Cyprus Subsidiary relating to all vessel investments that have been the subject of a disposition other than a Cyprus vessel investment (“Realized Other Investments”), plus (ii) the product of (x) the total capital contributions made by us to entities other than the Cyprus Subsidiary which were applied to the payment of such other entities’ expenses, and (y) a fraction, the numerator of which is the total capital contributions made by the partnership to entities other than the Cyprus Subsidiary relating to all Realized Other Investments and the denominator of which is the total capital contributions made by us to entities other than the Cyprus Subsidiary relating to all vessel investments other than those through the Cyprus Subsidiary, minus (iii) the sum of all previous distributions of Other Capital Proceeds attributable to all Realized Other Investments) plus (b) 80% of any distributable Other Capital Proceeds in excess of such Unrecovered Other Realized Capital shall be distributed as follows:

(1)
First, to each Priority Partner that has unpaid Priority Return, pro rata in accordance with its Priority Unit Percentage Interest, until the Priority Partner shall have no unpaid Priority Return remaining.

(2)
Second, to each Priority Partner that has Unrecovered Capital Contribution, pro rata in accordance with their Unrecovered Capital Contribution, until no Priority Partner has Unrecovered Capital Contribution remaining.

(3)	Third, to each Priority Partner, pro rata in accordance with its Priority Unit Percentage Interest.

B.
Simultaneously with distributions pursuant to Section IV-A above, an amount equal to 20% of any distributable Other Capital Proceeds in excess of the Unrecovered Other Realized Capital shall be distributed as follows:

(1)
Concurrently with amounts to be distributed pursuant to Paragraphs 2 and 3 of this Section IV-B, to each Priority Partner, pro rata in accordance with its Priority Unit Percentage Interest, an amount equal to the Affiliate ERISA Recapture Amount (defined, for purposes of this Section IV-B, as an amount equal to the aggregate amount distributable pursuant to this Section IV-B, multiplied by the aggregate Priority Unit Percentage Interest of all limited partners holding Class B Units who are also Affiliate ERISA Partners).

(2)
Concurrently with amounts to be distributed pursuant to Paragraphs 1 and 3 of this Section IV-B, to all limited partners holding Class C Units, pro rata based upon their Class C Percentage Interest, an amount equal to the Class C Recapture Amount (defined, for purposes of this Section IV-B, as the amount equal to the amount distributable pursuant to this Section IV-B, multiplied by the aggregate Priority Unit Percentage Interest of all limited partners holding Class C Units).

(3)
Concurrently with amounts to be distributed pursuant to Paragraphs 1 and 2 of this Section IV-B, to the general partner all of the remaining Other Capital Proceeds distributable pursuant to this Section IV-B after deduction of the Affiliate ERISA Recapture Amount and the Class C Recapture Amount.

Additionally, the Partnership Agreement provides for the ability of the general partner to make adequate distributions (“Tax Distributions”), notwithstanding the remaining distribution provisions, to the extent that there is sufficient cash to be distributed by us, such that each partner receives distributions from us sufficient to discharge the tax liabilities (resulting from any allocations of taxable income under the Partnership Agreement) of such partner under the Code.  The amount distributable to any partner pursuant to Sections I-IV above shall be reduced, without duplication, by the amount distributed to such partner as Tax Distributions.

Furthermore, the Partnership Agreement provides that, for purposes of determining amounts distributable as Cyprus Cash Flow, Other Cash Flow, Cyprus Capital Proceeds or Other Capital Proceeds, the general partner shall have the authority to allocate all of our expenses in such manner as it may reasonably determine.  The character of any of our distributable funds on hand shall be determined by the general partner based upon the actual source of such funds (e.g., if the funds arose as a result of a major capital event at our subsidiaries’ level, such funds are our Capital Proceeds even though the associated cash flow to us from such subsidiary was dividend income).  The Partnership Agreement also states that the general partner has the authority to classify and apportion any such amounts as Cyprus Cash Flow, Other Cash Flow, Cyprus Capital Proceeds or Other Capital Proceeds in accordance with the Partnership Agreement in any manner as they may reasonably determine, and any proceeds that are re-invested in a vessel investment by us shall lose their initial characterization (as Cash Flow or Capital Proceeds) upon such re-investment.

Capital Accounts
A capital account shall be established and maintained for each partner. Each partner’s capital account shall be increased by (i) the amount of capital contributions contributed by that partner to the partnership, (ii) allocations to that partner of our income and gain (or items thereof), including income and gain exempt from tax and income and gain described in Treasury Regulation Section 1.704-1(b)(2)(iv)(g), but excluding income and gain described in Treasury Regulation Section 1.704-1(b)(4)(i), and (iii) the amount of any of our liabilities assumed by that partner or that are secured by any property distributed to that partner.  Each partner’s capital account shall be decreased by (i) the amount of money distributed to that partner by us, (ii) the fair market value of property distributed to that partner by us, (iii) the amount of any liabilities of that partner assumed by us or that are secured by any property contributed by that partner to us, (iv) allocations to that partner of our expenditures described in Section 705(a)(2)(B) of the Code, and (v) allocations of our loss and deduction (or items thereof), including loss and deduction described in Treasury Regulation Section 1.704-1(b)(2)(iv)(g), but excluding items described in clause (iii) above and loss or deduction described in Treasury Regulation Section 1.704-1(b)(4)(i) or Section 1.704-1(b)(4)(iii).  Within the sole discretion of the general partner, the partners’ capital accounts may be adjusted as permitted by the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(f).  The partner’s capital accounts shall also be maintained and adjusted as required by the other provisions of Treasury Regulation Sections 1.704-1(b)(2)(iv) and 1.704-1(b)(4), including adjustments to reflect the allocations to the partners of depreciation, depletion, amortization, and gain or loss as computed for book purposes rather than the allocation of the corresponding items as computed for tax purposes, as required by Treasury Regulation Section 1.704-1(b)(2)(iv)(g).  The partners holding Class D units may receive a carryover capital account based upon their capital account or investment amount in their respective share of the Cyprus Subsidiary, in an amount to be determined by the general partner.

Limitations on Transferability of Limited Partner Units
The Partnership Agreement limits the transferability of the limited partner units.  A limited partner may not transfer any of the partner’s limited partner units without obtaining the prior consent of the general partner.  In addition, the Partnership Agreement imposes securities laws restrictions on the transfer of limited partner units.

Repurchase Right
Upon the death of a partner, we shall have the option to repurchase the units of such partner or his estate for an amount equal to 100% of that partner’s capital account on the date of the death of such partner by giving notice to the estate of such partner on or before the 90th day following the date upon which we receive notification of the death of such partner.  We shall have 180 days following the date of such notice to make the payment related to such repurchase.

Breach by Partner
In the event a partner breaches the Partnership Agreement, including by failure to make the Capital Contributions required thereunder, which breach is uncured for five days after notification of such breach, we shall have the option to redeem or repurchase the units of the breaching partner for an amount equal to 100% of that partner’s capital account as of the date of the notification.

Additional Capital
The Partnership Agreement provides that we will, without further action by the limited partners, be authorized to issue additional securities of any class or series of equity interest (“Partnership Securities”) other than Senior Securities (defined as any new Partnership Securities issued by the partnership that are senior to the General Partner, Class A, Class B, Class C or Class D units with respect to right and timing of payment; provided that a new Partnership Security shall not be considered a Senior Security solely as a result of it being issued at a different price or with allocation or distribution participation percentage rights as to specific assets or income streams that are different than the rights of the units authorized as of the date of the Partnership Agreement) and options, rights, warrants and appreciation rights relating to the Partnership Securities other than Senior Securities, including without limitation, Class A, Class B, Class C, Class D and General Partner units, for any partnership purpose at any time and from time to time to such persons or entities for such consideration and on such terms and conditions as shall be established by the general partner in its sole discretion (“Blank Check Authority”).  Additionally, the Partnership Agreement states that each additional Partnership Security authorized to be issued by us may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be pari passu with or junior to existing classes and series of Partnership Securities including the Class A, Class B, Class C and Class D units), as shall be fixed by the general partner in the exercise of its sole discretion.  Furthermore, the Partnership Agreement provides that the general partner is authorized and directed to take all actions that it deems necessary or appropriate in connection with (i) all issuances of additional Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities and (ii) the admission of additional limited partners, including the amendment of the Partnership Agreement to create the new class or series of Partnership Securities and establish the relative rights, preferences and privileges of such Partnership Securities, all without the vote or approval of any of the limited partners.  Additionally, we may borrow funds from any source, including the general partner, and we may sell interests in our property as well as our entire interest in any asset, if the general partner determines that we need additional capital.

ERISA Partners
The Partnership Agreement contains provisions to enable us to limit the number of “benefit plan investors” that are subject to ERISA.  These procedures include our ability in certain instances to cause the capital contributions of a “benefit plan investor” to be paid into a third-party escrow account whereby we would acquire no more than a contingent interest in such capital contributions, while such “benefit plan investor” would acquire no more than a contingent interest in us, giving us an opportunity to seek a satisfactory legal opinion from its counsel with respect to the treatment of our assets.

Amendment of Partnership Agreement
Except as expressly provided in the Partnership Agreement (including but not limited to (i) the general partner’s right to amend the Partnership Agreement upon issuance of final guidance by the IRS relating to the federal income tax treatment of the issuance of units to a service provider by us to the extent necessary to comply with such final guidance and (ii) the general partner’s right to amend the Partnership Agreement pursuant to its Blank Check Authority) the Partnership Agreement may be amended by action of a majority in interest of all of the units; provided, however, that amendments to the Partnership Agreement that, in the reasonable judgment of the general partner, are of an administrative or clerical nature and do not adversely affect any limited partner in any material respect may be made by the general partner without the necessity of any approval of the partners.  Notwithstanding the foregoing, without the consent or approval of the holders of a majority of the Class D units held by Suresh Capital Partners, LLC and The Maritime Funding Group Inc. Irrevocable Trust (or an affiliate of these entities to whom the Class D units are initially issued) (the “Original Class D Partners”), which shall not be unreasonably withheld, the Partnership Agreement shall not be amended in a manner which would materially and adversely affect the rights of the partners holding Class D units with respect to their rights to receive Cyprus Capital Proceeds or Cyprus Cash Flow.

Authority of General Partner
Except as expressly provided in the Partnership Agreement, the general partner has the full, exclusive and complete discretion in the management and control of our affairs and business, will make all decisions affecting our affairs and will have full power and authority to negotiate the terms of, and to execute and deliver for and on our behalf, all documents, agreements and other undertakings as may in its opinion be deemed appropriate.

Voting Rights of Limited Partners
Subject to the “Class D Protective Provisions” described below, and except for the limited right to remove the general partner and to approve amendments to the Partnership Agreement and as otherwise required by law, the limited partners are not entitled to vote on our partnership matters.  The “Class D Protective Provisions” provide that, so long as at least 75% of the outstanding Class D units are held by the Original Class D Partners, the general partner will consult with the Original Class D Partners regarding the appointment of any new chief executive officer of the general partner.  Additionally, the Class D Protective Provisions provide that for so long as 75% of the outstanding Class D units are held by the Original Class D Partners, the general partner agrees not to undertake any of the following actions without the consent or approval of the holders of a majority of the Class D units held by the Original Class D Partners, which shall not be unreasonably withheld:  (i) the amendment of the Partnership Agreement in a manner which would materially and adversely affect the rights of the partners holding Class D units with respect to their rights to receive Cyprus Capital Proceeds or Cyprus Cash Flow, (ii) our merger, reorganization or dissolution, (iii) the issuance of any new class of units other than Class A, Class B, Class C, Class D or General Partner units and (iv) our making, disposing or refinancing of any vessel investment through the Cyprus Subsidiary, including any change to any outstanding Cyprus vessel ship mortgage that would increase the principal amount thereof or interest rate thereon or would accelerate the payment of any installment of principal or interest thereon.

Additionally, the Partnership Agreement contains a “Record Date” concept, whereby the general partner is entitled, for purposes of determining the limited partners entitled to notice of or to vote at a meeting of the limited partners or to otherwise give approvals, to set a record date (which shall not be less than 10 nor more than 60 days before (i) the date of the meeting or (ii) in the event that approvals are sought without a meeting, the date by which limited partners are requested in writing by the general partner to give such approvals).  Additionally, the Partnership Agreement provides that the general partner shall provide prior written notice to the limited partners of any record date specifying (i) the expiry of such record date and (ii) the action(s) in respect of which each limited partner will be entitled to cast a vote, give a consent or provide or withhold any approval.  Furthermore, the Partnership Agreement states that, prior to any such limited partner becoming a partner, the general partner shall provide the notice described in the preceding sentence to each limited partner who becomes a limited partner after any Record Date has been set (but prior to the expiry of such Record Date).  Each limited partner who acquires units after the passing of a Record Date set by the general partner with respect to a given action acknowledges that it shall not be entitled to cast a vote, give a consent or provide or withhold any approval with respect to such action, unless required by applicable law.

Record Holder
We may recognize any person or entity, in whose name a unit is registered on the books of our transfer agent (where the general partner has appointed a transfer agent) as of the opening of business on a particular business day, as the partner with respect to any interest in us.  Accordingly, we shall not be bound to recognize any equitable or other claim to or interest in such partnership interest on the part of any other person or entity, regardless of whether we shall have actual or other notice thereof, except as otherwise provided by applicable law.

Removal of the General Partner
The Class A limited partners have the right to remove the general partner and appoint a successor general partner if: (a) the general partner willfully breaches the Partnership Agreement; (b) the holders of a majority of the Class A units notify the general partner of such breach; and (c) the general partner fails to cure such breach prior to a final determination of a court of competent jurisdiction that the general partner willfully breached the Partnership Agreement.

Governing Law
The Partnership Agreement is governed and construed in accordance with the laws of the Cayman Islands, except for matters arising under or governed by the Securities Act, the Exchange Act, the Code or ERISA, which matters shall be construed and interpreted in accordance with such laws.

LEGAL AND TAX MATTERS

The legal and regulatory factors affecting us involve many complex areas of the law, including, among others, securities law, tax law and ERISA.  The following discussion provides only a summary of certain of such issues.  Limited partners with questions concerning any legal issues should consult with their legal counsel.

Certain Regulatory Considerations
Securities Act of 1933
Sales of our units have not been registered under the Securities Act or any other securities law, including state securities or blue sky and non-U.S. laws.  Units have been offered and sold without registration in reliance upon the Securities Act exemption for transactions not involving a public offering and generally have been sold only to investors who are, among other things, “accredited investors” within the meaning of Rule 501(a) of Regulation D of the Securities Act.

As a purchaser of the units in a private placement not registered under the Securities Act, each investor has been required to make customary private placement representations, including that it has acquired such units for investment and not with a view to resale or distribution.  Further, each investor has prepared to bear the economic risk of the investment for an indefinite period, since the units cannot be transferred or resold except as permitted under the Securities Act and any applicable state or non-U.S. securities laws pursuant to registration or an exemption therefrom.  In addition, the Partnership Agreement contains transfer restrictions, including prohibiting all transfers without the consent of the general partner.  It is not anticipated that the units will ever be registered under the Securities Act.

Securities Exchange Act of 1934
We had more than 500 limited partners as of December 31, 2008.  As a result, we are required to register certain of our units with the Securities and Exchange Commission pursuant to the provisions of Section 12(g) of the Exchange Act.

In connection with any acquisition or beneficial ownership by us of more than 5% of any class of the equity securities of a company registered under the Exchange Act, we may be required to make certain filings with the Securities and Exchange Commission.  Generally, these filings require disclosure of the identity and background of the purchaser, the source and amount of funds used to acquire the securities, the purpose of the transaction, the purchaser’s interest in the securities and any contracts, arrangements or undertakings regarding the securities.  In certain circumstances, we may be required to aggregate our investment position in a given portfolio company with the beneficial ownership of that company’s securities by or on behalf of the general partner and its affiliates, which could require us, together with such other persons, to make certain disclosure filings or otherwise restrict our activities with respect to such portfolio company securities.

Also, if we become the beneficial owner of more than 10% of any class of the equity securities of a company registered under the Exchange Act or place a director on the board of directors of such company, we may be subject to certain additional reporting requirements and to liability for short-swing profits under Section 16 of the Exchange Act.  We intend to manage our investments so as to avoid the short-swing profit liability provisions of Section 16 of the Exchange Act.

Investment Company Act of 1940
Because we can operate in a manner similar to venture capital funds, there is a risk that the SEC or a court might conclude that we fall within the definition of an “investment company,” and unless an exemption is available, we would be required to register under the Investment Company Act.  Compliance with the Investment Company Act as a registered investment company would cause us to alter significantly our business strategy of participating in the management and development of affiliated entities, impair our ability to operate as planned and seriously harm our business.  In addition, our contracts might be voidable and a court could appoint a receiver to take control of and liquidate our business.

The SEC has adopted Rule 3a-1 that provides an exemption from registration as an investment company if an entity meets both an asset and an income test and is not otherwise primarily engaged in an investment company business by, among other things, holding itself out to the public as such or by taking controlling interests in entities with a view to realizing profits through subsequent sales of these interests.  An entity satisfies the asset test of Rule 3a-1 if it has no more than 45% of the value of its total assets (adjusted to exclude U.S. Government securities and cash) in the form of securities other than interests in majority-owned subsidiaries and entities which it primarily and actively controls.  An entity satisfies the income test of Rule 3a-1 if it has derived no more than 45% of its net income for its last four fiscal quarters combined from securities other than interests in majority owned subsidiaries and primarily and actively controlled entities.

Our business strategy and business activities involve taking mainly majority-ownership and primary controlling interests in partner entities with a view to participating actively in their management and development.  We believe that this strategy and the scope of its business activities would not cause us to fall within the definition of an investment company or, if so, provide us with a basis for an exclusion from the definition of an investment company under the Investment Company Act.  However, we cannot assure you that the structure of our Cyprus Subsidiary and other investments and our business strategy will preclude regulation under the Investment Company Act, and we may need to take specific actions that would not otherwise be in our best interests to avoid such regulation.

If we fell under the definition of an investment company, and were unable to rely on an available exemption or to obtain an order of the SEC granting an exemption, we would have to register under the Investment Company Act and comply with substantive requirements under the Investment Company Act applicable to registered investment companies. These requirements include:

•	Limitations on our ability to borrow;
•	Limitations on our capital structure;
•	Restrictions on acquisitions of interests in associated companies;
•	Prohibitions on transactions with affiliates;
•	Restrictions on specific investments; and
•	Compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations.

Investment Advisers Act of 1940
At the current time, it is not anticipated that we will qualify as a “private fund” under the regulations of the SEC promulgated pursuant to the Advisers Act, and the general partner is not registered as an investment adviser under the Advisers Act.  Accordingly, limited partners have not been afforded certain protections under the Advisers Act.  The general partner may, in its sole discretion, register as an investment advisor following the date of this Form 10.

USA Patriot Act; Anti-Money Laundering
In order to comply with applicable laws, rules and regulations aimed at the prevention of money laundering (including, without limitation, the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001), the general partner has required verification of identity from all prospective limited partners.  The general partner reserves the right to request such information as is necessary to verify the identity of all prospective limited partners.  In the event of a delay or failure by a prospective limited partner to produce any information required for verification purposes or on the basis of such information provided, the general partner may refuse to accept a subscription and, if so, any funds received will be returned without interest to the account from which the monies were originally debited.  Suspicious activity may also be reported by the general partner to the appropriate governmental authorities.  The general partner may be required to provide this information, or report the failure to comply with such requests, to appropriate governmental authorities, in certain circumstances without notifying the limited partners that the information has been provided.  The general partner will take such steps as it determines are necessary to comply with applicable law, regulations, orders, directives or special measures.  Governmental authorities are continuing to consider appropriate measures to implement anti-money laundering laws and, at this point, it is unclear what steps the general partner may be required to take; however, these steps may include prohibiting a limited partner from making further contributions of capital to the partnership, depositing distributions to which a limited partner would otherwise be entitled to in an escrow account or causing the withdrawal of a limited partner from us.

Certain United States Federal Tax Considerations
TO ENSURE COMPLIANCE WITH U.S. TREASURY DEPARTMENT CIRCULAR 230, OUR LIMITED PARTNERS ARE NOTIFIED THAT:  (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES HEREIN IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY THE LIMITED PARTNERS, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THE LIMITED PARTNERS UNDER THE U.S. INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE MATTERS DESCRIBED HEREIN; AND (C) THE LIMITED PARTNERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM THEIR OWN INDEPENDENT TAX ADVISORS.

Introduction
It is not feasible to list herein all of the U.S. federal income tax and potential foreign tax consequences of investing in our units and our anticipated operations.  The following is a summary of certain principal U.S. federal income tax and foreign tax expected consequences under present interpretations of the U.S. federal income tax and other laws which the general partner believes are generally material to individuals investing in partnerships engaged in the activity in which the general partner contemplates we will engage and does not purport to address every aspect of the income or other tax laws which may be relevant to partners in light of their particular investment circumstances or to certain types of partners subject to special treatment under U.S. tax laws, such as financial institutions, insurance companies or persons having a functional currency other than the U.S. dollar.  For certain identified risks see the tax related risks in this Form 10 under Item 1A. Risk Factors.

As used herein, a “U.S. Tax Person” generally means a person subject to U.S. federal income taxation on worldwide income (that is, individual citizens or residents of the U.S., certain estates and trusts or corporations organized under the laws of the U.S. or any political subdivision thereof) and U.S. investors who are generally exempt from taxation.  This discussion is limited to partners who are individual U.S. Tax Persons who hold their limited partner units as capital assets.  No ruling has been or will be requested from the IRS and no opinion of counsel has been or will be requested or given as to the U.S. federal income tax or foreign tax matters discussed herein.

Due to the enactment over the last 20 years of significant changes to U.S. federal tax laws affecting partnerships and their partners, as well as frequent changes in the Treasury Regulations adopted under the Code, in many cases the proper interpretation of the U.S. federal tax laws or their application to particular factual situations is unclear and no assurance can be given that the IRS will concur with the discussion of the tax consequences set forth below.  These changes in the Code and in the Treasury Regulations include significant modifications to the taxation of capital gain transactions, rates and holding periods, availability of IRAs and their distributions, repealing the alternative minimum tax for certain small businesses, extending certain expiring tax provisions, modifying the net operating loss rules, changing the basis allocation rules for distributions to partners by an entity treated as a partnership, revising the treatment of inventory items of a partnership upon their distribution to its partners or contribution to a partnership by its partners, modifying many of the partnership audit rules, providing for the closing of a partnership’s taxable year with respect to a deceased partner, clarifying the statute of limitations for items from partnerships and other pass-through entities and changing a variety of pension provisions.  Because of the breadth and depth of many of these changes and the fact that there will be a significant period of time during which the extent of the changes, as well as their interpretations by the IRS and ultimately the courts, will be determined, each limited partner needs to consider the impact that the tax legislation referred to above may have on the investor’s financial circumstances.

It is also likely that tax laws will be affected by future legislation and that interpretation of the law may be changed or modified by judicial decisions or Treasury Regulations issued by the Treasury Department.  Any such changes may or may not be retroactively applied.  No assurance can be given that the courts or fiscal authorities responsible for the administration of such laws will agree with the interpretations outlined herein or that changes in such laws will not occur.  In addition to the U.S. federal income tax consequences described below, we, the Cyprus Subsidiary, the German Subsidiary, the SPVs and U.S. Tax Persons may also be subject to state, local and foreign taxation or other tax consequences not described herein.  Further, we cannot anticipate all transactions that may be engaged in by the various entities, including the SPVs, and, accordingly, this summary may be incomplete with regard to one or more categories of shipping transactions.

For the foregoing reasons, each limited partner should satisfy himself or herself as to the tax consequences of the limited partner’s investment in our units.  The actual tax effects of such an investment will depend largely on the income tax position of the particular limited partner.  This summary is not intended as a substitute for careful tax planning.

LIMITED PARTNERS WHO ARE U.S. TAX PERSONS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO ALL OF THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OWNING OUR UNITS, INCLUDING THE COST OF OBTAINING ANY NECESSARY TAX ADVICE IN EVALUATING SUCH OWNERSHIP.

Partnership Classification
We are organized as a partnership under the Exempted Limited Partnership Law, as revised, of the Cayman Islands.  Due to our nature as a pass-through entity, the general partner believes that we will not be subject to Cayman Island income tax nor will our distributions be subject to Cayman Island withholding tax.  However, no assurances can be given that the Cayman Island tax authorities will agree with this position or that they will refrain from asserting any tax liability against us based upon existing Cayman tax law or any new Cayman laws.  It is anticipated that we will be treated as a partnership for U.S. federal income tax purposes, and the general partner will take all necessary action consistent therewith.

The Cyprus Subsidiary is organized as a corporation limited by shares under Cyprus Company Law.  The Cyprus Subsidiary is a private company, meaning a company which by its Articles restricts the right to transfer its shares; limits the number of its members to 50 or fewer and prohibits any invitation to the public to subscribe for any shares or debentures of the company.  The Cyprus Subsidiary has elected to be treated as a partnership for U.S. federal income tax purposes.  Based on the “check the box” regulations adopted by the IRS, and the election filed on behalf of the Cyprus Subsidiary, the Cyprus Subsidiary is being treated as a partnership, and not as an association taxable as a corporation, for U.S. federal income tax purposes.  It is anticipated that the Cyprus Subsidiary will not take any action (including any under the check the box regulations) inconsistent with such treatment; provided, however, all of the shares of the Cyprus Subsidiary are owned by us, and as a result, it is intended that the Cyprus Subsidiary be treated as an entity disregarded as an entity separate from us for U.S. federal income tax purposes, and the general partner will cause any necessary elections to be made on behalf of the Cyprus Subsidiary in order for the Cyprus Subsidiary to be so treated as a disregarded entity.

Neither we nor the Cyprus Subsidiary have received an opinion of our counsel that we will be treated as a partnership for federal income tax purposes, nor do we intend to request a ruling from the IRS as to whether we will be treated as a partnership, rather than as an association taxable as a corporation, for U.S. federal income tax purposes.  However in the opinion of the general partner, under current federal income tax law and based on the appropriate elections being timely made, both we and the Cyprus Subsidiary should be treated as partnerships for federal income tax purposes and not as associations taxable as corporations; provided, however, the general partner shall cause the Cyprus Subsidiary to be treated as a disregarded entity.  Except as otherwise explicitly stated, the discussion that follows assumes that we and the Cyprus Subsidiary will both be classified as partnerships for U.S. federal income tax purposes.

Publicly-Traded Partnerships
Certain partnerships are treated as corporations for U.S. federal income tax purposes if they are deemed to be “publicly-traded partnerships.”  A partnership can be found to be publicly-traded if interests therein are traded on an established securities market or are readily tradable on a secondary market or a substantial equivalent.  Inasmuch as (i) our units will not be listed on any established securities market or secondary market and (ii) the Partnership Agreement imposes restrictions on the transfer of units, it is believed that we should not be treated as a publicly-traded partnership for federal income tax purposes.

Consequences of Non-Partnership Treatment
If we were treated not as a partnership, but as an association taxable as a corporation or a publicly-traded partnership, for U.S. federal income tax purposes, we might be treated as a passive foreign investment company and possibly as a controlled foreign corporation for U.S. federal income tax purposes, which treatment could have significant adverse tax consequences for U.S. Tax Persons owning our units.  In addition, our taxable income would not flow through to our partners, and distributions to our partners could be characterized as non qualifying dividends to the extent of our earnings and profits.  If we were deemed to be taxable as a corporation and engaged in a U.S. trade or business, for U.S. federal income tax purposes, our taxable income, if any, that was effectively connected with that trade or business would be subject to tax at regular corporate rates (and possibly branch profits tax) and distributions to our partners would not be deductible by us.  Such tax at the partnership level would reduce amounts available for distribution to our partners.

If the Cyprus Subsidiary were treated as an association taxable as a corporation, and not as a partnership, the Cyprus Subsidiary would likely be treated as a PFIC, and distributions made by the Cyprus Subsidiary to us would be treated as non qualifying dividend income.  Our individual partners that are U.S. Tax Persons would, upon our receipt of distributions from the Cyprus Subsidiary, be treated as receiving a dividend from a Cyprus corporation, and this dividend would be taxed as ordinary income and would not be eligible for the currently reduced 15% federal tax rate on “qualifying dividends” if the Cyprus Subsidiary were also determined to be a PFIC.  For additional information, see Item 11 – Description of Registrant’s Securities to be Registered under the caption “Legal and Tax Matters – Certain United States Federal Tax Considerations – Passive Foreign Investment Company (“PFIC”) Issues.”

U.S. Trade or Business
We and the Cyprus Subsidiary intend to conduct our activities in a manner so as to insure that we are not engaged in a trade or business within the U.S., as such term is used in the Code.  Accordingly, even if it were determined that we or the Cyprus Subsidiary were taxable as a corporation for U.S. federal income tax purposes, neither we nor the Cyprus Subsidiary should be subject to U.S. federal income tax on its income, including distributions received by us from the Cyprus Subsidiary, unless either we or the Cyprus Subsidiary has other U.S. source income.

Section 6011
The general partner does not believe that an investment in us is a “reportable transaction” as defined in regulations issued under Code Section 6011.

General U.S. Tax Treatment of the Partnership and Partners
So long as we are classified as a partnership for U.S. federal income tax purposes, we ourself will not be subject to U.S. federal income tax.  Rather, each partner who is a U.S. Tax Person will be required to report on its own tax return its allocable share of the items of our income, including qualifying and ordinary dividend income, gain, loss, deduction, credit and tax preference, whether or not any actual distributions are made to such partner during the taxable year.  Our income, including the source of dividend income received, gain, loss, deduction, credit and tax preference, in turn, will be derived from its allocable shares of such items from the Cyprus Subsidiary and from its own activities, if any.

Thus, due to the potential timing differences between the recognition of income and cash distributions, it is possible that a partner may incur income tax liabilities in excess of cash distributions made prior to the date that the tax is due.  It is also possible that we, the Cyprus Subsidiary, the German Subsidiary or any SPV may take steps to defer taxable losses or accelerate taxable income, so that a partner would be required to pay tax on amounts not representing actual income.  A partner would then need to use his or her alternative cash resources available to satisfy his or her income tax liability.

We use the accrual method of accounting and we will report our taxable income or loss on each partner’s information form based generally on income earned and expenses incurred.  Each U.S. Tax Person owning our units will be required to report its distributive share of any such income or loss in its taxable year in which our taxable year ends, even if such U.S. Tax Person uses a different method of accounting.  Our fiscal year is the calendar year.

Under certain circumstances, U.S. Tax Persons may recognize foreign currency gain or loss that will be treated as ordinary income or loss rather than capital gain or loss for U.S. federal income tax purposes.  We will provide each U.S. Tax Person with information necessary to enable such person to include in its U.S. federal income tax return such items arising from its investment in us.

A partner’s tax basis for its partnership units will be relevant in determining, among other things, the income tax consequences of distributions by us, the deductibility of losses, and gain or loss on the sale of such units.  Generally, this basis will be equal to a partner’s investment in us.  Each partner will increase the tax basis of its partnership units by the amount of allocable share of our taxable income for any year, and reduce the tax basis of such partnership units by the amount of its allocable share of our taxable loss and by the amount of any cash distributed by us to such partner during such year.

If the tax basis of a partner’s partnership units is reduced to zero through cash distributions or allocations of loss, the amount of any further cash distributions in excess of its share of the income reported by us for any year will generally be treated as gain from the sale or exchange of a capital asset.  A partner will also recognize gain or loss on the redemption of its partnership units, measured by the difference between the amount of cash received and the partner’s tax basis in such partnership units.  Any gain or loss recognized on redemption or as a result of distributions in excess of tax basis will, in general, be treated as long-term capital gain or loss if the partner has held the partnership units for more than one year at the time the gain or loss is recognized.  A maximum U.S. federal income tax rate of 15% will apply to any such capital gain if the partner is an individual, estate or trust which has held its partnership units for more than twelve months at the time such gain is recognized.

It is believed that an investment in us and all or substantially all of our investments in the Cyprus Subsidiary and indirectly in the German Subsidiary will be treated as an investment activity.  To the extent the SPVs are considered engaged in international shipping activities, the German Subsidiary will be considered engaged in international shipping activities.

Tax Returns
We report our operations on an accrual for each calendar year and will file a partnership information income tax return if required by U.S. federal income tax laws, but we will not ourselves be subject to any U.S. federal income taxes as long as we are respected as a partnership for U.S. federal income tax purposes.  We will distribute to each partner a report containing all partnership information necessary in the preparation of the partners’ U.S. federal income tax returns after the end of each calendar year.  All partners must file a return consistent with our return or notify the IRS of the inconsistency.  See Code Section 6222.

Information Returns
Any U.S. Tax Persons owning directly or constructively more than a 50% interest in our capital or profits or U.S. Tax Persons owning directly or constructively more than a 10% interest in our capital or profits if all such U.S. Tax Persons owning more than 10% interests own more than a 50% interest in our capital or profits may be required to file with their U.S. tax returns certain information returns with respect tous.  See Code Section 6038.  Also, any U.S. Tax Person that makes a contribution of property during such U.S. Tax Person’s tax year to us in exchange for an interest in us is required to include certain information returns with its annual tax return if (i) such U.S. Tax Person owned directly or constructively at least a 10% interest in us immediately after the contribution or (ii) the value of the property contributed (when added to the value of any other property contributed to us by such U.S. Tax Person, or any related person, during the twelve-month period ending on the date of contribution) exceeds $100,000.  See Code Section 6038.  In addition, any U.S. Tax Person that makes a direct or indirect contribution of property to the capital of a foreign corporation (such as a contribution to the German Subsidiary through us) is required to include certain information returns with its annual tax return if (i) immediately after the contribution, the U.S. Tax Person directly or indirectly possesses shares of stock representing at least 10% of the voting power of all classes of voting stock of the foreign corporation or (ii) the U.S. Tax Person has, as a result of the contribution it has just made, contributed at least $100,000 directly or indirectly to the capital of the foreign corporation during the twelve-month period preceding such contribution.  See Code Section 6038.

Significant penalties can be imposed by the IRS for such U.S. Tax Persons that satisfy the criteria discussed above and fail to file the appropriate information returns with their annual tax returns.  Accordingly, such U.S. Tax Persons should consult their own tax advisors to insure compliance with the above discussed filing requirements as well as any other potentially applicable filing requirements with respect to the specific tax situation for such U.S. Tax Persons in connection with an investment in us.

Partnership Audits
If partners report their share of our items of income, gain, loss, deduction and credit consistent with the information supplied to them by us, the proper treatment of these items must be determined at our level, rather than at the partner level.  Generally, this means that the IRS may not audit a partner and adjust the partner’s treatment of consistently reported partnership items without first conducting an audit of the partnership and obtaining an administrative determination as to the incorrectness of the treatment of such items by the partnership.  If, upon due completion of a partnership level audit, it is determined that any partnership items require adjustment, it will become necessary for the partners to amend their own returns to reflect such adjustment.  The general partner has been designated the “tax matters partner” pursuant to the Partnership Agreement and in accordance with Section 6231(a)(7) of the Code.

Interest and Penalties
The rate payable for interest owed to the IRS for tax underpayments is the U.S. federal short-term rate, adjusted quarterly, plus 3%.  In addition to the obligation to pay interest on a tax underpayment, a partner may be subject to penalties where a deficiency in payment is established against the partner.  Penalties currently may range from 20% of an “accuracy related” tax underpayment to 75% of any underpayment of income tax that is attributable to “fraud.”  In order to avoid the 20% penalty, the taxpayer’s treatment must have a reasonable basis if the taxpayer’s position is disclosed in the tax return.  If the position is not disclosed in the return, the taxpayer must have substantial authority for the treatment in order to avoid the accuracy related penalty.  In view of recently enacted provisions regarding penalties and the lack of regulatory or judicial guidance related thereto, it is difficult to predict how the IRS will administer these penalty provisions or what the impact will be with respect to tax return preparers, including us.

Long-Term Capital Gain/Ordinary Income
Generally, gain recognized by an individual, estate or trust from the sale of long-term capital gain assets is subject to a maximum capital gains tax rate of 15%.  A capital asset must be held more than twelve months in order for realized gain to be classified as long-term capital gain.  Capital assets do not include an inventoriable asset or property held primarily for sale in the ordinary course of the taxpayer’s trade or business.  We cannot assure the limited partners that any gain realized from the sale of our property will be taxed as long-term capital gain.

Allocations of Income, Gains, Losses, Deductions and Credits
Except as discussed below under the caption “Limitations on Deductions,” the items allocated to a partner must be included in the partner’s own tax return for the partner’s taxable year within which or in which our taxable year ends.  Portions of our income will be used to pay our costs and to repay any borrowings for which we are liable.  Income used for such purposes will not be available for distribution to the partners.  Income allocated to the partners will be taxable to them regardless of whether such income is actually distributed to the partners.

In all cases, we must maintain the partners’ capital accounts in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv).  Upon the transfer of all or a part of any interest in us, the capital account of the transferor that is attributable to the transferred interest must carry over to the transferee partner.

The Partnership Agreement provides that all items of income, gain, loss and deduction be allocated among the partners based on their economic interests in us after giving effect to certain special allocations required under applicable federal income tax laws.

Limitations on Deductions
A partner may not deduct from the partner’s taxable income any portion of the partner’s share of any of our losses that arises from other partnership expenses to the extent such loss is in excess of the adjusted tax basis of the partner’s interest in us at the end of our tax year in which the losses occur.  In addition, under Section 469 of the Code, individuals and certain entities may not deduct net losses from “passive activities” for any taxable year except against income from other passive activities for the taxable year.  A limited partner’s investment (including the purchase of Class A Units, Class B Units, Class C Units or Class D Units) is generally considered a passive activity subject to the passive loss rules.  Any disallowed passive activity losses are carried forward and applied against net passive activity income (from any source) in subsequent years.  The balance of any unused passive activity losses will be allowable in full upon disposition of the partner’s interest in us.  Code Section 465 further restricts the deductibility of losses by partners to the amount the taxpayers actually have “at risk” at the close of each taxable year.

Unrelated Business Taxable Income
Because the income from us may constitute unrelated business taxable income, an investment in us may not be deemed to be appropriate by a fiduciary or owner of a qualified retirement plan or an IRA.

Termination of the Partnership
Our actual or constructive termination may have important tax consequences to the partners.  If we cease the conduct of our business and sell our assets and make liquidating distributions to our partners, our actual termination will occur for U.S. federal income tax purposes.  Moreover, if 50% or more of the total interests in our capital and profits are sold or exchanged within a period of twelve consecutive months, we will be considered constructively terminated for U.S. federal income tax purposes.  If we continue our business without actual dissolution and termination, a new partnership between the remaining partners will be created for U.S. federal income tax purposes.

If we are constructively or actually terminated, all partners will be taxable in the taxable year in which such termination occurs on their distributive shares of partnership income (whether or not received or distributed) prior to the date of termination.  Partners will likewise be entitled to claim their distributive share of deductible items arising out of costs and expenditures incurred by us prior to the date of termination.  In addition, partners must take into account their distributive share of gains or losses realized from the sale or other disposition of assets in our liquidation.

Any gain or loss recognized upon dissolution will, in general, be a capital gain or loss.  However, if a partner receives or is deemed to receive more or less than the partner’s pro rata share of partnership Code Section 751 assets in a distribution, ordinary income or loss may result to the partner.

Issuance of Additional Partnership Securities
The general partner, within its sole discretion, may cause us to adjust the book value of our assets to their then current fair market value as permitted by the capital account maintenance rules contained in the Regulations, upon the issuance of Class A Units, Class B Units, Class C Units, Class D Units or other Partnership Securities by us to either existing limited partners or to new purchasers of Partnership Securities pursuant to the general partner’s Blank Check Authority.

If (i) we adjust the book value of our assets to their then current fair market value upon the issuance of additional Partnership Securities and (ii) the fair market value of our assets has significantly increased at such time, then the holders of the additional Partnership Securities may be allocated a disproportionate amount of items of income or gain from us in the year of issuance of such additional Partnership Securities to adjust their capital accounts to be consistent with their economic interests in us, and existing holders of Partnership Securities may be allocated a disproportionate amount of items of loss or deduction from us in the year of issuance of such additional Partnership Securities to adjust their capital accounts to be consistent with their economic interests in us.  In lieu of the disproportionate allocations of items of income, gain, loss or deduction described in the preceding sentence, the IRS may take the position that the issuance of additional Partnership Securities should result in a taxable capital shift to the purchasers of the additional Partnership Securities if the fair market value of our assets has significantly increased in value at the time of the issuance of the additional Partnership Securities.

If the general partner determines not to adjust the book value of our assets to their then current fair market value upon the issuance of additional Partnership Securities when there has been a significant increase in the fair market value of our assets, then any income or gain recognized from the appreciation in value of our assets upon a realization event will be allocated in accordance with the economic interests of the existing limited partners and the purchasers of additional Partnership Securities which could have the effect of diluting the value of the existing limited partners’ units upon such issuance of the additional Partnership Securities.  However, the IRS may take the position that the issuance of additional Partnership Securities should result in a taxable capital shift to the purchasers of the additional Partnership Securities if the fair market value of our assets has significantly increased in value at the time of the issuance of the additional Partnership Securities.

Disposition of Units
The sale or exchange of all or part of a limited partner’s units will generally result in the recognition of capital gain or loss, except to the extent of ordinary income or loss, if any, from the partnership’s Code Section 751 assets (which consist of unrealized receivables (including Code Section 1250 gain), substantially appreciated inventory and potential Code Section 1245 depreciation recapture).  Any transferor partner in any sale or exchange of a partnership interest involving unrealized receivables or appreciated inventory must notify the partner’s partnership of such sale or exchange.  Once the partnership is notified, it must report to the IRS the name of the transferor and the transferee.
Capital losses generally may be deducted only to the extent of capital gains, except for non-corporate taxpayers who are allowed to deduct $3,000 of capital losses per year against ordinary income without regard to capital gains.  Corporate taxpayers may carry back unused capital losses for three years and may carry forward such losses for five years.  Non-corporate taxpayers may carry forward unused capital losses indefinitely, but may not carry them back.
If a limited partner sells or otherwise disposes of the limited partner’s units prior to the end of a taxable year in which we have net income, the limited partner will be liable for the income taxes due on the limited partner’s proportionate share of the net income attributable to such units for the period ending on the date of disposition, even though the limited partner may not have received any cash distributions.  Other dispositions of a limited partner’s units may or may not result in taxable gain depending on the particular facts of the disposition.  No such transfer (even if permitted by the Partnership Agreement) should be made by any limited partner before consultation with the limited partner’s own tax advisor.

Section 754 Elections
Code Section 754 allows us to file an election to adjust the basis of partnership property in the case of transfers of units by sale or exchange or upon the death of a partner.  The effect of such an election would be that, with respect to the transferee partner only, the basis of the partnership property would either be increased or decreased by the difference between the basis of the transferee’s units and the partner’s proportionate share of the adjusted basis for all partnership property.  After such adjustment, the transferee partner’s share of the adjusted basis of our property would equal the adjusted basis of the units in the hands of the transferee.

Alternative Minimum Tax for Individuals
There are many items that are included as part of the U.S. Tax Person’s alternative minimum taxable income.  As the computations of an investor’s “alternative minimum tax” (“AMT”) are complicated, the limited partners should consult with their tax advisors in order to determine the extent to which their investment in us might cause or increase their AMT.

Partnership Organizational and Offering Expenses
Expenses paid or incurred in connection with the organization and syndication of a partnership must be capitalized.  Expenses of organizing a partnership and start-up expenditures may be amortized over a 180 month period.  However, syndication expenses may not be deducted currently or amortized.  The determination as to whether expenses are organization, start-up or syndication expenses is a factual determination which will initially be made by us.  The IRS could challenge our allocations between organization, start-up and syndication expenses.  Consequently, expenses that are treated as subject to amortization could be recharacterized as nondeductible syndication expenses.

Anti-Abuse Regulations
In response to perceived taxpayer abuses by means of the misuse of the partnership form of business entity, the IRS, on January 3, 1995 (clarified on April 13, 1995), promulgated Treasury Regulation Section 1.701-2, a sweeping new regulation empowering the IRS to recast transactions that violate the intent of the partnership tax rules.  Thus, if the IRS were to successfully establish that we were using the partnership tax rules in a manner which is inconsistent with their intent, “the Commissioner can recast the transaction for U.S. federal tax purposes, as appropriate, to achieve results that are consistent with the intent of such rules, in light of the applicable statutory and regulatory provisions and the pertinent facts and circumstances.”  Given the breadth and factual basis for application of this Treasury Regulation, it is extremely difficult to predict whether, or to what extent (if any), these rules may adversely impact us and/or our partners.

Changes in Federal Income Tax Laws and Regulations
As mentioned above, new legislation providing for sweeping changes in the federal income tax laws has been enacted almost every year since 1986 and it is likely that significant tax legislation will be enacted in future years.  We cannot predict what additional legislation, if any, might be enacted or the extent of its retroactivity.  Moreover, the general partner cannot predict what changes may be effected in existing Treasury Regulations or what revisions in IRS policy may occur. Consequently, no assurance can be given that the federal income tax consequences to the partners of an investment in us will not be altered in the future. Each partner is advised to seek, and to rely upon, the advice of the partner’s own tax advisor with respect to the possible impact on the partner’s investment of all recent, proposed or pending tax legislation or administrative or judicial action.

Dividend Income Earned by Partnership
The Cyprus Subsidiary, a Cyprus “private corporation” electing to be treated as a partnership for U.S. tax purposes, wholly owns the German Subsidiary, a German corporation which is a limited partner in the SPVs, German limited partnerships, which will be engaged in the international operation of ships.  The German Subsidiary will receive distributions from the SPVs and it will pay German corporate income and trade tax on its share of taxable income as computed using the German tonnage tax regime.  The German Subsidiary, as determined by its board of directors and as permitted under German corporate law, will distribute cash dividends to the Cyprus Subsidiary.  For U.S. tax purposes, we will include in our gross income our pro rata share of the German Subsidiary’s dividend income received by the Cyprus Subsidiary, whether or not actually distributed by the Cyprus Subsidiary to us.  Similarly, our partners are required to include in their income, for U.S. tax purposes, their pro rata share of our income, whether or not actually distributed to them.

Current U.S. tax law generally provides that a dividend from a foreign corporation is a “qualifying dividend” rather than an ordinary dividend, if the foreign corporation is eligible for the benefits of a comprehensive income tax treaty with the United States.  A qualifying dividend is subject to U.S. federal income tax at the rate of 15%.  An ordinary dividend is subject to U.S. federal income tax at regular tax rates ranging up to 35%.  In determining the income tax of a partner, each partner takes into account separately his distributive share of qualifying dividends.  The qualifying dividend is treated as if it were realized directly from the source from which it was realized by us.  Under the provisions of the existing comprehensive income tax treaty between Germany and the United States, it is believed that the German Subsidiary is eligible for the benefits of this treaty.  Therefore, a distributive share of dividends paid by the German Subsidiary is treated as being realized directly by each U.S. Tax Person who is an individual Investing Partner and this income should be treated as qualifying dividend income and subject to U.S. federal tax at the rate of 15%.  If the German Subsidiary is a Passive Foreign Investment Company (see discussion below), dividends paid by the German Subsidiary would not be a qualifying dividend, and would be subject to U.S. tax at regular tax rates.

Passive Foreign Investment Company (“PFIC”) Issues
A PFIC is a foreign corporation (i) 75% or more of whose gross income for the taxable year is passive income or (ii) the average percentage of assets (by value) held by such foreign corporation during the taxable year which produce passive income is at least 50%.  A foreign shipping company engaged in international shipping activities is likely not earning passive income if, as planned by us, it earns “time charter” income or otherwise has its own crew and incurs expenses in supervising and managing international shipping activities.  However, if we merely own a vessel and rent the vessel to others who provide their own crew and otherwise operate the vessel, such income would likely be passive rental income.  No assurance can be given that the German Subsidiary will not in the future qualify as a PFIC.  As discussed herein, qualification of the German Subsidiary as a PFIC would have significant adverse tax consequences to U.S. Tax Persons owning our units.  Once a foreign corporation qualifies as a PFIC with respect to a U.S. Tax Person, the foreign corporation will continue to be a PFIC for all future years the equity interests are held by such U.S. Tax Person even though the foreign corporation earns in future years solely active income or otherwise is no longer considered a PFIC.  As discussed further below, a U.S. Tax Person may make certain elections to cure a foreign corporation’s status as a PFIC, in which case the foreign corporation with respect to such U.S. Tax Person will no longer be a PFIC.

Under the PFIC rules, a U.S. Tax Person that owns a direct or indirect interest (such as through us and the Cyprus Subsidiary) in the equity interests of a PFIC during more than one taxable year will generally be subject to special rules with respect to (i) any “excess distribution” (generally, any distribution received by the U.S. Tax Person with respect to such equity interests in a taxable year that are greater than 125% of the annual average distributions received by the U.S. Tax Person in the three preceding years, or if shorter, the U.S. Tax Person’s holding period for the units) and (ii) any gain realized on the sale or other disposition of such equity interests.

Under these rules, (i) the excess distribution or gain will be allocated ratably over the U.S. Tax Person’s holding period for the equity interests, (ii) the amount of excess distribution or gain allocated to the current taxable year and taxable years prior to first taxable year of PFIC status will be taxed as ordinary income and (iii) the amount allocated to each prior taxable year that PFIC status existed will be subject to the highest rate of tax for such taxable year and an interest charge for the deemed deferral benefit at the rate applicable to tax underpayments with respect to the resulting tax attributable to each such other taxable year.  Excess distributions to a partner are deemed to be zero during the taxable year in which the partner first acquires the units.

A U.S. Tax Person must file an annual return on the IRS’ Form 8621 to report certain information with respect of equity interests in any PFIC, including distributions received from and gains realized with respect to, such PFIC.

If the German Subsidiary is determined to be a PFIC and a partner that is a U.S. Tax Person, as applicable, elects to treat its indirect interest in the PFIC as an interest in a “qualified electing fund” (a “QEF”) under the Code, in lieu of the treatment for “excess distributions” discussed above, such partner that is a U.S. Tax Person making the QEF election would be (i) required to include in income each year a portion of the ordinary earnings and net capital gains of the QEF, even if not distributed to us or the partner, without being subject to the interest charge described above; (ii) able to treat subsequent distributions from the QEF first as returns of previously-taxed earnings and then other earnings; and (iii) allowed to report gain from the disposition of shares of stock of the QEF by us or the Cyprus Subsidiary with respect to such partner as long-term capital gain, subject to satisfying the holding period requirements for long-term capital gain treatment and certain exceptions for dividend treatment for such partners that are also U.S. Shareholders if the QEF is also a CFC.  In order to make such election the PFIC must, among other things, supply the IRS with an information statement, and if determined to be in our best interests, the general partner would cause the German Subsidiary to provide such information statement to the IRS.  There can be no assurance that the German Subsidiary which we own through the Cyprus Subsidiary will not qualify as a PFIC or that the German Subsidiary will provide the information necessary for a QEF election.

Controlled Foreign Corporation (“CFC”) Issues
A foreign corporation more than 50% of whose vote or value is owned by “U.S. Shareholders” is a controlled foreign corporation.  For this purpose a U.S. Shareholder is a U.S. Tax Person owning directly, indirectly or constructively, 10% or more of the foreign corporation’s total combined voting power.  If a foreign corporation is a CFC, every person who is a U.S. Shareholder of such corporation and who directly or indirectly owns stock in such corporation on the last day of the taxable year in which the foreign corporation is a CFC, must include in his gross income his pro rata share of the CFC’s “subpart F income” for such year and “increases in investments in U.S. property” made by the CFC during its tax year.  Generally, subpart F income includes passive income earned by a CFC as well as certain types of sales, services or insurance income.  The definition of passive income for CFC purposes is the same as passive income for PFIC purposes.  Although no assurance can be given, while the general partner does not believe that the German Subsidiary would currently be treated as a CFC, the general partner believes that it is likely that the German Subsidiary may be treated as a CFC in future tax years, but it is anticipated that most of the income of the German Subsidiary will not be “subpart F income.”  Additionally, if we or a subsidiary or ours is classified as a CFC, a U.S. Tax Person that directly, indirectly or constructively owns less than 10% of the value of our units, and, with respect to a subsidiary of ours classified as a CFC, has no other direct, indirect or constructive ownership in such CFC, would not be subject to U.S. federal income tax under the CFC rules; but, they might be considered to own an equity interest in a PFIC.  For additional information, see Item 11 – Description of Registrant’s Securities to be Registered under the caption “Legal and Tax Matters – Certain United States Federal Tax Considerations – Passive Foreign Investment Company (“PFIC”) Issues.”

Generally, U.S. Tax Persons earn capital gain income on the sale of shares of a corporation held as investment.  Gain realized by a “U.S. Shareholder” on the sale of shares of a CFC is, to the extent of the U.S. Shareholder’s pro rata share of the CFC’s post-1962 earnings and profits, treated as dividend income.  Any gain in excess of the dividend amount is treated as capital gain income.  In addition, any U.S. Tax Person that becomes a U.S. Shareholder of a CFC during a tax year is required to include certain information returns with its annual tax return.  For additional information, see Item 11 – Description of Registrant’s Securities to be Registered under the caption “Legal and Tax Matters – Certain United Stated Federal Tax Considerations – Information Returns.”

Foreign Income and Withholding Taxes
To the extent we earn income from foreign sources, partners may be subject to foreign income and withholding taxes.  The rate of any such withholding tax may be reduced by applying the provisions of an income tax treaty or other applicable local or regional agreements.  Each partner may be entitled to claim a deduction or foreign tax credit for any such foreign taxes paid for U.S. federal income tax purposes, subject to the limitations under U.S. tax law.  In general, the foreign tax credit claimed by a partner may not exceed the U.S. federal income tax that would be imposed on the foreign-source taxable income of the partner.  The limitation on foreign taxes eligible for the credit is computed separately with respect of specific classes of income.  Thus, in effect, a partner must derive a sufficient amount of foreign source taxable income of the appropriate class in order to obtain the maximum foreign tax credit.  The availability of foreign tax credits also depends on the particular circumstance of each partner.  In addition, U.S. corporations that are deemed to own at least 10% of the voting stock of a foreign corporation may be able to claim a credit for a portion of the foreign corporation’s foreign income tax.

German Withholding Tax
If our operations are profitable or sufficient cash flow otherwise exists, the German Subsidiary is expected to pay dividends to the Cyprus Subsidiary which dividends are subject to the German withholding tax.  If such German withholding tax is 15% or less, U.S. Tax Persons may maximize their available foreign tax credit.  If such German withholding tax is in excess of 15%, U.S. Tax Persons might have foreign tax credits in excess of their limitation which can be carried back one year and carried forward ten years.

The general 21.1% rate of German tax withheld on dividends paid to the Cyprus Subsidiary may be reduced to zero under the EU Parent-Subsidiary Directive or 10% under the Germany-Cyprus income tax treaty.  We intend to claim that the most beneficial withholding tax rate, the zero rate, applies to dividends paid by the German Subsidiary.  To obtain a reduced rate of German withholding tax, the Cyprus Subsidiary must demonstrate that it has a substantial presence in Cyprus and that it was not formed solely to obtain a reduced withholding tax rate.  No assurance can be given that the German tax authorities will agree that the nil or 10% rate of withholding tax is applicable to these dividend distributions.

Cyprus Income Tax
Cyprus imposes a tax at the rate of 10% on Cyprus corporations.  Foreign withholding taxes paid by a Cyprus corporation can be used as a credit against Cyprus corporate income tax.  Cyprus currently imposes an additional special tax of 5%.  It is believed, although no assurance can be given, that the Cyprus Subsidiary is not subject to this additional tax.  Cyprus imposes no withholding tax on dividends paid to non residents of Cyprus.

State and Local Taxes
In addition to the international and U.S. federal income tax consequences described above, the limited partners should consider state and local tax consequences of an investment in us.  The limited partners are urged to consult with their own tax advisors regarding requirements of state and local tax laws and any applicable tax rates.  Certain tax benefits that are available to partners for federal income tax purposes may not be available to partners for state and local tax purposes.

Conclusion
THE FOREGOING IS A SUMMARY OF THE GENERAL PARTNER’S BELIEF AS TO SIGNIFICANT TAX RISKS RELATING TO INVESTMENT IN US.  THIS SUMMARY SHOULD NOT BE INTERPRETED AS A REPRESENTATION THAT THE MATTERS REFERRED TO HEREIN ARE THE ONLY TAX RISKS INVOLVED IN THIS INVESTMENT OR THAT THE MAGNITUDE OF EACH RISK IS NECESSARILY EQUAL OR THAT THE GENERAL PARTNER’S BELIEF AS TO THE TAX TREATMENT OF TAX ISSUES WILL BE ACCEPTED BY THE IRS OR ANY OTHER APPLICABLE TAXING AUTHORITY.

THE LIMITED PARTNERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO ALL TAX CONSEQUENCES OF AN INVESTMENT IN US.

Certain ERISA Considerations
TO ENSURE COMPLIANCE WITH U.S. TREASURY DEPARTMENT CIRCULAR 230, THE LIMITED PARTNERS ARE NOTIFIED THAT:  (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES HEREIN IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY THE LIMITED PARTNERS, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THE LIMITED PARTNERS UNDER THE U.S. INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE MATTERS DESCRIBED HEREIN; AND (C) THE LIMITED PARTNERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM THEIR OWN INDEPENDENT TAX ADVISORS.

The United States Employee Retirement Income Security Act of 1974, as amended, imposes certain requirements on employee benefit plans (as defined in Section 3(3) of ERISA) subject to the provisions of Title I of ERISA, including entities such as collective investment funds and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”), and on those persons who are fiduciaries with respect to ERISA Plans. Investments by ERISA Plans are subject to ERISA’s general fiduciary requirements, including the requirement of investment prudence and diversification.  In addition, ERISA requires the fiduciary of an ERISA Plan to maintain the indicia of ownership of the ERISA Plan’s assets within the jurisdiction of the United States district courts.  The prudence of a particular investment must be determined by the responsible fiduciary of an ERISA Plan by taking into account the ERISA Plan’s particular circumstances and all of the facts and circumstances of the investment including, but not limited to, the fact that we have limited operational history, and the fact that in the future there may be no market in which such fiduciary will be able to sell or otherwise dispose of the units.

Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of an ERISA Plan (as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Code, such as individual retirement accounts (together with ERISA Plans, the “Plans”) and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction.  A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to non-deductible excise taxes and other penalties and liabilities under ERISA and the Code, and the transaction might have to be rescinded.

Governmental plans and certain church plans, while not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code, may nevertheless be subject to local, state or other federal laws that are substantially similar to the foregoing provisions of ERISA and the Code. Fiduciaries of any such plans should consult with their counsel regarding such matters.

The Plan Assets Regulation
The United States Department of Labor has issued a regulation, 29 CFR Section 2510.3-101 (as amended by Section 3(42) of ERISA, the “Plan Assets Regulation”), describing what constitutes the assets of a Plan with respect to the Plan’s investment in an entity for purposes of certain provisions of ERISA, including the fiduciary responsibility provisions of Title I of ERISA, and Section 4975 of the Code.  Under the Plan Assets Regulation, if a Plan invests in an “equity interest” of an entity (which is defined as an interest in an entity other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features) that is neither a ‘‘publicly offered security” nor a security issued by an investment company registered under the Investment Company Act, the Plan’s assets include both the equity interest and an undivided interest in each of the entity’s underlying assets, unless it is established that the entity is an “operating company” or that equity participation in the entity by “benefit plan investors” is not “significant.”  The units will constitute an “equity interest” in us for purposes of the Plan Assets Regulation, and the units will not constitute “publicly offered securities” for purposes of the Plan Assets Regulation.  In addition, we will not be registered under the Investment Company Act.

Significant Participation
Under the Plan Assets Regulation, equity participation in an entity by “benefit plan investors” is “significant” on any date if, immediately after the most recent acquisition of any equity interest in the entity, 25% or more of the value of any class of equity interests in the entity is held by “benefit plan investors.”  For purposes of this determination, the value of equity interests held by a person (other than a benefit plan investor) that has discretionary authority or control with respect to the assets of the entity or that provides investment advice for a fee with respect to such assets (or any affiliate of such a person) is disregarded.  The term “benefit plan investor” is defined in the Plan Assets Regulation as (a) any employee benefit plan (as defined in Section 3(3) of ERISA) that is subject to the provisions of Title I of ERISA, (b) any plan that is subject to Section 4975 of the Code and (c) any entity whose underlying assets include plan assets by reason of a plan’s investment in the entity (to the extent of such plan’s investment in the entity).  Thus, while our assets would not be considered to be “plan assets” for purposes of ERISA so long as “benefit plan investors” own less than 25% of the units, no assurance can be given that participation in us by “benefit plan investors” will not be “significant” at all times.  We have not yet determined whether to rely on this aspect of the Plan Assets Regulation.

Operating Companies
Under the Plan Assets Regulation, an entity is an “operating company” if it is primarily engaged, directly or through a majority-owned subsidiary or subsidiaries, in the production or sale of a product or service other than the investment of capital.  In addition, the Plan Assets Regulation provides that the term operating company includes an entity qualifying as a real estate operating company (“REOC”) or a venture capital operating company (“VCOC”).  An entity is a REOC if: (i) on its “initial valuation date and on at least one day within each annual valuation period,” at least 50% of the entity’s assets, valued at cost (other than short-term investments pending long-term commitment or distribution to investors) are invested in real estate that is managed or developed and with respect to which such entity has the right to substantially participate directly in management or development activities; and (ii) such entity in the ordinary course of its business is engaged directly in the management and development of real estate during the twelve-month period.  The Plan Assets Regulation defines the term “initial valuation date” as the date on which an entity first makes an investment that is not a short-term investment of funds pending long-term commitment.  An entity’s “annual valuation period” is defined as a pre-established period not exceeding 90 days in duration, which begins no later than the anniversary of the entity’s initial valuation date.  Certain examples in the Plan Assets Regulation clarify that the management and development activities of an entity looking to qualify as a REOC may be carried out by independent contractors (including, in the case of a partnership, affiliates of the general partners) under the supervision of the entity.  An entity will qualify as a VCOC if (i) on its initial valuation date and on at least one day during each annual valuation period, at least 50% of the entity’s assets, valued at cost, consist of ‘‘venture capital investments,” and (ii) the entity, in the ordinary course of business, actually exercises management rights with respect to one or more of its venture capital investments.  The Plan Assets Regulation defines the term ‘‘venture capital investments” as investments in an operating company (other than a VCOC) with respect to which the investor obtains management rights.

If participation in us by “benefit plan investors” is “significant,” the general partner intends to operate us in a manner that will enable us to qualify as a VCOC or a REOC or to meet such other exception as may be available to prevent our assets from being treated as assets of any investing Plan for purposes of the Plan Assets Regulation.  The general partner believes, on the basis of the Plan Assets Regulation, that our underlying assets should not constitute “plan assets” for purposes of ERISA.  However, no assurance can be given that this will be the case.

If our assets are deemed to constitute “plan assets” under ERISA, certain of the transactions in which we might normally engage could constitute a non-exempt “prohibited transaction” under ERISA or Section 4975 of the Code. In such circumstances, the general partner, in its sole discretion, may void or undo any such prohibited transaction, and may require each limited partner that is a “benefit plan investor” to withdraw in accordance with our Partnership Agreement upon terms that the general partner considers appropriate.  In addition, if our assets are deemed to be “plan assets,” the general partner may be considered to be a fiduciary under ERISA.

A fiduciary of an ERISA plan or other plan that should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code to such ownership, and to confirm that such ownership does not constitute or result in a non-exempt prohibited transaction or any other violation of ERISA.

The sale of our units to a Plan is in no respect a representation by us, the general partner or any other person associated with the sale of units that such ownership of units meets all relevant legal requirements with respect to ownership by Plans generally or any particular Plan, or that such ownership is appropriate for Plans generally or any particular Plan.

Mandatory Withdrawal
Under the Partnership Agreement, the general partner may require a limited partner to transfer its partnership units if, among other things, failure to do so would require us to register the units under the Securities Act, would require us to register as an investment company under the Investment Company Act or would result in the characterization of our assets as plan assets, or would otherwise subject us or a subsidiary to restrictions that would make it impossible or uneconomical for us or any subsidiary to operate as intended.  The general partner may also liquidate the partnership units of a limited partner that is subject to ERISA if needed to ensure compliance with applicable law.

Required Representations
We will require fiduciaries of Plans proposing to invest in us to represent that they have been informed of and understand our business objectives, policies and strategies and that the decision to invest plan assets in us was made with appropriate consideration of relevant investment factors with regard to the Plan and is consistent with the duties and responsibilities imposed upon fiduciaries with regard to their investment decisions under ERISA.  Each prospective limited partner that is a Plan or a governmental or non-electing church plan will be required to represent and warrant that the acquisition and holding of units does not and will not constitute or result in a non-exempt prohibited transaction under Title I of ERISA or Section 4975 of the Code, or a violation of any similar applicable law.

Governmental Plans
Governmental plans, as defined in Section 3(32) of ERISA, are not subject to Title I of ERISA or Section 4975 of the Code.  However, state laws applicable to certain governmental plans may have provisions that impose restrictions on the investments and management of the assets of such plans that are, in some cases, substantively similar to those under ERISA and the Code discussed above.  It is uncertain whether exemptions and interpretations under ERISA would be recognized by the respective state authorities in such cases.  Also, some state laws prohibit, or impose percentage limitations on investments of a particular type, in obligations or securities of foreign governments or entities, or bar investments in particular countries or businesses operating in such countries.  Fiduciaries of governmental plans, in consultation with their advisers, should consider the impact of their respective state pension laws and regulations on investments in us, as well as the considerations discussed above to the extent applicable.  Such plans should conclude that an investment in us would satisfy such applicable laws.

EACH FIDUCIARY OF A BENEFIT PLAN INVESTOR SUBJECT TO TITLE I OF ERISA, SECTION 4975 OF THE CODE OR SIMILAR LAW SHOULD CONSULT WITH ITS OWN ADVISERS REGARDING THE CONSEQUENCES TO THE BENEFIT PLAN INVESTOR OF ITS OWNERSHIP IN US.

Item 12.  Indemnification of Directors and Officers

Limitation on Liability
To the extent not expressly inconsistent with the Cayman Islands law (“Applicable Law”), no partner, affiliate of the partnership, affiliate of any partner nor any such person’s respective employees, agents, affiliates, heirs, executors, administrators, successors or assigns (collectively, “Indemnitees”) shall be liable, responsible or accountable for any damages, losses, claims, liabilities (whether or not joint and several), expenses, judgments, fines, demands or other amounts, or in any other manner whatsoever to the partnership, any partner or any other person for any action taken or failure to act (including, without limitation, any negligent action or failure to act) on behalf of the partnership within the reasonable scope of the authority conferred on such Indemnitee by the Partnership Agreement or by law, unless the act or inaction giving rise to a claim against such Indemnitee is determined by a court of final jurisdiction to have constituted actual fraud, gross negligence (as determined by Delaware law), willful misconduct or recklessness against the partnership.

Indemnity
To the extent not inconsistent with the Applicable Law, the partnership, its receiver or its trustee, and its successors or assigns, shall indemnify each Indemnitee against and save it harmless from any claim, demand, judgment or liability, and against and from any loss, cost, fee, fine, damage or expense (including, without limitation, attorneys’ fees and court costs), that may be made or imposed upon such Indemnitee by reason of or arising with respect to (a) any act performed for or on behalf of the partnership or in furtherance of the partnership’s business, (b) any inaction on the part of such Indemnitee, (c) any liabilities arising under any foreign, federal and state securities laws to the extent permitted under the Applicable Law, (d) any liabilities arising under any and all other laws as in effect from time to time, or (e) the Indemnitee’s status as a partner or as an employee, consultant or agent of the partnership or any affiliate of the partnership, and regardless of whether brought by a third party, by a partner or by or on behalf of the partnership.  All the benefits of the undertakings and indemnities given in favor of each Indemnitee (other than the general partner) in accordance with this paragraph are given to the general partner in its own capacity and as trustee and agent for the benefit of each Indemnitee, and the general partner declares that it so holds such benefits and any benefits paid or transferred to it or under its control pursuant thereto on such trusts for the benefit of the Indemnitee.

Negligent Acts
The limitation on liability shall not apply, and the indemnification set forth above shall not be made, in any case where the act, acts or inaction giving rise to liability by such Indemnitee is determined by a court of competent jurisdiction to have constituted actual fraud, gross negligence (as determined by Delaware law), willful misconduct or recklessness against the partnership, but shall apply in any case where the act, acts or inaction allegedly giving rise to liability by such Indemnitee is determined by a court of competent jurisdiction to have constituted negligence.

Grounds
Indemnification shall be granted for any action taken whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or on behalf of the partnership.

Payment of Expenses
Expenses, costs and fees (including, without limitation, attorney fees’ and court costs) incurred by an Indemnitee in defending any action or proceeding against which indemnification may be made shall promptly be paid by the partnership in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined by a court of final jurisdiction that such Indemnitee is not entitled to be indemnified by the partnership.

Item 13.  Financial Statements and Supplementary Data

Page Number
Statement on our General Partner’s Financial Condition	69

Report of Independent Registered Public Accounting Firm	70

Consolidated Balance Sheets as of December 31, 2008, 2007 and 2006	71

Consolidated Statements of Operations for the periods ended December 31, 2008, 2007 and 2006 and the period from October 18, 2006 (inception) through December 31, 2008	72

Consolidated Statements of Partners’ Equity for the periods ended December 31, 2008, 2007 and 2006	73

Consolidated Statements of Cash Flows for the periods ended December 31, 2008, 2007 and 2006 and the period from October 18, 2006 (inception) through December 31, 2008	74

Consolidated Statements of Comprehensive Income (Loss) for the periods ended December 31, 2008, 2007 and 2006 and the period from October 18, 2006 (inception) through December 31, 2008	75

Notes to Consolidated Financial Statements	76

STATEMENT ON OUR GENERAL PARTNER’S FINANCIAL CONDITION

Our general partner was formed in October 2006 for the sole purpose of acting as our general partner.  To date, the general partner has received $1,000,000 in equity investment from IMS Holdings, its sole shareholder.  Approximately $990,000 of that amount was used to purchase the 9,900 of our general partner units held by the general partner.  Other than those units and its contractual rights under the current Partnership Agreement and other agreements, the general partner does not have any material assets.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners
III to I Maritime Partners Cayman I, L.P. and Subsidiaries
(Development Stage Companies)

We have audited the accompanying consolidated balance sheets of III to I Maritime Partners Cayman I, L.P. and Subsidiaries (Development Stage Companies) as of December 31, 2008, 2007 and 2006, and the related consolidated statements of operations,  partners’ equity, cash flows and comprehensive income (loss) for the years ended December 31, 2008 and 2007, period from October 18, 2006 (date of inception) through December 31, 2006 and period from October 18, 2006 (date of inception) through December 31, 2008.  These financial statements are the responsibility of the Partnership’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board of the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of III to I Maritime Partners Cayman I, L.P. and Subsidiaries as of December 31, 2008, 2007 and 2006, and the results of their operations and their cash flows for the years ended December 31, 2008 and 2007, period from October 18, 2006 (date of inception) through December 31, 2006 and the period from October 18, 2006 (date of inception) through December 31, 2008 in conformity with U.S. generally accepted accounting principles.

/s/ MCGLADREY & PULLEN, LLP
Dallas, Texas
April 28, 2009

III TO I MARITIME PARTNERS CAYMAN I, L.P. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(DEVELOPMENT STAGE COMPANIES)

	December 31,	December 31,	December 31,
	2008	2007	2006
ASSETS
Cash and cash equivalents	$2,222,196	$5,988,201	$5,266,891
Cash held in escrow	314,500	1,300,000	303,853
Related party receivable	5,940,945	1,545,435	1,000
Other receivables	198,133	-	-
Prepaid assets	100,000	-	-
Property and other assets held for sale	-	3,275,307	-
Other current assets	491,335	379,470	-
Current assets	9,267,109	12,488,413	5,571,744

Vessel construction in progress	80,049,335	48,459,543	7,921,800
On board equipment	811,255	-	-
	80,860,590	48,459,543	7,921,800

Investment in unconsolidated entities	3,575,462	4,042,434	-
Restricted cash	55,967,374	43,064,892	7,921,800
Deferred loan fees	3,771,774	-	-
Other assets	1,426	6,767	18,773

Total assets	$153,443,735	$108,062,049	$21,434,117

LIABILITIES AND PARTNERS' EQUITY
Accounts payable and other accrued liabilities	$2,653,705	$537,147	$321,608
Vessel construction installments payable	10,381,453	-	-
Accrued interest payable	322,220	-	-
Due to related party	850,828	-	187,373
Unaccepted contributions	314,500	-	-
Current portion of long-term debt	34,927,967	3,107,044	-
Liabilities related to property held for sale	-	8,763	-
Current liabilities	49,450,673	3,652,954	508,981

Notes payable to related party, less current portion	1,250,000	-	-
Long-term debt, net of current portion	21,327,408	40,082,000	7,921,800
Total liabilities	72,028,081	43,734,954	8,430,781

Commitments and contingencies
Minority interest	19,170,127	12,953,730	30,758

Partners' equity	62,122,361	51,209,682	12,971,282
Cumulative foreign currency translation adjustment	123,166	163,683	1,296
Total partners' equity	62,245,527	51,373,365	12,972,578

Total liabilities and partners' equity	$153,443,735	$108,062,049	$21,434,117

See Notes to Consolidated Financial Statements.

III TO I MARITIME PARTNERS CAYMAN I, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(DEVELOPMENT STAGE COMPANIES)

				Period From
				October 18,
				2006
			Period Ended	(Inception) to
	Years Ended December 31,		December 31,	December 31,
	2008	2007	2006	2008

Operating expenses:
Professional fees	$1,499,873	$395,232	$516,779	$2,411,884
Brokerage and representation fees	656,250	875,000	-	1,531,250
Other operating expenses	544,831	256,042	38,656	839,529
Total operating expenses	2,700,954	1,526,274	555,435	4,782,663

Other income (expense):
Interest income	2,768,138	1,085,805	12,689	3,866,632
Interest expense	(1,005,205)	(265,506)	(17,057)	(1,287,768)
Foreign currency transaction gain (loss)	(2,129,747)	3,742,963	(83,984)	1,529,232
Equity in income (loss) of unconsolidated entities	46,770	(350,159)	-	(303,389)
Total other income (expense)	(320,044)	4,213,103	(88,352)	3,804,707

Income (loss) before minority interest	(3,020,998)	2,686,829	(643,787)	(977,956)

Minority interest	247,818	63,650	641	312,109

Income (loss) from continuing operations	(2,773,180)	2,750,479	(643,146)	(665,847)
Operating expenses related to discontinued operations	-	(18,580)	-	(18,580)
Net income (loss)	(2,773,180)	2,731,899	(643,146)	(684,427)
Less general partner interest in net income (loss)	(48,712)	86,562	(45,580)	(7,730)
Limited partner interest in net income (loss)	$(2,724,468)	$2,645,337	$(597,566)	$(676,697)

Net income (loss) per limited partner unit:
Basic and diluted	$(4.92)	$8.82	$(14.99)	$(1.74)

Weighted average limited partners' units outstanding	553,741	299,899	39,875	389,497

See Notes to Consolidated Financial Statements.

III TO I MARITIME PARTNERS CAYMAN I, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF PARTNERS’ EQUITY

(DEVELOPMENT STAGE COMPANIES)

				Cumulative
				Foreign
		Class A	Class B	Currency
	General	Limited	Limited	Translation
	Partner	Partners	Partners	Adjustment	Total

Balance October 18, 2006 (date of inception)	$-	$-	$-	$-	$-

Contributions, net of syndication costs	964,858	11,980,319	669,251	-	13,614,428

Net loss	(45,580)	(565,951)	(31,615)	-	(643,146)

Foreign currency translation adjustment	-	-	-	1,296	1,296

Balance at December 31, 2006	919,278	11,414,368	637,636	1,296	12,972,578

Contributions	15,001	30,826,500	4,665,000	-	35,506,501

Net income	86,562	2,440,729	204,608	-	2,731,899

Foreign currency translation adjustment	-	-	-	162,387	162,387

Balance at December 31, 2007	1,020,841	44,681,597	5,507,244	163,683	51,373,365

Contributions, net of syndication costs	(29,572)	11,301,184	2,874,247	-	14,145,859

Receivable from partners	-	(460,000)	-	-	(460,000)

Net loss	(48,712)	(2,369,091)	(355,377)	-	(2,773,180)

Foreign currency translation adjustment	-	-	-	(40,517)	(40,517)

Balance at December 31, 2008	$942,557	$53,153,690	$8,026,114	$123,166	$62,245,527

See Notes to Consolidated Financial Statements.

III TO I MARITIME PARTNERS CAYMAN I, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(DEVELOPMENT STAGE COMPANIES)

				Period From
			Period Ended	October 18, 2006
	Years Ended December 31,		December 31,	(Inception) to
	2008	2007	2006	December 31, 2008

Operating activities:
Net income (loss)	$(2,773,180)	$2,731,899	$(643,146)	$(684,427)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	1,276	-	-	1,276
Amortization of debt issue costs	21,544	-	-	21,544
Minority interest	(247,818)	(63,650)	(641)	(312,109)
Foreign currency transaction (gain) loss	2,129,747	(3,742,963)	83,984	(1,529,232)
Equity in loss of unconsolidated entities	(46,770)	350,159	-	303,389
Changes in assets and liabilities:
Other receivables	(198,133)	-	-	(198,133)
Prepaid and other assets	(227,594)	(364,697)	(18,773)	(611,064)
Accounts payable and accrued expenses	2,139,549	224,302	321,608	2,685,459
Accrued interest payable	322,220	-	-	322,220
Net cash provided by (used in) operating activities	1,120,841	(864,950)	(256,968)	(1,077)

Investing activities:
Due from related party	(4,395,510)	(1,544,435)	-	(5,939,945)
Investment in unconsolidated entities	-	(4,184,100)	-	(4,184,100)
Distribution from unconsolidated entities	332,305	-	-	332,305
Advances for vessel acquisitions	(20,057,917)	(49,923,331)	(7,921,800)	(77,903,048)
Advances for capitalized vessel construction costs	(3,229,749)	-	-	(3,229,749)
Purchase on board equipment	(811,255)	-	-	(811,255)
Purchase of furniture and fixtures	-	(2,767)	-	(2,767)
Proceeds from sale to affiliate	2,922,775	5,692,813	-	8,615,588
Increase in restricted cash	(12,902,482)	(35,143,092)	(7,921,800)	(55,967,374)
Net cash used in investing activities	(38,141,833)	(85,104,912)	(15,843,600)	(139,090,345)

Financing activities:
Proceeds from credit facility	31,985,977	40,147,604	7,921,800	80,055,381
Repayments on credit facility	(17,034,730)	(5,795,960)	-	(22,830,690)
Deferred loan fees	(3,782,997)	-	-	(3,782,997)
Proceeds from related party note payable	1,250,000	3,200,000	186,373	4,636,373
Repayment of related party note payable	-	(3,387,373)	-	(3,387,373)
Payable to related party	850,827	-	-	850,827
Contributions from partners	16,355,000	34,510,354	13,453,965	64,319,319
Unaccepted contributions	314,500	-	-	314,500
Syndication costs	(1,683,641)	-	(143,390)	(1,827,031)
Contributions from minority interests	8,780,980	12,268,503	31,399	21,080,882
Distributions to minority interests	(739,518)	(287,153)	-	(1,026,671)
Net cash provided by financing activities	36,296,398	80,655,975	21,450,147	138,402,520

Effect of exchange rate changes on cash	(3,041,411)	6,035,197	(82,688)	2,911,098

Net increase (decrease) in cash and cash equivalents	(3,766,005)	721,310	5,266,891	2,222,196
Cash and cash equivalents, beginning of period	5,988,201	5,266,891	-	-
Cash and cash equivalents, end of period	$2,222,196	$5,988,201	$5,266,891	$2,222,196

Non-cash operating and investing activities:
Vessel construction installments financed through accounts payable	$10,381,453	$-	$-	$10,381,453

See Notes to Consolidated Financial Statements.

III TO I MARITIME PARTNERS CAYMAN I, L.P. AND SUBSIDIARIES

(DEVELOPMENT STAGE COMPANIES)

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

				Period From
				October 18,
				2006
			Period Ended	(Inception) to
	Years Ended December 31,		December 31,	December 31,
	2008	2007	2006	2008

Net income (loss)	$(2,773,180)	$2,731,899	$(643,146)	$(684,427)

Foreign currency transalation adjustment	(40,517)	162,387	1,296	123,166

Comprehensive income (loss)	$(2,813,697)	$2,894,286	$(641,850)	$(561,261)

See Notes to Consolidated Financial Statements.

III TO I MARITIME PARTNERS CAYMAN I, L.P. AND SUBSIDIARIES

(DEVELOPMENT STAGE COMPANIES)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008

1.      Nature of Partnership’s Business and Summary of Significant Accounting Policies

References herein to III to I Maritime Partners Cayman I, L.P. (“Cayman I”) include III to I Maritime Partners Cayman I, L.P. and its consolidated subsidiaries.  In accordance with the Securities and Exchange Commission’s (“SEC”) “Plain English” guidelines, these financial statements have been written in the first person.  In this document, the words “we”, “our”, “ours” and “us” refer only to III to I Maritime Partners Cayman I, L.P. and its consolidated subsidiaries or to III to I Maritime Partners Cayman I, L.P. or an individual subsidiary and not to any other person.

Nature of the Business

Cayman I, a Cayman Islands limited partnership, was formed October 18, 2006.  Cayman I and its consolidated subsidiaries were formed for the primary purpose of acquiring, managing and operating maritime vessels.  Our primary focus is on anchor-handling tug supply (“AHTS”) vessels, but we also purchased a minority interest in two multipurpose bulk carrier vessels (“mini-bulkers”) and entered into an agreement to purchase a chemical tanker.  We are also authorized to engage in other activities if III to I International Maritime Solutions Cayman Inc., a Cayman Islands corporation (“General Partner”), believes such activities will benefit our core business of shipping operations.  We have issued Class A and Class B limited partner units.  For the year ended December 31, 2008 all of the ships which we consolidate into our operations were under construction; therefore, no operating revenues were reflected in our financial statements.  We have devoted substantially all our efforts to financial planning, debt financing, raising capital, management oversight of ship construction and preparing for the operation and chartering of the ships being constructed.  Accordingly, we are a development stage company as defined by Statement of Financial Accounting Standards (“SFAS”) No. 7, Accounting and Reporting by Development Stage Enterprises.

We have an approximately 96% ownership interest in I-A Suresh Capital Maritime Partners Limited (“Cyprus Subsidiary”), a Cyprus limited liability company.  Suresh Capital Maritime Partners Germany GmbH (“German Subsidiary”), a German limited liability company and a wholly owned subsidiary of the Cyprus Subsidiary, was formed for the purpose of acquiring, managing and operating our AHTS vessels and acquiring a minority interest in the mini-bulkers.

In May 2007, we acquired a 75% limited partnership interest in 12 special purpose entities (“SPVs”) which are Kommanditgesellschafts (“KGs”), German limited partnerships, in order to secure a position in 12 anchor handling tug supply (“AHTS”) vessels available from the Fincantieri Shipyards in Italy with expected deliveries through 2010.  The remaining 25% of each SPV is owned by Reederei Hartmann GmbH & Co. KG (“Reederei Hartmann”), a Hartmann Group company.  Additionally, Hartmann Offshore GmbH (“Hartmann Offshore”), formerly Hartmann Logistik GmbH, a Hartmann Group company, was retained to provide management services for our AHTS vessels.  Each SPV was formed for the purpose of acquiring, managing and operating a single maritime vessel.  In December 2007 and January 2008, we transferred our interest in three of the 12 AHTS SPVs to our affiliate, FLTC Fund I.

During 2007, we also acquired a 49% interest in two additional SPVs, each of which acquired and operates one mini-bulker.  The operations of each mini-bulker are managed by Reederei Hesse GmbH & Co. KG (“Reederei Hesse”) with the remaining 51% ownership held by affiliates of the manager and the Hartmann Group.  See Note 3 for additional information.

Through III to I IMS Holdings, LLC (“IMS Holdings”), the sole shareholder of our general partner, we have paid deposits in connection with our potential acquisition of a chemical tanker.  If acquired, the chemical tanker would be held in a separate SPV owned by our wholly-owned subsidiary, Kronos Shipping I, Ltd (“Kronos”).  The chemical tanker would transport bulk cargos such as chemicals, clean petroleum products and vegoils.

III TO I MARITIME PARTNERS CAYMAN I, L.P. AND SUBSIDIARIES

(DEVELOPMENT STAGE COMPANIES)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008

Profits and losses are allocated in accordance with the Amended and Restated Agreement of Limited Partnership (“Partnership Agreement”).  Distributions, based on available cash flows, are made to the beneficial owners in accordance with the Partnership Agreement.

Our ownership was as follows:

	General Partner		Class A Limited Partners		Class B Limited Partners
	Units	Ownership Interest	Units	Ownership Interest	Units	Ownership Interest	Total Units

October 18, 2006	-	0.00%	-	0.00%	-	0.00%	-
Additions	9,750	6.94	121,065	86.12	9,763	6.94	140,578
December 31, 2006	9,750	6.94	121,065	86.12	9,763	6.94	140,578
Additions	150	0.04	308,265	87.56	43,650	12.40	352,065
December 31, 2007	9,900	2.01	429,330	87.15	53,413	10.84	492,643
Additions	-	0.00	127,395	80.48	30,900	19.52	158,295
December 31, 2008	9,900	1.52%	556,725	85.53%	84,313	12.95%	650,938

Significant Accounting Policies

Principles of Consolidation
The accompanying consolidated financial statements present our consolidated financial position, results of operations and cash flows in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).  Significant intercompany balances and transactions have been eliminated.  We consolidate investments in entities in which we have a majority interest.  Investments in unconsolidated entities where we have the ability to exercise significant influence over operating and financial policies (generally 20% to 50% ownership) are accounted for using the equity method.

Business Geographics
Non-U.S. operations accounted for 100% of our revenues and net income.  Vessels will regularly move between countries in international waters.  It is therefore impractible to assign revenues or earnings from operations by geographical area.

Segment Reporting
Our vessels serve the same type of customer, have similar operations and maintenance requirements, operate in the same regulatory environment and are subject to similar economic characteristics.  Based on this, we have determined that we operate in one reportable segment with respect to vessels which we consolidate in our operations.

Reclassifications
Certain amounts in the consolidated financial statements for the year ended December 31, 2007 have been reclassified to conform with the current year presentation.  The reclassifications had no effect on partners’ equity or net income for the year ended December 31, 2007.

III TO I MARITIME PARTNERS CAYMAN I, L.P. AND SUBSIDIARIES

(DEVELOPMENT STAGE COMPANIES)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008

Use of Estimates
The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Concentrations of Credit Risk
We maintain deposit accounts with U.S. financial institutions that, at times, exceed the federally insured limits and with foreign financial institutions.  Management believes the financial strength of the U.S. and foreign financial institutions minimizes the credit risk related to our deposits.  We have not experienced any losses from this credit risk.

Cash and Cash Equivalents
We consider all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Cash Held in Escrow
We maintain balances in an escrow account, which are restricted from release until conditions of the escrow agreement have been met.  The escrow account is used to hold investor deposits until subscription agreements have been accepted by the depositor, at which time the conditions of the escrow are fulfilled.

Fixed Assets
Vessels are stated at cost less accumulated depreciation.  Vessel costs include acquisition costs directly attributable to the vessel and expenditures made to prepare the vessel for its initial voyage.  Vessels are depreciated on a straight-line basis over their estimated useful lives which have been determined to be 25 years from the initial delivery date from the shipyard.

Depreciation is based on cost less residual value.  The costs of significant replacements, renewals or betterments will be capitalized over the shorter of the vessel’s remaining useful life or the life of the renewal or betterment.  The non-depreciated cost of any asset component being replaced will be written off as part of operating expenses.  Expenditures for routine maintenance and repairs will be expensed as incurred.

Vessel construction in progress represents the cost of acquiring contracts to build vessels, installments paid to the shipyards, certain other payments made to third parties and interest costs incurred during the construction of each vessel until the vessel is substantially complete and ready for its intended use.

Impairment of Long-Lived Assets
We assess long-lived assets for recoverability in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets is measured by comparing the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset.  These evaluations for impairment are significantly impacted by estimates of revenues, costs, expenses and other factors.  If these assets are considered to be impaired, the impairment to be recognized is calculated as the excess of the asset’s carrying value over its fair value.  No indicators of potential impairment were noted for the periods ended December 31, 2008, 2007 or 2006.

Assets Held for Sale
In accordance with SFAS No. 144, assets that we have the intention to sell are classified as held for sale and recorded at the lower of cost or fair value less cost to sell.  If an asset’s fair value less cost to sell, based on discounted future cash flows or market comparisons, is less than its carrying amount, an allowance is recorded against the asset.  The related assets and liabilities are presented separately on the consolidated balance sheet and the results of operations are presented in discontinued operations.

III TO I MARITIME PARTNERS CAYMAN I, L.P. AND SUBSIDIARIES

(DEVELOPMENT STAGE COMPANIES)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008

Restricted Cash
Restricted cash represents the compensating balances required by Berenberg Bank in relation to our outstanding loans.  Once an AHTS vessel has been delivered, a portion of the compensating balances equal to the current outstanding loan amount with regard to the delivered ship will be released and used to repay the associated loan.  See Note 4 for additional information.

Deferred Loan Fees
Costs incurred in connection with the issuance of debt have been capitalized and are being amortized on a straight-line basis to interest expense over the life of the related debt agreements, which does not create a significant difference from the effective interest method.  Deferred loan fees at December 31, 2008 and 2007 amounted to $3,771,774 and $9,927, respectively, net of accumulated amortization of $11,223 and $23,213, respectively.

Minority Interest
The minority interest in our consolidated balance sheet reflects the original investment by minority shareholders in the consolidated subsidiaries along with their proportional share of the earnings or losses of the subsidiaries, which are consolidated in our financial statements, less any distributions received from our consolidated subsidiaries.

Minority interest consists of the following at December 31,:

	2008	2007	2006

Beginning balance	$12,953,730	$30,758	$-
Contribution	8,780,980	12,268,503	31,399
Distributions	(739,518)	(287,153)	-
Net loss	(247,818)	(63,650)	(641)
Foreign currency translation adjustment	(752,571)	1,005,272	-
Interest related to property and other assests held for sale	(173,668)	-	-
Syndication costs	(651,008)	-	-
Ending balance	$19,170,127	$12,953,730	$30,758

Syndication Costs
Syndication costs are costs or fees incurred for financial services including, but not limited to, the procurement of equity at any level within Cayman I.  Such costs are netted against partners’ equity in proportion to the ownership of each class of partner.  See Note 5 for additional information.

Foreign Currency Translation
The functional currency of our subsidiaries is the Euro.  Assets and liabilities of foreign currency-denominated financial statements are translated into the U.S. dollar (“USD”), our functional currency, at the exchange rate as of the balance sheet date.  Revenues, costs and expenses are translated at a weighted-average exchange rate for the reporting period.  Exchange gain and loss adjustments resulting from the translation of the financial statements are reflected in other comprehensive income (loss) in accordance with SFAS No. 52, Foreign Currency Transactions.

During 2008 and 2006, we incurred transaction losses of $2,129,747 and $83,984, respectively, and incurred a gain of $3,742,963 during 2007 related to deposit balances held in Euros.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008

Included in other comprehensive income (loss) are the changes in foreign currency translation adjustments representing a (loss) gain of ($40,517), $162,387 and $1,296 for the periods ended December 31, 2008, 2007 and 2006, respectively, which resulted from the translation of our financial statements from the functional currency of EUR to the reporting currency of USD.

We exclude foreign currency transaction gains and losses resulting from intercompany foreign currency transactions that are long-term in nature from the determination of net income.

Income Taxes
We are not subject to U.S. federal or state income taxes.  Our taxable income and losses are reported on the income tax turns of the respective partners.  Based on the current structure and activity of the Cyprus Subsidiary and on current tax laws in Cyprus, the Cyprus Subsidiary is subject to income tax in Cyprus.  The German Subsidiary is treated as a German corporation for tax purposes and is subject to German corporate income taxes.

German income taxes are accounted for under SFAS No. 109, Accounting for Income Taxes, which requires an assets and liabilities approach to financial accounting and reporting for deferred income taxes.  Deferred income taxes and liabilities are computed for differences between financial statement and tax bases of assets and liabilities that result in taxable or deductible amounts in the future based on enacted laws and rates applicable to the periods in which the differences are expected to affect taxable income.  Valuation allowances may be established to reduce deferred taxes to the amount expected to be realized.  We had no deferred taxes as of December 31, 2008, 2007 or 2006.

In June 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109.  This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

We are subject to foreign income taxes in Cyprus and Germany.  Accordingly, all tax years since inception are still subject to audit by the taxing authorities in those jurisdictions.

Our policy is to recognize potential interest and penalties related to income tax matters in income tax expense.  We believe we have appropriate support for the income tax positions taken and to be taken on our income tax returns and that our accruals for tax liabilities are adequate for all open years based on an assessment of many factors, including past experience and interpretations of tax law applied to the facts of each matter.

Recent Accounting Pronouncements
On January 1, 2008, we adopted SFAS No. 157, Fair Value Measurements.  This Statement defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measurements.  In February 2008, the FASB issued FASB Staff Position (“FSP”) 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13 and FSP 157-2, Effective Date of FASB Statement No. 157.  FSP 157-1 amends SFAS No. 157 to remove certain leasing transactions from its scope.  FSP 157-2 delays the effective date of SFAS No. 157 for all nonfinancial assets and liabilities except those that are recognized or disclosed at fair value in the financial statements on at least an annual basis until January 1, 2009 for calendar year end entities.  We adopted the provisions of SFAS No. 157 for financial assets and liabilities as of January 1, 2008 and there was not a material impact on our consolidated financial statements.  We do not expect the adoption of SFAS No. 157 to have a material impact on our consolidated financial position and results of operations when it is applied to non-financial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities.  Under this statement, we may elect to report financial instruments and certain other items at fair value on a contract-by-contract basis with changes in value reported in earnings.  This election is irrevocable.  SFAS 159 was effective January 1, 2008 and we did not apply the provision of SFAS No. 159.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), Business Combinations.  SFAS No. 141R will significantly change the accounting for business combinations.  Under SFAS No. 141R, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions.  SFAS No. 141R also includes a substantial number of new disclosure requirements and applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  As the provisions of SFAS No. 141R are applied prospectively, we can not determine the impact on our financial results until the transactions occur.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements - An Amendment of ARB No. 51.  SFAS No. 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  This accounting standard is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008.  We expect that the adoption of SFAS No. 160 will not have a material impact on our consolidated financial statements but will change the presentation of our consolidated balance sheet, statements of operations, partners’ equity, cash flows and other comprehensive income.

In November 2008, the FASB ratified Emerging Issues Task Force (“EITF”) 08-6, Equity Method Investment Accounting Considerations.  EITF 08-6 clarifies that the initial carrying value of an equity method investment should be determined in accordance with SFAS No. 141R.  Other-than-temporary impairment of an equity method investment should be recognized in accordance with FSP Accounting Principles Board (“APB”) Opinion 18-1, Accounting by an Investor for Its Proportionate Share of Accumulated Other Comprehensive Income of an Investee Accounted for under the Equity Method in Accordance with APB Opinion No. 18 upon a Loss of Significant Influence.  EITF 08-6 is effective on a prospective basis in fiscal years beginning after December 15, 2008 and interim periods within those fiscal years.  We do not expect the adoption of EITF 08-6 to have a material impact on our consolidated financial position and results of operations.

2.      Maritime Vessels

We have commitments to construct nine maritime vessels.  The estimated cost of each vessel ranges from EUR 37,068,000 ($52,254,760) to EUR 41,995,000 ($59,200,352) for a total commitment of EUR 356,149,000 ($502,063,245).  Under the contracts, installments are due upon certain milestones being met during the construction.  Approximately 30% of the total construction costs require deposits, some of which are funded with equity while others will be funded through draws on our senior loan facility.  Amounts drawn on our senior loan facility require either that each AHTS SPV is fully funded based on the capital as called for in the AHTS SPV company agreements, or provision of a guarantee acceptable to the senior lender.  There were no guarantees outstanding at December 31, 2008, 2007 and 2006.  As of December 31, 2008, 2007 and 2006, we incurred $80,860,590, $48,459,543 and $7,921,800, respectively, in connection with the acquisition of the contracts to build the AHTS vessels.  The AHTS vessels are scheduled to be delivered from February 2009 through April 2010.  Interest related to the debt financing is capitalized as part of the vessel construction costs until the delivery of each vessel.  See Note 4 for additional information.

At December 31, 2008, we accrued EUR 7,364,300 ($10,381,453) owed to the shipyard for the fourth installment on our first two AHTS vessels.  This amount was included in vessel construction in progress and accounts payable and other accrued liabilities on our consolidated balance sheet.  Accordingly, this accrual is a non-cash activity on our consolidated statements of cash flows affecting operating and investing activities.  Since this installment was not paid at December 31, 2008, it is included in the table below as part of our remaining capital expenditure.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008

The table below provides details of our remaining capital expenditure obligation for each vessel.  The figures below include the amounts due to the shipyard, estimated for vessel outfitting upon delivery and owed for vessel construction oversight, commercial and technical management and financial services during construction as described above.  The amounts below include amounts payable by us and our partner in each SPV as well as amounts anticipated to be funded through our credit facilities.

			Less than			Over
SPV Name	Vessel Name	Total	1 year	2-3 Years	4-5 Years	5 Years
Anchor Handling Tug Supply Vessels
6160 – MS Juist	UOS Atlantis	$45,452,252	$45,452,252	$-	$-	$-
6161 – MS Norderney	UOS Challenger	$45,242,912	$45,242,912	$-	$-	$-
6162 – Isle of Baltrum	UOS Columbia	$50,954,736	$50,954,736	$-	$-	$-
6163 – Isle of Langeoog	UOS Discovery	$50,808,407	$50,808,407	$-	$-	$-
6168 – Isle of Amrum	UOS Endeavour	$55,486,215	$55,486,215	$-	$-	$-
6169 – Isle of Sylt	UOS Enterprise	$55,486,215	$11,879,542	$43,606,673	$-	$-
6171 – Isle of Wangerooge	UOS Explorer	$57,337,856	$12,370,118	$44,967,738	$-	$-
6172 – Isle of Neuwerk	UOS Freedom	$57,337,856	$12,370,118	$44,967,738	$-	$-
6173 – Isle of Usedom	UOS Liberty	$57,337,856	$6,273,165	$51,064,691	$-	$-
Chemical Tanker
MD2007-11-12		$41,028,475	$2,270,500	$12,325,000	$26,432,975	$-

3.      Investment in Unconsolidated Entities

During 2007 we purchased a 49% interest in two additional SPVs, Hesse Schiffahrts GmbH & Co. MS “Markasit” KG and ATL Reederei GmbH & Co. MS “Larensediep” KG, each holding a single mini-bulker.  The equity investment made in each SPV was EUR 1,500,000 ($2,161,650 and $2,022,450, respectively, at the prevailing exchange rate at the time the commitments were funded).  Permanent financing at the SPV level amounting to approximately 70% of the vessel cost for each vessel was put in place upon vessel delivery.  The mini-bulker vessels are merchant ships specially designed to transport bulk cargo such as grains, fertilizer, quick lime, soda ash, forest and paper products and cement in their cargo holds.  The mini-bulkers began operations in August and December 2007, and currently operate in liner services between the Baltic area and Northern Spain, Portugal, Mediterranean Sea, Greece, Turkey and Israel where the operator has established long-term partners.

These investments are accounted for under the equity method.  As such, assets, liabilities and results of operations are not consolidated with our operations.  Rather, the net investment in the mini-bulker SPVs is presented on our consolidated balance sheet in investment in unconsolidated entities as a single line item and includes our equity contributions, distributions and interest in the income or loss of each SPV.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008

The following presents summarized financial information for the unconsolidated entities as of December 31, in dollars:

	2008	2007

As of
Assets	$26,294,940	$29,457,908

Liabilities	$19,323,326	$21,093,820
Equity	6,971,614	8,364,088
Total liabilities and equity	$26,294,940	$29,457,908

For the Years Ended
Revenue	$12,571,923	$1,790,523
Expenses	(12,456,762)	(2,505,133)
Net income (loss)	$115,161	$(714,610)

Interest in net income (loss) of unconsolidated entities	$46,770	$(350,159)

The functional currency of the mini-bulker SPVs is the Euro.  The financial statements above were translated from EUR to USD with the balance sheet translated at the currency rate at the balance sheet date and the income statement was translated at the average currency rate for the year.  The equity accounts were translated at historical rates.  The investment in unconsolidated entities on our consolidated balance sheet was translated at the currency rate at the balance sheet date.  The difference of $159,371 between the amount at which the investment is reflected on our consolidated balance sheet, $3,575,462, and 49% of the equity as shown on the financial information above, $3,416,091, is related to the difference in the rates utilized to translate the equity accounts and the investment in unconsolidated entities on our consolidated balance sheet.

4.      Long-Term Debt and Pledged Cash

In November 2006, we entered into a credit facility (“Berenberg Facility”) with Berenberg Bank, a German financial institution, allowing for borrowings up to EUR 26,400,000 ($37,216,080).  Proceeds from borrowings are primarily to be used for the acquisition of AHTS vessels.  The Berenberg Facility is available in multiple tranches with each tranche being directly related to a single AHTS vessel, but secured by restricted cash.  The Berenberg Facility was amended in March and May 2007, increasing the available borrowings to EUR 50,300,000 ($70,907,910) and extending the maturity date to September 2010.  The remaining terms of the Berenberg Facility were not materially changed.

Interest is calculated based on the one-month EURIBOR rate plus a margin of 0.35%.  The weighted-average effective interest rate as of December 31, 2008, 2007 and 2006 was 3.97%, 5.03% and 5.70%, respectively.  Interest is due quarterly but is rolled into the principal amount instead of being paid.  Principal payments are due on each tranche upon the earlier of the delivery date, sale of the related vessel or September 30, 2010.

III TO I MARITIME PARTNERS CAYMAN I, L.P. AND SUBSIDIARIES

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008

The future scheduled minimum payments under the Berenberg Facility based upon the scheduled delivery dates for our AHTS vessel are as follows (in dollars):

			Less than			Over
SPV Name	Vessel Name	Total	1 year	2-3 Years	4-5 Years	5 Years
6160 – MS Juist	UOS Atlantis	$9,647,115	$9,647,115	$-	$-	$-
6161 – MS Norderney	UOS Challenger	9,343,182	9,343,182	-	-	-
6162 – Isle of Baltrum	UOS Columbia	5,148,537	5,148,537	-	-	-
6163 – Isle of Langeoog	UOS Discovery	5,118,839	5,118,839	-	-	-
6168 – Isle of Amrum	UOS Endeavour	5,670,294	5,670,294	-	-	-
6169 – Isle of Sylt	UOS Enterprise	5,890,838	-	5,890,838	-	-
6171 – Isle of Wangerooge	UOS Explorer	5,633,426	-	5,633,426	-	-
6172 – Isle of Neuwerk	UOS Freedom	5,560,618	-	5,560,618	-	-
6173 – Isle of Usedom	UOS Liberty	4,242,526	-	4,242,526	-	-
		$56,255,375	$34,927,967	$21,327,408	$-	$-

A summary of the interest incurred, capitalized and expensed for the periods ended December 31, are as follows (in dollars):

	2008	2007	2006

Interest capitalized to vessel construction in progress:
Beginning of year	$1,017,307	$-	$-
Interest incurred	3,565,263	1,282,813	17,057
Currency translation change related to beginning balance	(43,651)	-	-
Interest related to property and other assests held for sale	(84,786)	-	-
Interest expense	(1,005,205)	(265,506)	(17,057)
End of period	$3,448,928	$1,017,307	$-

Interest paid	$1,005,205	$362,369	$1,115
Interest added to principal on borrowings on Berenberg Facility	$2,560,059	$938,229	$-

Under the Berenberg Facility, we are required to maintain compensating balances as security for the repayment of the borrowings under such facility.  The compensating balances must be equal to or greater than the initial amounts drawn by our German Subsidiary and used to pay deposits on construction of our AHTS vessels.  The compensating balances represent the original tranche balance plus interest earned since the original deposit date.  The tranche balance represents the original loan plus all incurred interest which is rolled into the new loans upon maturity which is usually three months.  As the interest rate earned on the compensating balances is less than the interest charged on the tranche balance, the compensating balances do not fully offset the outstanding tranche balances.  As of December 31, 2008, 2007 and 2006, borrowings of EUR 39,905,920 ($56,255,375), EUR 29,322,455 ($43,189,044) and EUR 6,000,000 ($7,921,800), respectively, were outstanding and the related compensating balance was EUR 39,701,620 ($55,967,374), EUR 29,238,164 ($43,064,892) and EUR 6,000,000 ($7,921,800), respectively.  At December 31, 2008, we had the ability to borrow EUR 10,394,080 ($14,652,535) for additional AHTS vessel investments.

III TO I MARITIME PARTNERS CAYMAN I, L.P. AND SUBSIDIARIES

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008

On November 20, 2008, Kronos entered into a $30,000,000 credit facility (“Deutsche Schiffsbank Facility”) with Deutsche Schiffsbank Aktiengesellschaft (“Deutsche Schiffsbank”).  The Deutsche Schiffsbank Facility also provides for a related guarantee facility of up to $16,320,000 under which Deutsche Schiffsbank will issue two separate guarantees in favor of the sellers of the chemical tanker, Nantong Mingde Heavy Industrsy Stock Co., Ltd. And Jiangxi Topsky Technology Co. Ltd. (“Nantong Mingde”).  The Deutsche Schiffsbank Facility is to be drawn in multiple advances with proceeds used to fund the construction and acquisition of the chemical tanker.  Anthos Shipping Co. Limited (“Anthos”) is the current owner of the contract to purchase the chemical tanker.  We anticipate taking ownership of Anthos upon fulfilling the terms of the Memorandum of Agreement between IMS Holdings and the Schulte Group.  Each pre-delivery advance shall be repaid in full upon delivery of the chemical tanker to Anthos, but no later than March 31, 2012.  Additionally, each delivery advance shall be repaid in 40 installments of $500,000 with a balloon installment in the amount of $10,000,000 payable at the time of the final $500,000 installment which can be no later than March 31, 2022.

Interest on the Deutsche Schiffsbank Facility shall be paid in arrears on the last day of each applicable interest period.  In the event the interest period is longer than six months, interest shall be paid every six months during such interest period and on the last day of any such interest period.  Interest on the borrowings is based upon LIBOR, the London Interbank Offered Rate, plus 1.4% per annum during each interest period.

Pursuant to the terms of the Deutsche Schiffsbank Facility, an arrangement fee of $120,000 was earned and due as of the acceptance of the financing commitment.  This fee was paid by one of our affiliates and was accrued on our consolidated balance sheet at December 31, 2008 as part of due to related party.  Additionally, in relation to the advances and the guarantee facility, a commitment fee of 0.3% per annum on the daily undrawn amount of such advance and unutilized amount of the guarantee facility accrues from the date of the Deutsche Schiffsbank Facility to and including the date of payment thereof.  Such fee is payable quarterly in arrears and on the last day of the commitment period applicable to such advance.  Further, a guarantee commission is payable quarterly in arrears at a rate equal to 1.4% per annum on the daily average maximum amount of the liabilities and obligations of Deutsche Schiffsbank under or pursuant to the guarantees to be issued by Deutsche Shiffsbank in favor of the sellers of the chemical tanker.

From the date of transfer of ownership in Anthos to Kronos through the date of payment of the second installment for the chemical tanker to Nantong Mingde pursuant to the building contract, the Deutsche Schiffsbank Facility will be secured by a cash collateral account with a balance of at least $7,560,000.  Additionally, prior to the delivery of the chemical tanker, the Deutsche Schiffsbank Facility shall be secured by an assignment of the chemical tanker building contract, the related refund guarantee issued by Bank of China Limited in favor of Anthos, a pledge of the equity of Kronos and a guarantee by Anthos.  Upon delivery of the chemical tanker, the Deutsche Schiffsbank Facility will be secured by a mortgage on the chemical tanker including the related deed of covenants and deed of share charges.

We are subject to various covenants associated with the Deutsche Schiffsbank Facility, including but not limited to:

•	payment of dividends;
•	capital infusions from outside investors into Kronos or its subsidiaries;
•	additional financing and/or encumbrances;
•	making loans and advances; and
•	establishment of cash accounts with Deutsche Schiffsbank to serve as security from the time that ownership in Anthos is transferred to Kronos until the second installment has been paid on the vessel.

On December 19, 2008, we entered into a EUR 420,570,000 ($592,877,529) senior loan facility (“Senior Loan”) with Norddeutsche Landesbank Girozentrale (“Nord/LB”) as administrative agent, with a term of 12 years from the delivery of each ship.  The proceeds from the loan will be used to fund preconstruction costs (“Pre-Delivery Facility”), outstanding balances due to the shipyard at delivery and working capital requirements of each AHTS SPV.  A post-delivery credit facility (“Revolving Credit Facility”) in the amount of EUR 84,114,000 ($118,575,506) can also be used to extend the Senior Loan from 12 to 15 years.  However, in no case can the total loans be in excess of 75% of the aggregate costs of all ships covered by the Senior Loan.

III TO I MARITIME PARTNERS CAYMAN I, L.P. AND SUBSIDIARIES

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008

The Senior Loan is a fleet financing arrangement which covers all our AHTS vessels plus the three AHTS vessels held by FLTC Fund I.  The 12 ships serve individually and collectively as the collateral for the Senior Loan.  In connection with the Senior Loan, a commitment fee of 0.20% to 0.45% is due semi-annually in arrears as determined by our bank internal rating class based on the unused Senior Loan balance and the elapsed days within the year.  An agency fee of EUR 10,000 ($14,097) per ship is due each year payable at the end of each quarter until the delivery of the applicable ship.  After the delivery of the applicable AHTS vessel, the agency fee, payable quarterly, will be EUR 5,000 ($7,049) per year per vessel until the Senior Loan is paid in full.

Repayment of the Pre-Delivery Facility of the Senior Loan is guaranteed by Reederei Hartmann who is our minority interest holder and the 25% owner of the three AHTS SPVs of FLTC Fund I.  There is also a financial guarantee for up to 70% of the loan balance issued by SACE S.P.A. of Roma, Italy.

Interest on the borrowings is based upon the EURIBOR, the Euro Interbank Offered Rate.  For the portion of the Senior Loan not guaranteed by SACE S.P.A., the applicable interest rate is EURIBOR plus 1.375% per annum plus a fixed funds cost to be determined prior to each drawdown.  For the portion of the Senior Loan that is guaranteed by SACE S.P.A, the applicable interest rate is EURIBOR plus 1.375% per annum.  With respect to the Revolving Credit Facility, the applicable interest rate is (i) EURIBOR plus 1.600% per annum or (ii) the lenders’ funding costs, as conclusively to be agreed and determined by the lenders, plus 1.600% per annum.  Upon the fifth anniversary of the Senior Loan, each interest rate will be subject to renegotiation.  Interest incurred before the delivery of each AHTS vessel will be rolled into the loan balance of the corresponding tranche of the Senior Loan until ship delivery up to a maximum of EUR 1,000,000 ($1,409,700).  If interest incurred exceeds EUR 1,000,000 ($1,409,700) the excess interest will be due at each interest payment date which can be every three to six months.

A guarantee commission of 1.375% per annum is due to NORD/LB on the loans provided during the pre-delivery stage of each ship up to a loan balance of EUR 240,000,000 ($338,328,000).  The guarantee commission is due and payable each quarter that construction payments are outstanding up to and including the date the construction payments are made.

We are subject to various covenants associated with the Senior Loan such as the payment of dividends, amount of capital infusions from outside investors into the AHTS SPVs, limits on additional financing, restrictions of cargo and weapons, structure and duration of charters related to the ships and establishment of cash accounts with Nord/LB for the cash generated from operations of each AHTS vessel until the Senior Loan is paid in full.

5.      Related Party Transactions

In April 2008, we entered into an agreement, effective January 1, 2008, to retain Dental Community Management, Inc. (“DCMI”), an entity owned in part by Jason M. Morton, a director and the Chief Financial Officer of our General Partner, to perform administrative and professional services (“Services Agreement”).  The Services Agreement was amended and restated in June 2008 and January 2009.  Pursuant to the most recent amendment and restated Services Agreement, the term of such agreement will end on December 31, 2013 with automatic one-year renewal periods thereafter.  Under the Services Agreement, DCMI provides us various general and administrative services, such as technical, commercial, regulatory, financial, accounting, treasury, tax and legal staffing and related support services.  In exchange for such services, we paid a monthly non-accountable administrative fee of $25,000 through April 2008 and $60,000 from May to December 2008.  The monthly fee will increase to $100,000 beginning January 1, 2009.

In November 2006, we entered into a management agreement (“Management Agreement”) with Suresh Capital Maritime Holdings, LLC (“SCMH”), which has an approximate 2% ownership in our Cyprus Subsidiary.  The Management Agreement provided for a management fee of $4,200,000, payable in 12 installments of $350,000 each.  The initial installment was paid in October 2006.  The remaining installments were due at the beginning of each quarter commencing January 2007 and ending July 2009.

III TO I MARITIME PARTNERS CAYMAN I, L.P. AND SUBSIDIARIES

(DEVELOPMENT STAGE COMPANIES)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008

Effective January 1, 2007, the terms of the Management Agreement were amended.  We entered into a letter agreement with SCMH (“Letter Agreement”) which replaced the Management Agreement.  The Letter Agreement provides for us to advance funds as a loan, which are unsecured, totaling $3,237,500 to SCMH on a quarterly basis.  The Letter Agreement provides for repayment of the advances with interest at a rate equal to 5% per annum.  As of December 31, 2008 and 2007, the amount receivable from SCMH in connection with the Letter Agreement was $1,661,782 and $1,444,745, respectively, including accrued interest of $118,798 and $44,745, respectively.

As of December 31, 2008 and 2007, we had $4,278,164 and $100,690, including accrued interest of $283,164 and $690, respectively, due from IMS Holdings resulting from short-term advances we made to IMS Holdings relating to the acquisition of the chemical tanker prior to the formation of Kronos.  Each advance bears interest at 8% with a final maturity date of December 2018.

During October 2008, we were advanced $1,000,000 in the form of a loan from III:I Emerging Market Partners Real Estate Investment Fund I, L.P. (“EMP Fund I”), an affiliate of our General Partner.  This loan, which is unsecured, bears an interest rate of 12% and matures in October 2010.  In connection with this loan, we paid a $20,000 commitment fee to EMP Fund I upon execution of the promissory note.  This fee was included in interest expense on our consolidated statement of operations.  The loan balance at December 31, 2008 was $1,001,041, including $1,041 of accrued interest.

During December 2008, we were advanced $250,000 in the form of a loan from III to I Financial Management Research, L.P., an affiliate of our General Partner.  This loan, which is unsecured, bears an interest rate of 12% and matures in December 2018.  The loan balance at December 31, 2008 was $251,233, including $1,233 of accrued interest.

During 2007, we were advanced $3,200,000 in the form of a loan from III:I Emerging Market Partners, L.L.C., an affiliate of our General Partner, with an interest rate of 12% and a maturity date of April 2017.  The loan was repaid in full during 2007, including accrued interest of $224,413 which was included in interest expense on our consolidated statement of operations for 2007.

As of December 31, 2006, we had $187,373 due to an affiliate of the General Partner resulting from a short-term advance.  This loan was paid in full in March 2007.

During 2007, we sold our interest in two AHTS SPVs to our affiliate, FLTC Fund I, in exchange for cash in the amount of EUR 3,957,465 ($5,692,814) which represented our carrying value of the AHTS SPVs on the date of transfer; therefore, no gain or loss was recognized on these transactions.

During January 2008, we sold our interest in an additional AHTS SPV to FLTC Fund I in exchange for cash in the amount of EUR 2,119,478 ($3,107,367) which approximated our carrying value of the AHTS SPV on the date of transfer; therefore, no gain or loss was recognized on this transaction.  Additionally, the assets and liability of this AHTS SPV were shown as property and other assets held for sale and liabilities related to property held for sale on our consolidated balance sheet at December 31, 2007.  The operations related to this AHTS SPV were shown as operating expenses related to discontinued operations on our consolidated statement of operations at December 31, 2007.

During 2008 and 2007, the AHTS SPVs paid EUR 375,000 ($528,638) and EUR 1,500,000 ($2,209,350), respectively, in construction fees to Reederei Hartmann, the minority interest owner of the AHTS SPVs.  These fees are included in vessel construction in progress.

III TO I MARITIME PARTNERS CAYMAN I, L.P. AND SUBSIDIARIES

(DEVELOPMENT STAGE COMPANIES)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008

Each AHTS SPV entered into a contract with the German Subsidiary, whereby the German Subsidiary or its assignee will provide financial services including, but not limited to, the procurement of equity during the building period of the relevant AHTS vessel.  Under such agreements, the German Subsidiary would have received fees of EUR 500,000 payable in four equal installments, each due at (i) the beginning of steel cutting, (ii) installation of the main engines, (iii) launching of the vessel and (iv) delivery of the completed vessel.  The German Subsidiary subcontracted the requirement to provide these services and the right to receive these payments to Suresh Capital Consulting & Finance Ltd., Maritime Funding Group LLC and Churada Investments Limited which are affiliates of SCMH.  During 2008 and 2007, we paid EUR 875,000 ($1,233,488) and EUR 750,000 ($1,104,675), respectively, in syndication costs.  These costs are included as an offset to minority interest and partners’ equity on our consolidated balance sheet.  The table below provides the amounts outstanding under these agreements as of December 31, 2008.

			Less than			Over
SPV Name	Vessel Name	Total	1 year	2-3 Years	4-5 Years	5 Years
Anchor Handling Tug Supply Vessels
6160 – MS Juist	UOS Atlantis	$176,213	$176,213	$-	$-	$-
6161 – MS Norderney	UOS Challenger	176,213	176,213	-	-	-
6162 – Isle of Baltrum	UOS Columbia	528,638	528,638	-	-	-
6163 – Isle of Langeoog	UOS Discovery	528,638	528,638	-	-	-
6168 – Isle of Amrum	UOS Endeavour	528,638	528,638	-	-	-
6169 – Isle of Sylt	UOS Enterprise	528,638	352,425	176,213	-	-
6171 – Isle of Wangerooge	UOS Explorer	528,638	352,425	176,213	-	-
6172 – Isle of Neuwerk	UOS Freedom	528,638	352,425	176,213	-	-
6173 – Isle of Usedom	UOS Liberty	528,638	176,213	352,425	-	-
Total fees outstanding		$4,052,892	$3,171,828	$881,064	$-	$-

6.      Fair Value of Financial Instruments

Fair value is defined under SFAS No. 157 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  Valuation techniques used to measure fair value under SFAS No. 157 must maximize the use of the observable inputs and minimize the use of unobservable inputs.  The standard established a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable.
•
Level 1 - Quoted prices in active markets for identical assets or liabilities. These are typically obtained from real-time quotes for transactions in active exchange markets involving identical assets.

•
Level 2 - Quoted prices for similar assets and liabilities in active markets; quoted prices included for identical or similar assets and liabilities that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets. These are typically obtained from readily-available pricing sources for comparable instruments.

•
Level 3 - Unobservable inputs, where there is little or no market activity for the asset or liability.  These inputs reflect the reporting entity’s own assumptions about the assumptions that market participants would use in pricing the asset or liability, based on the best information available in the circumstances.

We currently do not have any assets or liabilities that would require valuation under SFAS No. 157.  We do not have any outside investments, derivatives or marketable securities.

III TO I MARITIME PARTNERS CAYMAN I, L.P. AND SUBSIDIARIES

(DEVELOPMENT STAGE COMPANIES)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008

The estimated fair value of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate their carrying amounts due to the relatively short period to maturity of these instruments.  The estimated fair value of all debt as of December 31, 2008, 2007 and 2006 approximated the carrying value since the loans are renewed every three months at the current interest rates at renewal.  These fair values were estimated based on our current incremental borrowing rates for similar types of borrowing arrangements, when quoted market prices were not available.  The estimates presented above are not necessarily indicative of the amounts that would be realized in a current market exchange.

7.      Legal Proceedings

We may in the future be involved as a party to various legal proceedings, which are incidental to the ordinary course of business.  We regularly analyze current information and, as necessary, provide accruals for probable liabilities on the eventual disposition of these matters.  In the opinion of management, as of December 31, 2008, there were no threatened or pending legal matters that would have a material impact on our consolidated results of operations, financial position or cash flows.

8.      Subsequent Events

In January 2009, two of our AHTS SPVs entered into short-term agreements with Reederei Hartmann whereby Reederei Hartmann agreed to advance funds to pay the fourth installment payment due to the shipyard with respect to the first two AHTS vessels to be delivered.  Such advances are due upon the delivery of the applicable completed AHTS vessel.  These advances were necessary because the shipyard invoiced the installment payments before the Senior Loan was in place, therefore the Pre-Delivery Facility was not available.  The loan associated with the first AHTS vessel was paid in full upon the delivery of such vessel.

On March 6, 2009 and March 11, 2009, respectively, two of our AHTS SPVs, MS Juist and MS Norderney, entered into forward sales of a portion of their future expected US Dollar charter revenue, to hedge the currency risk related to expenses and debt redemption that are denominated in EUR.   The forward sale contracts total $10,800,000 and $7,500,000, respectively.  The contract for MS Juist covers the one year period beginning May 26, 2009, and the contract for MS Norderney covers the period from May 20, 2009 and runs through November 26, 2009.

On March 27, 2009, one of our AHTS SPVs, MS Juist, entered into an interest rate swap agreement, which begins February 2010 and expires February 2019, in order to hedge the risk of rising interest rates related to the Senior Loan Facility with Nord/LB, which is based on three-month EURIBOR.  Through this agreement, we have fixed our debt service cost related to MS Juist at 3.465% plus the applicable margin plus funding costs.

On January 31, 2009, in order to comply with the conditions of the Senior Loan Facility, we passed a Resolution increasing the total share capital of one of our AHTS SPVs, Isle of Usedom, from EUR 13,500,000 ($19,030,950) to EUR 38,000,000 ($53,568,600).  This resulted in an increase in our capital commitment to Isle of Usedom from EUR 10,125,000 ($14,273,213) to EUR 28,500,000 ($41,176,450).

On February 27, 2009, the vessel UOS Atlantis was delivered to our AHTS SPV, MS Juist.  We accepted a drawdown on the Senior Loan Facility on February 25, 2009 related to the upcoming delivery totaling EUR 35,047,500 ($44,689,067).  The proceeds were used to pay the fifth and final installment to Fincantieri totaling EUR 26,201,700 ($33,409,788), and to repay the advance from Reederei Hartmann totaling EUR 3,686,400 ($4,700,529) plus accrued interest thereon.

In April 2009, we entered into an agreement whereby the partnership contributed the amount of the aggregate outstanding principal and interest on the promissory notes between us and IMS Holdings to Kronos as an additional contribution of capital.  Also pursuant to this agreement, Kronos used this contribution to purchase from IMS Holdings the rights in the Memorandum of Agreement with the Schulte Group for the purchase of the chemical tanker for this same amount.  IMS Holdings used the funds received to repay the principal and interest on the outstanding notes to us.

III TO I MARITIME PARTNERS CAYMAN I, L.P. AND SUBSIDIARIES

(DEVELOPMENT STAGE COMPANIES)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008

Effective January 1, 2009, we entered into an Amended and Restated Shareholders’ Agreement in our Cyprus Subsidiary.  As a result of this agreement, the Letter Agreement with SCMH was terminated.

On April 28, 2009, having received proper approval, we adopted the Second Amended and Restated Agreement of Limited Partnership.

On April 28, 2009, we underwent a reorganization whereby the minority shareholders in our Cyprus Subsidiary contributed their share in the Cyprus Subsidiary in exchange for our newly created Class D units.  Pursuant to our current Partnership Agreement and the Equity Contribution Agreement, the parties agreed to treat the contribution and issuance of the Class D units as effective on April 1, 2009.  As a result of the reorganization, we now own 100% of our Cyprus Subsidiary.  Pursuant to its terms, the shareholders agreement at our Cyprus Subsidiary terminated as a result of our Equity Contribution Agreement.

Item 14.  Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Item 15.  Financial Statements and Exhibits

Financial Statements

Page Number
Statement on our General Partner’s Financial Condition	69
Report of Independent Registered Public Accounting Firm	70
Consolidated Balance Sheets as of December 31, 2008, 2007 and 2006	71
Consolidated Statements of Operations for the periods ended December 31, 2008, 2007 and 2006 and the period from October 18, 2006 (inception) through December 31, 2008	72
Consolidated Statements of Partners’ Equity for the periods ended December 31, 2008, 2007 and 2006	73
Consolidated Statements of Cash Flows for the periods ended December 31, 2008, 2007 and 2006 and the period from October 18, 2006 (inception) through December 31, 2008	74
Consolidated Statements of Comprehensive Income (Loss) for the periods ended December 31, 2008, 2007 and 2006 and the period from October 18, 2006 (inception) through December 31, 2008	75
Notes to Consolidated Financial Statements	76

Exhibits

Exhibit Number	Title of Document

2.1*
Equity Contribution Agreement, dated as of April 23, 2009, by and among III to I Maritime Partners Cayman I, L.P., I-A Suresh Capital Maritime Partners Limited, III to I International Maritime Solutions Cayman, Inc., Suresh Capital Maritime Holdings, LLC, Suresh Capital Partners, LLC and The Maritime Funding Group, Inc. Irrevocable Trust.

3.1*	Certificate of Registration of Exempted Limited Partnership of III to I Maritime Partners Cayman I, L.P.

3.2*	Statement in Terms of Section 9 of the Exempted Limited Partnership Law (as amended) of III to I Maritime Partners Cayman I, L.P.

3.3*	Statement in Terms of Section 10 of the Exempted Limited Partnership Law (as amended) of III to I Maritime Partners Cayman I, L.P.

3.4*	Second Amended and Restated Agreement of Limited Partnership of III to I Maritime Partners Cayman I, L.P.

3.5*	Certificate of Incorporation of III to I International Maritime Solutions Cayman, Inc.

3.6*	Memorandum & Articles of Association of III to I International Maritime Solutions Cayman, Inc.

4.1*	Form of Certificate for Units of the Partnership.

4.2*	Second Amended and Restated Agreement of Limited Partnership of III to I Maritime Partners Cayman I, L.P. (included as Exhibit 3.4 above).

10.1*
Loan, Guarantee Facility and Credit Facility Agreement, dated as of December 19, 2008, by and among Norddeutsche Landesbank Girozentrale, as Lender, Mandated Lead Arranger and Agent, the lenders party thereto, ATL Offshore GmbH & Co. MS “Juist” KG, ATL Offshore GmbH & Co. MS “Norderney” KG, ATL Offshore GmbH & Co. “Isle of Baltrum” KG, ATL Offshore GmbH & Co. “Isle of Langeoog” KG, ATL Offshore GmbH & Co. “Isle of Amrum” KG, ATL Offshore GmbH & Co. “Isle of Sylt” KG, ATL Offshore GmbH & Co. “Isle of Wangerooge” KG, ATL Offshore GmbH & Co. “Isle of Neuwerk” KG, ATL Offshore GmbH & Co. “Isle of Usedom” KG, ATL Offshore GmbH & Co. “Isle of Fehmarn” KG, ATL Offshore GmbH & Co. “Isle of Memmert” KG, and ATL Offshore GmbH & Co. “Isle of Mellum” KG, as jointly and severally liable borrowers.

10.2*	Loan Agreement, dated as of November 20, 2008, by and between Kronos Shipping I, Ltd., as Borrower and Deutsche Schiffsbank Aktiengesellschaft, as Lender.

10.3*	Supplemental Letter, dated as of February 4, 2009, by and among Kronos Shipping I, Ltd., the Schulte Group, III to I Maritime Partners Cayman I, L.P. and Anthos Shipping Co. Limited.

10.4*
Master Agreement for Financial Derivatives Transactions, dated as of November 2008, by and between Kronos Shipping I, LP c/o Walkers SPV Limited and Deutsche Schiffsbank Aktiengesellschaft, Bremen und Hamburg.

10.5*	Credit Facility, dated as of November 29, 2006, by and among Joh. Berenberg, Gossler & Co. KG, Suresh Capital Maritime Partners Germany GmbH and III to I Maritime Partners Cayman I, L.P.

10.6*
Amendment Agreement No. 1 to the Credit Facility, dated as of March 13, 2007, by and among Suresh Capital Maritime Partners Germany GmbH, III to I Maritime Partners Cayman I, L.P. and Joh. Berenberg, Gossler & Co. KG.

10.7*
Amendment Agreement No. 2 to the Credit Facility, dated as of May 4, 2007, by and among Suresh Capital Maritime Partners Germany GmbH, III to I Maritime Partners Cayman I, L.P. and Joh. Berenberg, Gossler & Co. KG.

10.8*	Amended and Restated Memorandum of Agreement, dated as of April 25, 2009, by and between Kronos Shipping I, Ltd. and the Conway Shipping Co. Ltd.

10.9*	Contract, dated as of January 8, 2009, by and between Reederei Hartmann GmbH & Co. KG and ATL Offshore GmbH & Co. MS “Norderney” KG.

10.10*	Standard Texas Lease, dated as of June 15, 2007, by and between Peterson Place Partners, Ltd. and Cain, Watters & Associates, P.C.

10.11*
Second Amended and Restated Agreement to Perform Administrative and Professional Services, dated as of January 5, 2009, by and between III to I Maritime Partners Cayman I, L.P. and Dental Community Management, Inc.

10.12*	Sale and Assignment of a Limited Share (Fehmarn), dated as of December 27, 2007, by and between Suresh Capital Maritime Partners Germany GmbH and I-B Suresh Capital Maritime Partners Limited.

10.13*	Sale and Assignment of a Limited Share (Mellum), dated as of December 27, 2007, by and between Suresh Capital Maritime Partners Germany GmbH and I-B Suresh Capital Maritime Partners Limited.

10.14*	Sale and Assignment of a Limited Share (Memmert), dated as of December 27, 2007, by and between Suresh Capital Maritime Partners Germany GmbH and I-B Suresh Capital Maritime Partners Limited.

10.15*	Sale and Assignment of a Limited Share (Markasit), dated as of January 31, 2009, by and between Suresh Capital Maritime Partners Germany GmbH and Reederei Hartmann GmbH & Co. KG.

10.16*	Sale and Assignment of a Limited Share (Larensiediep), dated as of January 31, 2009, by and between Suresh Capital Maritime Partners Germany GmbH and Reederei Hartmann GmbH & Co. KG.

10.17*	Share Transfer Agreement SCMP, dated as of February 2009, by and between Reederei Hartmann GmbH & Co., KG and Suresh Capital Maritime Partners Germany GmbH.

10.18*	Shipbuilding Contract for the supply of one A.H.T.S. Vessel Fincantieri no. 6160, dated September 22, 2006, between ATL Offshore GmbH and Fincantieri Cantieri Navali Italiani S.p.A.

10.19*	Shipbuilding Contract for the supply of one A.H.T.S. Vessel Fincantieri no. 6161, dated September 22, 2006, between ATL Offshore GmbH and Fincantieri Cantieri Navali Italiani S.p.A.

10.20*	Shipbuilding Contract for the supply of one A.H.T.S. Vessel Fincantieri no. 6162, dated November 3, 2006, between ATL Offshore GmbH & “Isle of Baltrum” and Fincantieri Cantieri Navali Italiani S.p.A.

10.21*
Shipbuilding Contract for the supply of one A.H.T.S. Vessel Fincantieri no. 6163, dated November 3, 2006, between ATL Offshore GmbH & Isle of Langeoog KG and Fincantieri Cantieri Navali Italiani S.p.A.

10.22*	Shipbuilding Contract for the supply of one A.H.T.S. Vessel Fincantieri no. 6168, dated January 30, 2007, between ATL Offshore GmbH and Fincantieri Cantieri Navali Italiani S.p.A.

10.23*	Shipbuilding Contract for the supply of one A.H.T.S. Vessel Fincantieri no. 6169, dated January 30, 2007, between ATL Offshore GmbH and Fincantieri Cantieri Navali Italiani S.p.A.

10.24*	Shipbuilding Contract for the supply of one A.H.T.S. Vessel Fincantieri no. 6171, dated March 20, 2007, between ATL Offshore GmbH and Fincantieri Cantieri Navali Italiani S.p.A.

10.25*	Shipbuilding Contract for the supply of one A.H.T.S. Vessel Fincantieri no. 6172, dated March 20, 2007, between ATL Offshore GmbH and Fincantieri Cantieri Navali Italiani S.p.A.

10.26*	Shipbuilding Contract for the supply of one A.H.T.S. Vessel Fincantieri no. 6173, dated March 20, 2007, between ATL Offshore GmbH and Fincantieri Cantieri Navali Italiani S.p.A.

10.27*
Contract (Financial Services Agreement), dated September 7, 2007, between ATL Offshore GmbH & Co. “Isle of Amrum” KG and Suresh Capital Maritime Partners Germany GbmH with Side Letter No. 1, dated September 8, 2007, and Side Letter No. 2, dated September 16, 2008.

10.28**
Agreement, by and among III to I Maritime Partners Cayman I, L.P., III to I International Maritime Solutions Cayman, Inc., III to I IMS Holdings LLC, IMS Capital Partners, LLC and Kronos Shipping I, Ltd.

21.1*	List of Subsidiaries of III to I Maritime Partners Cayman I, L.P.

*	Filed herewith.
**	To be filed by amendment.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

III to I Maritime Partners Cayman I, L.P.
(Registrant)

	By:	III to I International Maritime Solutions Cayman, Inc.
Its General Partner

	By:	/s/ JASON M. MORTON
Jason M. Morton
Director and Chief Financial Officer
(Duly authorized to sign this registration statement on behalf of the Registrant)
Date: April 30, 2009

Exhibits

Exhibit Number	Title of Document

2.1*
Equity Contribution Agreement, dated as of April 23, 2009, by and among III to I Maritime Partners Cayman I, L.P., I-A Suresh Capital Maritime Partners Limited, III to I International Maritime Solutions Cayman, Inc., Suresh Capital Maritime Holdings, LLC, Suresh Capital Partners, LLC and The Maritime Funding Group, Inc. Irrevocable Trust.

3.1*	Certificate of Registration of Exempted Limited Partnership of III to I Maritime Partners Cayman I, L.P.

3.2*	Statement in Terms of Section 9 of the Exempted Limited Partnership Law (as amended) of III to I Maritime Partners Cayman I, L.P.

3.3*	Statement in Terms of Section 10 of the Exempted Limited Partnership Law (as amended) of III to I Maritime Partners Cayman I, L.P.

3.4*	Second Amended and Restated Agreement of Limited Partnership of III to I Maritime Partners Cayman I, L.P.

3.5*	Certificate of Incorporation of III to I International Maritime Solutions Cayman, Inc.

3.6*	Memorandum & Articles of Association of III to I International Maritime Solutions Cayman, Inc.

4.1*	Form of Certificate for Units of the Partnership.

4.2*	Second Amended and Restated Agreement of Limited Partnership of III to I Maritime Partners Cayman I, L.P. (included as Exhibit 3.4 above).

10.1*
Loan, Guarantee Facility and Credit Facility Agreement, dated as of December 19, 2008, by and among Norddeutsche Landesbank Girozentrale, as Lender, Mandated Lead Arranger and Agent, the lenders party thereto, ATL Offshore GmbH & Co. MS “Juist” KG, ATL Offshore GmbH & Co. MS “Norderney” KG, ATL Offshore GmbH & Co. “Isle of Baltrum” KG, ATL Offshore GmbH & Co. “Isle of Langeoog” KG, ATL Offshore GmbH & Co. “Isle of Amrum” KG, ATL Offshore GmbH & Co. “Isle of Sylt” KG, ATL Offshore GmbH & Co. “Isle of Wangerooge” KG, ATL Offshore GmbH & Co. “Isle of Neuwerk” KG, ATL Offshore GmbH & Co. “Isle of Usedom” KG, ATL Offshore GmbH & Co. “Isle of Fehmarn” KG, ATL Offshore GmbH & Co. “Isle of Memmert” KG, and ATL Offshore GmbH & Co. “Isle of Mellum” KG, as jointly and severally liable borrowers.

10.2*	Loan Agreement, dated as of November 20, 2008, by and between Kronos Shipping I, Ltd., as Borrower and Deutsche Schiffsbank Aktiengesellschaft, as Lender.

10.3*	Supplemental Letter, dated as of February 4, 2009, by and among Kronos Shipping I, Ltd., the Schulte Group, III to I Maritime Partners Cayman I, L.P. and Anthos Shipping Co. Limited.

10.4*
Master Agreement for Financial Derivatives Transactions, dated as of November 2008, by and between Kronos Shipping I, LP c/o Walkers SPV Limited and Deutsche Schiffsbank Aktiengesellschaft, Bremen und Hamburg.

10.5*	Credit Facility, dated as of November 29, 2006, by and among Joh. Berenberg, Gossler & Co. KG, Suresh Capital Maritime Partners Germany GmbH and III to I Maritime Partners Cayman I, L.P.

10.6*
Amendment Agreement No. 1 to the Credit Facility, dated as of March 13, 2007, by and among Suresh Capital Maritime Partners Germany GmbH, III to I Maritime Partners Cayman I, L.P. and Joh. Berenberg, Gossler & Co. KG.

10.7*
Amendment Agreement No. 2 to the Credit Facility, dated as of May 4, 2007, by and among Suresh Capital Maritime Partners Germany GmbH, III to I Maritime Partners Cayman I, L.P. and Joh. Berenberg, Gossler & Co. KG.

10.8*	Amended and Restated Memorandum of Agreement, dated as of April 25, 2009, by and between Kronos Shipping I, Ltd. and the Conway Shipping Co. Ltd.

10.9*	Contract, dated as of January 8, 2009, by and between Reederei Hartmann GmbH & Co. KG and ATL Offshore GmbH & Co. MS “Norderney” KG.

10.10*	Standard Texas Lease, dated as of June 15, 2007, by and between Peterson Place Partners, Ltd. and Cain, Watters & Associates, P.C.

10.11*
Second Amended and Restated Agreement to Perform Administrative and Professional Services, dated as of January 5, 2009, by and between III to I Maritime Partners Cayman I, L.P. and Dental Community Management, Inc.

10.12*	Sale and Assignment of a Limited Share (Fehmarn), dated as of December 27, 2007, by and between Suresh Capital Maritime Partners Germany GmbH and I-B Suresh Capital Maritime Partners Limited.

10.13*	Sale and Assignment of a Limited Share (Mellum), dated as of December 27, 2007, by and between Suresh Capital Maritime Partners Germany GmbH and I-B Suresh Capital Maritime Partners Limited.

10.14*	Sale and Assignment of a Limited Share (Memmert), dated as of December 27, 2007, by and between Suresh Capital Maritime Partners Germany GmbH and I-B Suresh Capital Maritime Partners Limited.

10.15*	Sale and Assignment of a Limited Share (Markasit), dated as of January 31, 2009, by and between Suresh Capital Maritime Partners Germany GmbH and Reederei Hartmann GmbH & Co. KG.

10.16*	Sale and Assignment of a Limited Share (Larensiediep), dated as of January 31, 2009, by and between Suresh Capital Maritime Partners Germany GmbH and Reederei Hartmann GmbH & Co. KG.

10.17*	Share Transfer Agreement SCMP, dated as of February 2009, by and between Reederei Hartmann GmbH & Co., KG and Suresh Capital Maritime Partners Germany GmbH.

10.18*	Shipbuilding Contract for the supply of one A.H.T.S. Vessel Fincantieri no. 6160, dated September 22, 2006, between ATL Offshore GmbH and Fincantieri Cantieri Navali Italiani S.p.A.

10.19*	Shipbuilding Contract for the supply of one A.H.T.S. Vessel Fincantieri no. 6161, dated September 22, 2006, between ATL Offshore GmbH and Fincantieri Cantieri Navali Italiani S.p.A.

10.20*	Shipbuilding Contract for the supply of one A.H.T.S. Vessel Fincantieri no. 6162, dated November 3, 2006, between ATL Offshore GmbH & “Isle of Baltrum” and Fincantieri Cantieri Navali Italiani S.p.A.

10.21*
Shipbuilding Contract for the supply of one A.H.T.S. Vessel Fincantieri no. 6163, dated November 3, 2006, between ATL Offshore GmbH & Isle of Langeoog KG and Fincantieri Cantieri Navali Italiani S.p.A.

10.22*	Shipbuilding Contract for the supply of one A.H.T.S. Vessel Fincantieri no. 6168, dated January 30, 2007, between ATL Offshore GmbH and Fincantieri Cantieri Navali Italiani S.p.A.

10.23*	Shipbuilding Contract for the supply of one A.H.T.S. Vessel Fincantieri no. 6169, dated January 30, 2007, between ATL Offshore GmbH and Fincantieri Cantieri Navali Italiani S.p.A.

10.24*	Shipbuilding Contract for the supply of one A.H.T.S. Vessel Fincantieri no. 6171, dated March 20, 2007, between ATL Offshore GmbH and Fincantieri Cantieri Navali Italiani S.p.A.

10.25*	Shipbuilding Contract for the supply of one A.H.T.S. Vessel Fincantieri no. 6172, dated March 20, 2007, between ATL Offshore GmbH and Fincantieri Cantieri Navali Italiani S.p.A.

10.26*	Shipbuilding Contract for the supply of one A.H.T.S. Vessel Fincantieri no. 6173, dated March 20, 2007, between ATL Offshore GmbH and Fincantieri Cantieri Navali Italiani S.p.A.

10.27*
Contract (Financial Services Agreement), dated September 7, 2007, between ATL Offshore GmbH & Co. “Isle of Amrum” KG and Suresh Capital Maritime Partners Germany GbmH with Side Letter No. 1, dated September 8, 2007, and Side Letter No. 2, dated September 16, 2008.

10.28**
Agreement, by and among III to I Maritime Partners Cayman I, L.P., III to I International Maritime Solutions Cayman, Inc., III to I IMS Holdings LLC, IMS Capital Partners, LLC and Kronos Shipping I, Ltd.

21.1*	List of Subsidiaries of III to I Maritime Partners Cayman I, L.P.

*	Filed herewith.
**	To be filed by amendment.